As filed with the Securities and Exchange Commission on June 16, 2006

                        Registration No. 333-132909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________________________________

Amendment No. 1 to

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________________________

IDAHO GENERAL MINES, INC

(Exact Name of Registrant as specified in its charter)

IDAHO	1061	91-0232000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 North Post St., Suite 610 Spokane, WA 99201 (509) 838-1213	Matthew F. Russell 10 North Post St., Suite 610 Spokane, WA 99201 (509) 838-1213
(Address and telephone number of principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

____________________________________

With copies to:

Gary J. Kocher

Kristy T. Harlan

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

Ph: (206) 623-7580

Fax: (206) 623-7022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

_____________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act,

check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act

Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act

Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

____________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 Par Value Per Share	39, 814,140 shares	$2. 63	$104,711,188	$11,204(3)

(1)

Includes up to 18,283,235 shares of common stock issuable upon exercise of warrants.  In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.  The estimate is based on the last reported sale price of our common stock on June 12 , 2006.

(3)

A registration fee of $12,188 was previously paid with respect to this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 16 , 2006

PROSPECTUS

Idaho General Mines, Inc.

39, 814,140 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 39, 814,140 shares of common stock from time to time by certain of our shareholders , or persons who may become our shareholders upon the exercise of outstanding warrants. We refer to these persons throughout this prospectus as the “selling shareholders ..”  We will not receive any proceeds from the sale of the common stock offered under this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “IGMI”. On June 14 , 2006, the last reported sale price of our common stock was $2. 50 .. We have applied to list our common stock on the American Stock Exchange.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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TABLE OF CONTENTS

Page

INTRODUCTION	iii
TECHNICAL REPORT	iii
CONVERSION TABLE	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	13
BUSINESS	18
MOLYBDENUM: PRICES, DEMAND AND SUPPLY	45
MANAGEMENT	58
EXECUTIVE COMPENSATION	62
TRANSACTIONS WITH MANAGEMENT AND OTHERS	65
DESCRIPTION OF SECURITIES	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69
SHARES ELIGIBLE FOR FUTURE SALE	70
SELLING SHAREHOLDERS	71
PLAN OF DISTRIBUTION	7 6
EXPERTS	7 7
LEGAL MATTERS	7 7
WHERE YOU CAN FIND MORE INFORMATION	7 8
GLOSSARY	7 9
INDEX TO FINANCIAL STATEMENTS	F-1

___________________________________

You should rely only on the information contained in this prospectus.  We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not making an offer to sell and are not seeking offers to buy these securities in any jurisdiction where such an offer or sale is not permitted.

You should assume that the information appearing herein is accurate as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospectus may have changed since that date.

ii

INTRODUCTION

In this prospectus, unless otherwise noted, the terms “we,” “our”, “us”, “our company” and “IGMI” refer to Idaho General Mines, Inc.

Many of the terms used in our industry are technical in nature.  We have included a glossary towards the end of this prospectus that explains other technical terms we use in this prospectus.

TECHNICAL REPORT

The mineralization and economic estimates of our 53-year mining plan included in this prospectus are reported in summary form in our report entitled “Phase 2 Mine Feasibility Study - Mount Hope Project” dated December 2005, which is also referred to within this prospectus as the “Technical Report”, which was prepared by and under the supervision of Mr. John M. Marek, an employee of Independent Mining Consultants, Inc. (“IMC”) of Tucson, AZ.  Portions of the information in the sections “Summary – The Mount Hope Project – Geology and Mineralization”, “Summary – The Mount Hope Project – Project Feasibility” and “Business – Description of the Mount Hope Project” are based on assumptions, qualifications and procedures which are set out in summary form in the Technical Report.

References made in this prospectus to the “Feasibility Study” refer to both our Phase 1 Mine Feasibility Study for the Mount Hope Project prepared by IMC, the results of which were first reported in a press release on April 25, 2005, and the above-referenced Technical Report, the results of which were first reported in a press release dated October 14, 2005.

CONVERSION TABLE

For ease of reference, the following conversion factors are provided:

Imperial Measure	Metric Unit	Imperial Measure	Metric Unit
1 acre	= 0.4047 hectare	1 mile	= 1.6093 kilometers
1 foot	= 0.3048 meter	1 troy ounce	= 31.1035 grams
1 gram per metric tonne	= 0.0292 troy ounce/ short ton	1 square mile	= 2.59 square kilometers
1 short ton (2,000 pounds)	= 0.9072 tonne	1 hectare	= 100 square kilometers
1 tonne	= 1,000 kg or 2,204.6 pounds (lbs)	1 acre	= 2.471 hectares
1 hectare	= 10,000 square meters

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PROSPECTUS SUMMARY

The following is a summary of our company and should be read together with the more detailed information and financial data and statements contained in this prospectus.  This summary does not contain all of the information you should consider before investing in our securities.  You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” before making an investment decision.

Overview

We are in the business of the exploration, development and, if warranted, the mining of properties containing molybdenum, as well as silver, gold, and associated base metals and other specialty metals.  Our principal asset is the Mount Hope Project, a primary molybdenum deposit located in Eureka County, Nevada, United States.  On November 12, 2004, we were granted an exclusive one year option to lease the Mount Hope mineral property from Mount Hope Mines, Inc. (“MHMI”).  We exercised this option on October 19, 2005, which resulted in us being granted a 30-year renewable lease with a royalty provision.   On June 6, 2006, we submitted a Plan of Operations with respect to the Mount Hope Project to the United States Bureau of Land Management (the “BLM”), the lead agency reviewing our applications for mining permits.  We estimate that permitting may take between 20-30 months, but the timing is dependent, in part, on the timing of agency actions over which we have no control. Furthermore, construction, if warranted after the completion of permitting, may take an additional 18 -24 months, depending on whether the project construction is expedited.

The Technical Report, which includes estimates of mineralized material to be mined, mine plans, and an economic analysis of the Mount Hope Project, along with other scientific and technical information, was completed in December 2005.  The plans for the Mount Hope Project provide for an open pit mine with a processing plant, including a flotation mill and concentrate roaster, which would allow for on-site molybdenum oxide production of technical grade molybdenum oxide (“TMO”).  Based on the estimates set forth in the Technical Report, we expect the Mount Hope Project may have up to a 53-year mine life and during that time we estimate that we may mine and process approximately 14,600 thousand tonnes (“K tonnes”) per year for the initial 11 years and 18,250 K tonnes of ore per year from year 12 to year 53.  Production of molybdenum (also referred to as “Mo”) at the Mount Hope Project over the potential 53 years may total approximately 1.3 billion lbs or, on average, approximately 24.5 million lbs per year.

The world market price of molybdenum averaged over $30/lb during 2005, according to Platt’s Metals Week average dealer oxide prices. As of June 7 , 2006 the average dealer oxide price of molybdenum was approximately $ 26.00 - $27 ..00/lb.  The price of molybdenum referred to in this prospectus, unless otherwise noted, is the average price of contained molybdenum metal in TMO as given as United States dealer oxide prices.

As our current focus is on the development of the Mount Hope Project, we do not expect to generate revenues from operations before production of molybdenum begins at the Mount Hope Project.

Our senior management team has significant mining industry, plant design, and construction experience.  Prior to their employment with us, they held senior management positions with major resource companies, including Freeport-McMoRan Copper & Gold Inc., Zambia Consolidated Copper Mines, Phelps Dodge Corporation, and Exxon Minerals Company.   They have also held substantive positions with large engineering-design-construction and mining consulting firms in the US.

Our principal executive offices are located at 10 North Post Street, Suite 610, Spokane, Washington, United States, 99201.

Corporate Strategy and Strengths

Our corporate strategy is to successfully complete the permitting, engineering, and construction work at the Mount Hope Project to develop a mine and processing facility and commence molybdenum production.

We believe we offer investors opportunities associated with:

·

a primary molybdenum deposit with anticipated cash costs that would currently place the Mount Hope Project among the lowest cost primary molybdenum producers in the world;

·

a long-life, low cost project which may produce a total of approximately 1.3 billion lbs of molybdenum over its potential 53-year mine life;

·

a strong, proven management team with experience in exploration, mine development and operations;

·

a generally favorable regulatory climate with respect to permitting and operating mines in Nevada; and

  industry trends that demonstrate an increasing demand for molybdenum in a global economy with rapid growth in China, Asia, and the United States.

Our longer-term corporate strategy is to develop and operate the Mount Hope Project as well as a molybdenum roaster which may provide the Company with the cash flow to develop additional molybdenum and non-molybdenum mineral properties.

RISK FACTORS

An investment in our securities involves substantial risks.  Prospective purchasers should consider the following risk factors in connection with other information contained in this prospectus before making a decision to purchase the securities offered.  Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

You may lose your entire investment in our securities

An investment in our securities is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in our securities.

Our profitability depends largely on the success of our Mount Hope Project, the failure of which would have a material adverse effect on our financial condition

We are focused primarily on the development of our Mount Hope Project.  Accordingly, our profitability depends largely upon the successful development and operation of this project.  We are currently incurring losses and we expect to continue to incur losses until molybdenum production begins at the Mount Hope Project.  We cannot assure you that we will achieve production at the Mount Hope Project or that we will ever be profitable even if production is achieved.  The failure to successfully develop the Mount Hope Project would have a material adverse effect on our financial condition, results of operations and cash flows.  Even if we are successful in achieving production, an interruption in operations at Mount Hope that prevents us from extracting ore from the Mount Hope Project for any reason would have a material adverse impact on our business.

We require and may not be able to obtain substantial additional financing in order to fund our operations and if we are successful in raising additional capital, it may have a dilutive and other adverse effects on our shareholders

We will require substantial additional capital to develop the Mount Hope Project and to construct the mining and processing facilities at any site chosen for mining.  We estimate that following the completion of permitting and engineering at the Mount Hope Project, the initial capital costs for the development of the Mount Hope Project are approximately $412.6 million, including working capital and contingencies, but excluding reclamation bonding requirements, inflation, interest and other financing costs.  The estimated capital costs of the Mount Hope Project are based on the Technical Report, and those estimates could change after the detailed engineering process has been completed.  We have limited financial resources, do not generate operating revenue, and must finance our Mount Hope Project development costs by other means.  We cannot assure you that we will be able to obtain the necessary financing for the Mount Hope Project on favorable terms or at all.  Additionally, if the actual costs to complete the development of the Mount Hope Project are significantly higher than we expect, we may not have enough funds to cover these costs and we may not be able to obtain other sources of financing.  The failure to obtain all necessary financing would prevent us from achieving production at the Mount Hope Project and impede our ability to become profitable.

We are currently reviewing the technical merits of some of our interests in properties other than the Mount Hope Project, including the Hall-Tonopah property.  See “Business – Other Properties”.  We will also require significant additional capital to permit and/or commence mining activities at this or any of our other potential projects.  We cannot assure you that we will be able to obtain the financing necessary to exercise this option and we cannot assure you that we will be able to obtain the necessary financing to commence exploration activities on any of our other properties, should we decide to do so.

If additional financing is not available, or available only on terms that are not acceptable to us, we may be unable to fund the development and expansion of our business, attract qualified personnel, take advantage of business opportunities or respond to competitive pressures.  Any of these events may harm our business. Also, if we raise funds by issuing additional shares of our common stock or debt securities convertible into common stock, our shareholders will experience dilution, which may be significant, to their ownership interest in us. If we raise funds by issuing shares of a different class of stock other than our common stock or by issuing debt, the holders of such different classes of stock or debt securities may have rights senior to the rights of the holders of our common stock.  In December 2005, we filed a Preliminary Prospectus with the OSC to conduct an initial public offering of our common stock in Canada.   We have determined not to proceed with the Canadian offering at this time but we may do so at a later date, depending on market conditions and other factors.  However, there can be no assurance that we will be successful in conducting such an offering in Canada or elsewhere.

If we expand our current operations to opportunities other than the Mount Hope Project, any such expansion may divert funds and personnel from the Mount Hope Project

We are currently focused primarily on the development of our Mount Hope Project.  However, we have other properties and will have other opportunities to expand our operations in the future.  If we engage in projects other than the Mount Hope Project, it may divert our working capital and management attention away from the Mount Hope Project, which could adversely affect our profitability.

Fluctuations in the market price of molybdenum and other metals could adversely affect the value of our company and our securities

The profitability of mining operations is directly related to the market price of the metals being mined.  The market prices of base and precious metals such as molybdenum, copper, gold and silver fluctuate widely and are affected by numerous factors beyond the control of any mining company.  These factors include fluctuations with respect to the rate of inflation, the exchange rates of the US dollar and other currencies, interest rates, global or regional political and economic conditions and banking crises, global and regional demand, production costs in major molybdenum producing areas and a number of other factors.  Any drop in the price of molybdenum and other metals important to our operations would adversely impact our revenues, profits and cash flows.  In particular, a sustained low molybdenum price could:

·

cause suspension of our mining operations at our Mount Hope Project, if such operations become uneconomic at the then-prevailing molybdenum price, thus further reducing revenues;

·

prevent us from fulfilling our obligations under our agreements or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, our properties; and

·

have a negative effect on the availability of financing to us.

Furthermore, the need to reassess the feasibility of any of our projects if molybdenum prices decline could cause substantial delays or might interrupt operations until the reassessment can be completed.  Mineral reserve calculations and life-of-mine plans using significantly lower molybdenum prices could result in reduced estimates of mineral reserves and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

The volatility in metals prices is illustrated by the quarterly average price ranges from January 2001 through December 2005 for the following metals: Molybdenum (lb) $2.25 – $34.00; Gold (oz) $256.25 – $494.80; Silver (oz) $4.24 – $8.35; Copper (lb) $0.67 – $2.05.  Average molybdenum prices are quoted in Platt’s Metals Week.  Average gold and silver prices are from the London Metal Exchange, and average copper prices are from Comex, a division of the New York Mercantile Exchange.

Our profitability is subject to demand for molybdenum, and any decrease in that demand, or increase in the world’s supply, could adversely affect our results of operations

Molybdenum is used primarily in the steel industry.  The demand for molybdenum from the steel industry and other industries may decline due to a number of factors.  A sustained low molybdenum demand (particularly from China) could cause suspension of our mining operations at our Mount Hope Project.  A sustained significant increase in supply could also adversely affect our results. The robustness of the expansion in demand for metals such as molybdenum, is currently fuelled in large part by, and is dependent upon, the growth in Asia.

We may not be able to obtain or renew licenses, rights and permits required to develop or operate our mines, or we may encounter environmental conditions or requirements which would adversely affect our business

In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations.  In addition to requiring permits for the development of the mine, we will need to obtain various mining and environmental permits during the life of the project.  Obtaining and renewing the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on our part.  The duration and success of our efforts to obtain or renew permits will be contingent upon many variables not within our control, including the environmental conditions at the location of the Mount Hope Project.  Obtaining or renewing environmental protection permits, including the approval of reclamation plans, may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority.  We will be required to obtain approval from the BLM for the rights to develop our Mount Hope Project.  We will also need to successfully complete the National Environmental Policy Act (“NEPA”) process of review and public scrutiny and obtain various state and federal permits including water discharge, waste facility and pit dewatering permits before we can mine and produce molybdenum products at our Mount Hope Project.  There can be no assurance that all necessary permits will be obtained and, if obtained, will be renewed, or that in each case the costs involved will not exceed those that we previously estimated.  It is possible that the costs and delays associated with compliance with such standards and regulations could become such that we would not proceed with the development or operation of a mine or mines.

The development of the Mount Hope Project may be delayed, which could result in increased costs or an inability to complete the development of the Mount Hope Project

We may experience delays in developing the Mount Hope Project.  These delays may affect the timing of development of the project, and could increase its development costs, affect its economic viability, or prevent us from completing its development.

The timing of development of the Mount Hope Project depends on many factors, some of which are beyond our control, including:

·

timely issuance of permits and licenses;

·

procurement of additional financing;

·

acquisition of surface land and easement rights required to develop and operate the project;

·

completion of basic engineering; and

·

construction of the project.

In addition, factors such as fluctuations in the market price of molybdenum and in foreign exchange or interest rates, as well as international political unrest, could adversely affect our ability to obtain adequate financing to fund the development of the project on a timely basis.

Our mineralization and reserve estimates are uncertain, and any material inaccuracies in those estimates could adversely affect the value of our mineral reserves

There are numerous uncertainties inherent in estimating mineralization and reserves, including many factors beyond our control.  The estimation of mineralization and reserves is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.  Results of drilling, metallurgical testing, production, and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates.  No assurances can be given that the volume and grade of mineralization and reserves recovered and rates of production will not be less than anticipated.  Assumptions about prices are subject to greater uncertainty and metals prices have fluctuated widely in the past.  Declines in the market price of specialty, base or precious metals also may render mineralization and reserves containing relatively lower grades of ore uneconomic to exploit.  Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect mineralization and reserves.

Any material inaccuracies in our production estimates could adversely affect our results of operations

We have prepared estimates of future molybdenum production. We cannot assure you that we will ever achieve our production estimates or any production at all. Our production estimates depend on, among other things:

·

the accuracy of our mineralization and reserves estimates;

·

the accuracy of assumptions regarding ore grades and recovery rates;

·

ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics;

·

the accuracy of estimated rates and costs of mining and processing; and

·

our ability to obtain all permits and construct a processing facility at Mount Hope.

Our actual production may vary from our estimates if any of our assumptions prove to be incorrect. With respect to the Mount Hope Project, we do not have the benefit of actual mining and production experience in verifying our estimates, which increases the likelihood that actual production results will vary from the estimates.

Mining is inherently dangerous and subject to conditions or events beyond our control, and any operating hazards could have a material adverse effect on our business

Mining at the Mount Hope Project will involve various types of risks and hazards, including: environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structure cave-in or slides, flooding, fires and interruption due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.  We may not be able to obtain insurance to cover these risks at economically feasible premiums and some types of insurance may be unavailable or too expensive to maintain.  We may suffer a material adverse effect on our business and the value of our securities may decline if we incur losses related to any significant events that are not covered by our insurance policies.

Our operations make us susceptible to environmental liabilities that could have a material adverse effect on us

Mining is subject to potential risks and liabilities associated with the potential pollution of the environment and the necessary disposal of mining waste products occurring as a result of mineral exploration and production.  Insurance against environmental risk (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to us (or to other companies in the minerals industry) at a reasonable price.  To the extent that we become subject to environmental liabilities, the satisfaction of any such liabilities would reduce funds otherwise available to us and could have a material adverse effect on us.  Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

There is no guarantee that legal title to the properties in which we have an interest will not be challenged, which could result in the loss of our rights in those properties

The ownership and validity, or title, of unpatented mining claims are often uncertain and may be contested.  A successful claim contesting our title or interest to a property will cause us to lose our rights to mine that property.  In addition, the success of such a claimant could result in our not being compensated for our prior expenditures relating to the property.

Mineral exploration and mining activities require compliance with a broad range of laws and regulations, and compliance with or violation of these laws and regulations may be costly

Mining operations and exploration activities are subject to national and local laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health and safety, waste disposal, toxic substances, land use, environmental protection, reclamation obligations and mine safety.  In order to comply with applicable laws and regulations, we may be required to make capital and operating expenditures or to close an operation until a particular problem is remedied.  In addition, if our activities violate any such laws and regulations, we may be required to compensate those suffering loss or damage, and may be fined if convicted of an offense under such legislation.  We may also incur additional expenses and the Mount Hope Project may be delayed as a result of changes and amendments to such laws and regulations.

Land reclamation requirements for exploration properties may be burdensome and may divert funds from our exploration programs

Although variable, depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies, as well as companies with mining operations, in order to minimize long term effects of land disturbance.  Reclamation may include requirements to control dispersion of potentially deleterious effluents and to reasonably re-establish pre-disturbance land forms and vegetation.  In order to carry out reclamation obligations imposed on us in connection with our mineral exploration, we must allocate financial resources that might otherwise be spent on further exploration programs.

Non-compliance with our Mount Hope Lease could result in loss of our rights to develop the Mount Hope Project and may adversely affect our business

We lease the Mount Hope Project from Mount Hope Mines, Inc. under the Mount Hope Lease.  The terms of the Mount Hope Lease are described under “Business – Description of the Mount Hope Project – Lease Agreement”.  Failure to comply with the terms of the Mount Hope Lease (which principally require us to make prescribed payments on or before certain prescribed dates) could result in loss of our rights to develop the Mount Hope Project.  Any loss of rights under the Mount Hope Lease would have a material adverse effect on us and our ability to generate revenues.

Our ability to operate our company effectively could be impaired if we lose key personnel

We depend on the services of key executives, including Robert L. Russell, our chairman and Chief Executive Officer, and a small number of experienced executives and personnel focused on the development of the Mount Hope Project.  Additionally, the number of persons skilled in the development and operation of mining properties is limited and significant competition exists for these individuals.  We cannot assure you that we will be able to employ key personnel or that we will be able to attract and retain qualified personnel in the future.  We do not maintain “key person” life insurance to cover our executive officers.  Due to the relatively small size of our company, our failure to retain or attract key personnel may delay or otherwise adversely affect the development of the Mount Hope Project, which would have a material adverse effect on our business.

We may not be able to attract and retain the additional personnel we will need to develop any of our projects, including the Mount Hope Project

We are a small company with a limited operating history.  As of May 19 , 2006, we had 10 employees.  The development of any of our proposed projects, including the Mount Hope Project, will place substantial demands on us.  We will be required to recruit additional personnel and to train, motivate and manage these new employees.  There can be no assurance that we will be successful in attracting and retaining such personnel.

The mining industry is an intensely competitive industry, and we may have difficulty effectively competing with other mining companies in the future

Mines have limited lives and, as a result, we must continually seek to replace and expand our mineralization and reserves through the acquisition of new properties. Significant competition exists for the acquisition of properties producing or capable of producing copper, gold and other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which may have greater financial resources and larger technical staffs than we have. As a result of this competition, we may be unable to acquire attractive mining properties on acceptable terms.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent changes and currently proposed changes in the rules and regulations which govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  We are a small company with a limited operating history and no revenues or profits, which may influence the decisions of potential candidates we may recruit as directors or officers.  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

Any adverse results from evaluation of our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our common stock

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, we will be required to furnish a report by management on our internal controls over financial reporting.  Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective.  This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls.  Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

While we believe our internal control over financial reporting is effective for our current operations, we will be required to assemble the system and processing documentation and perform the evaluation needed to comply with Section 404, which is both costly and challenging. We cannot be certain that we will be able to complete our evaluation, testing and any required remediation in a timely fashion.  During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective.  If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

Failure to comply with the new rules may also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage.  The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

Our common stock has a limited public market, which may adversely affect the market price of our shares and make it difficult for you to sell your shares

Although our shares are currently traded on the OTC Bulletin Board in the United States, our common stock currently has a very limited public market.  On February 14, 2006, we filed an application to list our common stock on the American Stock Exchange ( AMEX ) ..  There is no assurance, however, that we will meet the initial or continued listing criteria for AMEX and you should not invest based on the assumption that our common stock will be so listed.  Even if we are successful in listing our common stock on AMEX, there can be no assurance that an active and liquid trading market will ever develop for our common stock.  Such a failure may have a material adverse impact on the market price of our shares and the ability to dispose of our common stock in a timely manner or at all.

Future sales of our common stock may adversely affect our share price and our financing needs may have a dilutive impact on our shareholders

Sales of a substantial number of our shares in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock.  In addition to the 39, 814,140 shares covered by this prospectus, we intend to register additional shares of common stock subject to issuance under our stock plan.  Substantially all of our other outstanding shares of common stock are available for resale in the US public market subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

If these securities are covered by an effective registration statement in the United States or resales of these securities are otherwise exempt from the registration requirements of the Securities Act, they will be freely tradable , other than any shares sold by our affiliates.  As we register shares of our common stock, and as restrictions on resale end, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.  We make no prediction as to the effect, if any, that future sales of common stock, or the availability of common stock for future sale, will have on the market price of our common stock prevailing from time to time.

We do not anticipate paying cash dividends in the foreseeable future

We do not plan to pay cash dividends on our common stock in the foreseeable future.  The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions, and other factors.

Our officers and directors own a significant percentage of our common stock, which may limit your ability to influence corporate matters and discourage third parties from making a tender offer or bid to acquire us

As of May 19 , 2006, Robert L. Russell, our President and Chief Executive Officer and a director, together with R. David Russell, a director and Robert Russell’s son, and Matthew F. Russell, our Chief Operating Officer and Executive Vice President – Operations and Robert Russell’s son, beneficially owned 15. 0 % of our common stock.  As of May 19 , 2006, the remaining executive officers and directors collectively beneficially owned 8.3 % of our common stock.  Together, these shareholders could influence the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, which may discourage third parties from making a tender offer or bidding to acquire us.  The interests of these shareholders may differ or conflict with the interests of our other shareholders.

United States broker-dealers may be discouraged from effecting transactions in our common stock because they are considered a penny stock and are subject to the penny stock rules

Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended (the “1934 Act”) impose sales practice and disclosure requirements on certain United States broker-dealers who engage in certain transactions involving a “penny stock”.  Subject to certain exceptions, a penny stock generally includes any unlisted equity security that has a market price of less than $5.00 per share.  The additional sales practice and disclosure requirements imposed upon United States broker-dealers may discourage United States broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and impede the sale of our common stock in the secondary market.

A United States broker-dealer selling penny stock to anyone other than an established customer or “accredited investor”, generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the United States broker-dealer or the transaction is otherwise exempt.  In addition, the penny stock regulations require the United States broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the United States broker-dealer or the transaction is otherwise exempt.  A United States broker-dealer is also required to disclose commissions payable to the United States broker-dealer and the registered representative and current quotations for the securities.  Finally, a United States broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus, other than the exercise price paid to us upon exercise of any warrants held by the selling shareholders ..

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of our company, the Mount Hope Project and our other projects, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  We use the words “may”, “will”, “believe”, “expect”, “anticipate”, “intend”, “future”, “plan”, “estimate”, “potential” and other similar expressions to identify forward-looking statements.  Forward-looking statements may include, but are not limited to, statements with respect to the following:

·

the timing and possible outcome of pending regulatory and permitting matters;

·

the parameters and design of our planned initial mining facilities at the Mount Hope Project;

·

future financial or operating performances of our company and our projects;

·

the estimation and realization of mineral reserves, if any;

·

the timing of exploration, development and production activities and estimated future production, if any;

·

estimates related to costs of production, capital, operating and exploration expenditures;

·

requirements for additional capital;

·

government regulation of mining operations, environmental conditions and risks, reclamation and rehabilitation expenses;

·

title disputes or claims;

·

limitations of insurance coverage; and

·

the future price of molybdenum, gold, silver or other metals.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including those identified under “Risk Factors” and elsewhere in this prospectus.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, our actual results could differ materially from those expressed in these forward-looking statements, and any events anticipated in the forward-looking statements may not actually occur.  Except as required by law, we undertake no duty to update any forward-looking statements after the date of this prospectus to conform those statements to actual results or to reflect the occurrence of unanticipated events. We qualify all forward-looking statements contained in this prospectus by the foregoing cautionary statements.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock was traded on the over the counter market in the Pink Sheets until July 26, 2004.  Since July 26, 2004, our common stock has been traded on the OTC Bulletin Board under the symbol “IGMI”.  On February 14, 2006, we filed an application to list our common stock on AMEX.  No assurance, however, can be made that we will satisfy the initial or continued listing requirements therefor.

The following table sets forth the high and low bid quotations per share for our common stock as reported by the OTC Bulletin Board for the third quarter in 2004 when our common stock began trading on the OTC Bulletin Board, and for each subsequent quarter.  The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year	Quarter	High	Low
2004	Third Quarter(1)	$0.70	$0.05
	Fourth Quarter	$0.90	$0.44
2005	First Quarter	$1.49	$0.71
	Second Quarter	$1.88	$0.98
	Third Quarter	$1.47	$0.85
	Fourth Quarter	$1.80	$1.01
2006	First Quarter	$4.15	$1.14
	Second Quarter (through June 14, 2006)(2)	$4.06	$2.30

_____________

(1)  Our common stock began trading on the OTC Bulletin Board on July 26, 2004.

(2)  The closing sale price on June 14 , 2006 was $2. 50 ..

Holders

As of May 19 , 2006, there were approximately 903 holders of record of our common stock.

Dividends

We have never declared or paid dividends on our common stock and we do not anticipate paying any dividends on our common stock in the foreseeable future.  We will pay dividends on our common stock only if and when declared by our board of directors.  Our board’s ability to declare a dividend is subject to limits imposed by Idaho corporate law.  In determining whether to declare dividends, the board will consider these limits, our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and plan of operations constitutes management’s review of the factors that affected our financial and operating performance for the three months ended March 31, 2006 and the years ended December 31, 2003, 2004 and 2005.  This discussion should be read in conjunction with our unaudited financial statements for the three months ended March 31, 2006 and audited financial statements for the three years ended December 31, 2003, 2004 and 2005, including the notes thereto, which are contained elsewhere in this document.

Overview

We are in the business of exploration, development and, if warranted, the mining of properties containing molybdenum, as well as silver, gold, base metals and other specialty metals.  We have an interest in properties on which we intend to conduct mineral exploration.  Our principal asset is the Mount Hope Project (which we hold under lease with MHMI), a primary molybdenum deposit located in Eureka County, Nevada, United States.

Based on the positive results of our feasibility study, we intend to proceed with the permitting and development of the Mount Hope Project.  The project will include the development of an open pit mine, construction of a concentrator plant, construction of a roaster plant, and construction of all related infrastructure to produce TMO.

We began a feasibility study in November 2004 for the purpose of determining our interest in exercising the long term option to lease the Mount Hope Project.  This study, principally accomplished by mining industry consulting firms, was completed in October 2005 and provides a definitive mining and processing plan.  Based on the results of the feasibility study, we exercised our option to lease in October 2005 and entered into the Mount Hope Lease.   We plan to begin permitting, environmental impact studies, and intermediate stage engineering based upon a tentative two-year permitting schedule.  We indicated our intent to proceed with permitting of the project in meetings with the principal regulatory agency, the BLM, and various regulatory agencies of the State of Nevada in the second quarter of 2005.   On June 6, 2006 , we submitted a formal Plan of Operations with the BLM beginning the formal review and dialogue aspects of the NEPA process.  Various environmental data and study tasks are ongoing and are expected to assist with the permitting process. We believe that permitting will require approximately 20-30 months from the date of filing of the Plan of Operations, but the timing is dependent on the timing of agency actions over which we have no control.  We expect that a feasibility study will be finalized upon the completion of the permitting process.  We believe that, based upon the feasibility studies completed to date, once we have completed the permitting process, construction of the planned facilities would take approximately 18 to 24 months.

Critical Accounting Estimates

Estimates

The process of preparing financial statements in conformity with US GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, we consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Significant property acquisition payments for active exploration properties are capitalized.  If no mineable orebody is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing mineral deposits, and, in the future, to expand the capacity of operating mines, will be capitalized and amortized on units of production basis over the economically demonstrated proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  We charge to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mining Claims and Land

Costs of acquiring and developing mineral properties are capitalized as appropriate by project area.  Exploration and related costs and costs to maintain mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method on the basis of periodic estimates of ore reserves.  Mineral properties are periodically assessed for impairment of value, and any subsequent losses are charged to operations at the time of impairment.  If a property is abandoned or sold, its capitalized costs are charged to operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against the deferred tax asset if management does not believe we have met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Property and Equipment

Property and equipment are being depreciated over useful lives of three to seven years using straight-line depreciation.

Results of Operations

We are classified as an exploration stage company with no producing mines and, accordingly, we do not produce income.   Set forth below is a discussion of our results of operations for the periods indicated.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Our net loss for the three months ended March 31, 2006 was $2,070,417 as compared to a net loss of $1,038,990 for the three months ended March 31, 2005.  The increase of $1,031,427 is attributable primarily to permitting and associated expenses that significantly contributed to additional operating expenses.  We also incurred higher corporate and administrative costs in a number of areas consistent with our substantially increased activity levels.  These costs include employee compensation expenses, marketing and investor relations expenses, general legal expenses, and accounting and compliance issues reflecting the greater complexity of our operations.

Exploration and development expenditures of $1,145,228 were incurred at the Mount Hope Project and the Hall Tonopah Project during the three months ended March 31, 2006 as exploration and development activity proceeded at a very aggressive pace.  This is consistent with our stated objective to complete our Mount Hope Project plans and to focus on the permitting required to bring the project to commercial production.  All of the expenditures during the three months ended March 31, 2006 were related to this objective and associated feasibility study costs represent the majority of expenditures at the Mount Hope Project.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Our net loss for the year ended December 31, 2005 was $4,518,271 as compared to a net loss of $2,337, 039 for the year ended December 31, 2004.  The increase of $2,181,23 2 is attributable primarily to property acquisitions, accounting for options, and the Mount Hope feasibility study.  During the second, third and fourth quarters of 2005 we incurred permitting and associated expenses that significantly contributed to additional operating expenses.  We also incurred higher corporate and administrative costs in a number of areas consistent with our substantially increased activity levels.  These costs include new hires and employee compensation expenses, marketing and investor relations expenses, general legal expenses, and accounting and compliance issues reflecting the greater complexity of our operations.

Exploration and development expenditures of $2,397,153 were incurred at the Mount Hope Project during the 2005 fiscal year as exploration and development activity proceeded at a very aggressive pace.  This is consistent with our stated objective to complete our Mount Hope Project plans and to focus on the permitting required to bring the project to commercial production.  All of the expenditures during the 2005 fiscal year were related to this objective and associated feasibility study costs represent the majority of expenditures at the Mount Hope Project.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

The net loss for the year ended December 31, 2004 was $2,337, 039 as compared to a net loss of $68,911 for the year ended December 31, 2003.  The increase of $2,268,12 8 in the net loss from the previous fiscal year is attributable to a much higher level of overall activity following company reactivation, specifically the expenses related to the Mount Hope Project.

We estimate that exploration and development expenditures of $1,596,307 were incurred during the 2004 fiscal year, while we incurred no exploration and development expenditures in fiscal year 2003 as we had almost no activity and were in a “restart mode”.  All of the expenditures for the 2004 fiscal year are related to company restart overheads, property acquisition and purchase costs for the Mount Hope and Margaret properties, as well as legal and general and administrative costs.

Liquidity and Capital Resources

We have limited capital resources and thus have to rely upon the sale of equity and debt securities for the cash required for exploration and development purposes, for acquisitions and to fund our administration.  Since we do not expect to generate any revenues in the near future, we must continue to rely upon the sale of our equity and debt securities to raise capital.  There can be no assurance that financing, whether debt or equity, will always be available to us in the amount required at any particular time or for any period or, if available, that it can be obtained on terms satisfactory to us.

Our cash balance as at March 31, 2006 was $25,860,966 compared to $968,564 as at March 31, 2005. The increase in cash balance was due to the private placements of our securities that were completed on January 10, 2006 and February 15, 2006, offset by the purchase of the Hall Tonopah Property.  Since the end of the first quarter through May 31, 2006 cash expenditures were $2,982,091. Total assets as at March 31, 2006 were $30,907,250 compared to $1,516,441 as at March 31, 2005. The increase is due to the private placements of our securities and the purchase of the Hall Tonopah Property.  Liabilities as at March 31, 2006 were $305,220 compared to $121,840 as at March 31, 2005.  This increase in payables reflects our increase in activity over the past year.

On April 27, 2005, we concluded a private placement of 2,998,932 units at a price of $0.75 per unit.  Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock.  Each warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.00 per share.  The gross proceeds of this offering were $2,249,200 and, after payment of sales commissions and finder’s fees, we received net proceeds of $2,108,150.

On January 10, 2006, we concluded a private placement of 3,441,936 units at a price of $1.10 per unit.  Each unit consisted of one share of our common stock and one-half of one warrant to purchase one share of our common stock.   Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.75 per whole share.  The gross proceeds of this offering were $3,786,129 and, after payment of sales commissions and finder’s fees, we received net proceeds of $3,620,730.

On February 15, 2006, we concluded a private placement of 15,000,000 units at a price of $2.00 per unit. Each unit consisted of one share of our common stock and a warrant to purchase one-half of a share of our common stock. Each whole warrant is exercisable for five years from the date of issuance and carries an exercise price of $3.75 per whole share.  The gross proceeds of this offering were $30,000,000.00 and, after payment of placement agent fees, we received net proceeds of $27,875,000, excluding other fees and expenses.  In the aggregate, we issued 15 million shares of common stock and warrants to purchase an additional 8.3 million shares, including warrants issued as compensation to the placement agent.

We do not have any contractual obligations for future payments under any long-term debt arrangements or capital lease arrangements.  Set forth below is a schedule of our contractual obligations for payments under the Mount Hope lease agreement:

Contractual Obligations for Future Payments Under Mount Hope Lease

Date	Fixed Payment	Project Financing Received by Date Indicated	Project Financing Not Received and Deferral Elected
October 19, 2006	$125,000
April 19, 2007	$125,000
October 19, 2007	$350,000
October 19, 2008		Greater of 3% of Construction Capital Cost Estimate (4) or $2,500,000 (1)	Greater of $350,000 or 3% of Construction Capital Cost Estimate
October 19, 2009		$500,000 (2)(4)	Greater of $350,000 or 3% of Construction Capital Cost Estimate
October 19, 2010		$500,000 (2)(4)	Greater of $2,500,000 or 3% of Construction Capital Cost Estimate (4)
October 19, 2011		$500,000 (2)(4)	3% of Construction Capital Cost Estimate minus $2,500,000 (if a positive number) (4)
October 19, 2012		$500,000 (2)(4)	3% of Construction Capital Cost Estimate minus $2,500,000 (if a positive number) (4)
October 19, 2013 and each year thereafter (3)	$500,000 (2)(4)

(1) If Project Financing is not received by October 19, 2008, we may elect to defer this payment and proceed to make the payments under the column labeled "Project Financing Not Received and Deferral Elected."  If prior to making all of the payments under the column "Project Financing Not Received and Deferral Elected" we obtain project financing, we would be required to make this payment and to pay $500,000 each year thereafter.

(2) Each of these payments is an “advance royalty” pursuant to the terms of the lease.

(3)  In addition to the payments above, we are required to pay to MHMI a production royalty after the commencement of Commercial Production of the greater of (i) $.20/lb of molybdenum metal (or the equivalent thereof if another Product is sold) sold from the property (not to exceed the amount of Net Returns we receive for those products) or (ii) 3% of the Net Returns, subject to certain adjustments as set forth in the lease.

(4)  To be offset from the production royalty described in (3) above.  We may recover the aggregate of these payments by retaining 50% of each production royalty payment due to MHMI.

In addition, in connection with our purchase of the Hall Tonopah Property, we agreed to make a deferred payment of up to an additional $1,000,000 in purchase price for the portion of the property that we did not purchase, which is payable on or before March 17, 2008 depending on the outcome of activities at the property.  The remaining property is not material to our company and the failure to purchase the remaining property will not materially affect our operations with respect to the portion of the property that we did purchase.   The Hall Tonopah Property is also subject to a 12% royalty payable with respect to the net revenues generated from the molybdenum or copper minerals removed from the properties purchased.

Changes in Accounting Policies

We did not change our accounting policies during fiscal 2003, 2004, or 2005 or the three months ended March 31, 2006 ..

BUSINESS

Overview

We are an Idaho corporation under the Idaho Business Corporation Act (the “IBCA”) originally incorporated under the name “General Mines Corporation” on November 23, 1925.  In 1966, we amended our articles of incorporation to change our name to “Idaho General Petroleum and Mines Corporation”, and amended our articles again in 1967 changing our name to “Idaho General Mines, Inc.” Our registered and executive office is located at 10 North Post Street, Suite 610, Spokane, Washington, United States 99201. We hold all our properties and assets directly and have no operating subsidiaries.

We are in the business of the exploration, development and, if warranted, the mining of properties containing molybdenum, as well as silver, gold, base metals and other specialty metals.  We currently have a 30-year renewable lease for the lands related to, possess surface rights for, and own patented and unpatented claims to, the Mount Hope Project, a primary molybdenum property, and other properties on which we intend to conduct mineral exploration and evaluation for determining economic viability for further development.

Prior to 2004, we had not conducted mineral exploration for a number of years and were dormant except for occasional timber harvesting.  In 2004, due to increased prices for gold, silver and other metals and a more favorable climate for financing mineral exploration companies, our board of directors decided to engage in assessing the availability of advanced-stage mineral properties.

On July 26, 2004, our Registration Statement on Form 10-SB filed with the SEC was declared effective and our common stock began being quoted on the OTC Bulletin Board under the symbol “IGMI”.

On November 12, 2004, we entered into an option agreement with MHMI.  Pursuant to the terms of this agreement, we were granted an exclusive one-year option to lease Mount Hope’s previously drilled molybdenum deposit consisting of 13 patented claims and 109 unpatented claims in Eureka County, Nevada, for a lease period of 30 years.  See “Business – Description of the Mount Hope Project –Acquisition”.

On April 27, 2005, we concluded a private placement offering of 2,998,932 units at a price of $0.75 per unit.  Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock.  Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.00 per whole share.  The gross proceeds from this offering were $2,249, 200 and, after payment of sales commissions and finder’s fees, we received net proceeds of $2,108, 150 ..

On April 25, 2005, we completed a Phase 1 Mine Feasibility Study with respect to Mount Hope and began the permitting process for placing into production an open pit molybdenum mine, concentrator and processing facility capable of producing 40,000 metric tonnes of ore per day.  On October 19, 2005, we exercised the option in regard to the Mount Hope Project and our lease agreement with MHMI (the “Mount Hope Lease”) became effective.  See “Business – Description of the Mount Hope Project – The Mount Hope Lease”.

A detailed evaluation of the potential to profitably extract the deeper portion of the deposit was prepared between August and mid-October 2005 with the final document, the Technical Report, being completed December 16, 2005.  This led to an augmented Mine Plan that resulted in the extraction, by continuing open pit mining in the same pit, of the additional mineralization already drilled.  This included the deeper part of the deposit.  The Technical Report describes this Mine Plan, which is the Mine Plan chosen for permitting and will formally be called “The Plan of Operations”.  In the Mine Plan, it was proposed that, to accommodate the processing of the additional mineralized material, various equipment components of the concentrator would be enlarged to allow for increasing plant throughput.  This would allow the throughput of the concentrator to be increased from 40,000 to 50,000 metric tonnes per day beginning in year 12.  The final augmented plan allows for the mining and processing of all 920 million metric tonnes with a production life of up to 53 years.  The Mine Plan in the Technical Report encompasses all mineralized material defined at the Mount Hope Project.  The costs were based on second quarter 2005 labor, materials and equipment cost parameters. For further details, see “Business – Description of the Mount Hope Project”.

With respect to surface rights on the Mount Hope property and other property and surface rights immediately adjacent to the Mount Hope property, on June 30, 2005, we entered into an option to purchase a ranch and associated water rights from Art and Frances Gale of Eureka, Nevada (the “Gale Ranch Option”).  The Gale Ranch Option gives us the right, for two years, to purchase the Gale Ranch for $1,800,000, which includes 1,503 acres of deeded land adjacent to the Mount Hope property, 70,000 acres of BLM grazing rights (which overlap the Mount Hope property), and certain ground water and stock water rights associated with the grazing land and the deeded land.  The Gale Ranch Option independently gives us the right, for two years, to purchase for $50,000 approximately 1,200 acre-feet of ground water per annum associated with the deeded land within the Gale Ranch.  Consideration paid for the Gale Ranch Option included $152,000 and 30,000 shares of our common stock.

On December 16, 2005, IMC completed the Technical Report, which confirms the economics of the Mount Hope Project and its estimated 53-year mine life.

On January 10, 2006, we concluded a private placement offering of 3,441,936 units at a price of $1.10 per unit.  Each unit consisted of one share of our common stock and one-half of a warrant to purchase one share of our common stock.  Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.75 per whole share.  The gross proceeds from this offering were $3,786,129 and, after payment of sales commissions and finder’s fees, we received net proceeds of $3,620,730.

On February 15, 2006, we concluded a private placement of 15,000,000 units at a price of $2.00 per unit. Each unit consisted of one share of our common stock and a warrant to purchase one-half of a share of our common stock. Each whole warrant is exercisable for five years from the date of issuance and carries an exercise price of $3.75 per whole share.  The gross proceeds of this offering were $30,000,000 and, after payment of placement agent fees, we received net proceeds of $27,875,000, excluding other fees and expenses.  In the aggregate, we issued 15 million shares of common stock and warrants to purchase an additional 8.3 million shares, including warrants issued as compensation to the placement agent.

Corporate Strategy and Strengths

Our near-term corporate strategy is to successfully complete the permitting, engineering, and construction work at the Mount Hope Project, to develop a mine and processing facility, and to commence molybdenum production.

We believe we have the following business strengths which will enable us to achieve our objectives:

·

Mount Hope is in an advanced stage of development: drilled, definitive mine plan, and permitting is underway.  A Plan of Operations has been submitted as required under the NEPA process for permitting on  federal lands;

·

a primary molybdenum deposit with cash costs anticipated to place the Mount Hope Project among the lowest cost primary molybdenum producers in the world;

·

a long-life, low-cost project expected to produce a total of approximately 1.3 billion lbs of molybdenum over its 53-year mine life;

·

Mount Hope has exploration potential in zinc in addition to further exploration potential in molybdenum;

·

a strong, proven management team with experience in exploration, mine development and operations;

·

a generally favorable regulatory climate with respect to permitting and operating mines in Nevada; and

a strong, proven management team with experience in exploration, mine development and operations .

Our longer-term corporate strategy is to profitably operate the Mount Hope Project and its associated roasting facility, which will give us the opportunity to develop other mineral properties including, but not limited to, maximizing the value of our other molybdenum and non-molybdenum properties.

Description of the Mount Hope Project

The following contains information summarized from the Technical Report dated December 19, 2005, prepared by John M. Marek, P.E. of IMC.

Acquisition

On October 19, 2005, the Mount Hope Lease became effective.  Located in Eureka County, Nevada, the Mount Hope Project consists of 13 patented claims, one millsite claim, and 1,374 unpatented claims , of which 109 unpatented claims are owned by MHMI and 1,265 unpatented claims are owned by IGMI ..  Although there is no plan for staking additional claims, permitting of Mount Hope could ultimately require the staking of additional claims.  The Technical Report contains a current claim map of the property.

The Mount Hope Lease

The 30-year term of the Mount Hope Lease is subject to the payment of certain royalties. See “Business – Description of the Mount Hope Project – Royalties, Agreement and Encumbrances” below. In addition to the royalty payments, we are obliged to maintain the property and its associated water rights, including the payment of all property taxes and claim maintenance fees.  We must also indemnify MHMI against any and all losses incurred as a result of any breach or failure by us to satisfy any of the terms of the Mount Hope Lease or any activities or operations on the Mount Hope property.

We are not permitted to assign or otherwise convey our obligations under the Mount Hope Lease to a third party without the prior written consent of MHMI, which consent may be withheld in its sole discretion.  However, if the assignment takes the form of a pledge of our interest in the Mount Hope property for the purpose of obtaining financing for the Mount Hope Project, MHMI’s consent may not be unreasonably withheld.  The Mount Hope Lease further provides that we are to keep the property free and clear of all liens, encumbrances, claims, charges and burdens on production, including if and when we obtain project financing.

With respect to project financing, the Mount Hope Lease provides that the terms of such financing must stipulate that: (i) any principal amount of debt can only be repaid after we have paid all of the periodic payments as set out in the Mount Hope Lease; (ii) the lenders may not prohibit or interfere with any advance royalty payments due to MHMI under the Mount Hope Lease; and (iii) no cash sweeps or payments of excess cash flow may be made to the lenders in priority of such advance royalty payments.

The Mount Hope Lease also contains an after acquired property clause, which provides that any property acquired by us within two miles of the boundary of the Mount Hope property must be conveyed to MHMI if requested within a certain time period following notification of such acquisition.  MHMI has requested that we at this time maintain ownership of all new claims filed by IGMI. This now includes 1,374 unpatented mineral claims.

The Mount Hope Lease may be terminated upon the expiration of its 30-year term, earlier at our election, or upon our material breach and failure to cure such breach.  If we terminate the lease, termination is effective 30 days after receipt by MHMI of our written notice to terminate the Mount Hope Lease. If MHMI terminates the lease, termination is effective upon our receipt of a notice of termination if we materially breach a representation, warranty, covenant or term contained in the Mount Hope Lease and then fail to cure such breach within 90 days of receipt of a notice of default.  MHMI may also elect to terminate the Mount Hope Lease if we have not cured the non-payment of our obligations under such lease within 10 days of receipt by us of a notice of default.  We may continue the lease beyond 30 years if we are in production or intend to resume production and have provided notice accordingly.

Property Description and Location

The Mount Hope Project is located on the eastern flank of Mount Hope approximately 35 km north of Eureka, Nevada, United States.  The Mount Hope Project is located at the southern end of the northwest-trending Battle Mountain-Eureka mineral belt. Mount Hope is approximately 3.7 km due west of State Route 278, and the Mount Hope Project centers in sections 1 and 12, T22N-R51E and sections 12 and 13, T22N-R51½E.

Twin Creeks
Midas
Getchell
Pinson
Dee
Meikle
Betze-Post
Carlin East
Interstate 80
Gold Quarry
ELKO
Lone Tree
CARLIN
Marigold
BATTLE MOUNTAIN
Phoenix
Mule Canyon
Rain
State Route 278
Cortez
Pipeline
N
State Route 305
Bald Mountain
Tonkin Springs
Alligator Ridge
Gold Bar
Mount Hope Project
0
16
32
Scale in Kilometers
Ruby Hill
Winnemucca
Battle Mountain
Elko
Wells
Mount Hope Project
Carlin
Reno
Austin
Eureka
Ely
Tonopah
Idaho General Mines, Inc.
Mount Hope Project
Eureka, Nevada

Nature and Extent of Company’s Title

The land package for the Mount Hope Project contains 13 patented lode claims, one patented mill site, and 1,374 federal unpatented lode claims.  The total surface area covered by the Mount Hope Project land package is 7,311 hectares.  MHMI owns all of the patented claims and 109 of the unpatented lode claims. These claims are the subject of the Mount Hope Lease.  We own the remaining 1,265 unpatented lode claims.  The patented claims and unpatented claims comprising the Mount Hope Project are listed by number and ownership in the Technical Report.  Patented claims are owned real property and unpatented claims remain valid for as long as the holder pays the applicable fees.

Royalties, Agreements and Encumbrances

Under the Mount Hope Lease, we have the following royalty and other payment obligations:

Periodic Payments

1.

We are required to pay MHMI a total of $850,000 in set cash payments under the Mount Hope Lease, payable in four $125,000 installment payments due on January 21, 2006, April 19, 2006, October 19, 2006 and April 17, 2007, and a $350,000 installment payment due on October 19, 2007. We made the first payment of $125,000 in January 2006 and the second payment of $125,000 in April 2006 ..

2.

We are required to pay MHMI the greater of $2,500,000 or 3% of the construction capital cost estimate for the Mount Hope Project calculated in accordance with the Mount Hope Lease.  The timing of this payment depends on whether we will be able to secure Project Financing.  “Project Financing” means the securing of funds dedicated to the development of the Mount Hope Project in accordance with the mechanism set out in the Mount Hope Lease to put the Mount Hope Project into commercial production.  If we are able to secure Project Financing on terms that are satisfactory to us, we will be required to make this payment to MHMI on or before October 19, 2008.  If we are unable to secure Project Financing on terms that are satisfactory to us by October 19, 2008, we may elect to defer this payment until we obtain Project Financing or until October 19, 2010 , whichever is earlier.  If we elect to defer the payment, we will be required to pay to MHMI the greater of 3% of the construction capital cost estimate and $350,000 per year on each of October 19, 2008 and 2009.

3.

If we defer the $2,500,000 periodic payment as outlined in (2) above, on each of October 19, 2011 and October 19, 2012, we must pay an amount equal to 3% of the construction capital cost estimate minus $2,500,000, if it is a positive number ..

Advance Royalty

On the anniversary of the effective date after we secure Project Financing or at the very latest on October 19, 2014, we must begin paying yearly advance royalty payments of $500,000 per year to MHMI.

Production Royalty

Following commencement of commercial production, we will be required to pay a production royalty to MHMI and Exxon Corporation (“Exxon”), as follows:

(a)

MHMI Production Royalty

After commencement of commercial production at the Mount Hope Project, we will be required to pay to MHMI a production royalty equal to the greater of: (i) $0.20 per pound of molybdenum metal (or the equivalent of some other product) sold or deemed to be sold from the Mount Hope Project; or (ii) 3% of net returns (the “Base Percentage”), if the average gross value of products sold is equal or lower than $12.00 per pound, or the Base Percentage plus 1% of net returns if the average gross value of products sold is higher than $12.00 per pound but equal or lower than $15.00 per pound, or the Base Percentage plus 2% of net returns if the average gross value of products sold is higher than $15.00 per pound.  As used in this paragraph, the term “products” refers to ores, concentrates, minerals or other material removed and sold (or deemed to be sold) from the Mount Hope Project; the term “gross value” refers generally to proceeds received by us or our affiliates for the products sold (or deemed to be sold); and the term “net returns” refers to the gross value of all products, less certain direct out of pocket costs, charges and expenses actually paid or incurred by us in producing the products.

(b)

Exxon Production Royalty

Exxon will receive a perpetual 1% royalty interest in and to all ores, metals, minerals and metallic substances mineable or recoverable from the Mount Hope Project, equal to 1% of total amount of gross payments received by us from the purchaser of ores mined/removed/sold from property less: (i) deductions made by the purchaser for sampling, assays attributable to Exxon’s 1% interest; (ii) cost of freight, transportation and haulage to and for the purchaser away from the mill, smelter, roaster or other refining facility operated by or for us attributable to Exxon’s 1% interest; and (iii) any taxes attributable to Exxon’s 1% interest.  This royalty applies to any and all after-acquired title including mining claims staked or obtained within the bounds of the Mount Hope Project (and more particularly described in the Technical Report).  The royalty must be paid within 60 days after each month of production and Exxon is permitted to enter the property to take delivery of royalty concentrates or refined products, and examine or audit the operations and books.  Exxon is required to pay one-third of the reasonable direct cost of the minimum annual assessment work required to maintain the unpatented mining claims remaining subject to the royalty payment not to exceed $13,300 and Exxon has the right to eliminate this obligation per claim by quitclaiming royalty payment to that particular claim.

There are no encumbrances to the Mount Hope property with the exception that we are obligated to provide certain minimal environmental mitigation of surface waste and old equipment which may cost an estimated total of $50,000 to remediate.  There is no time limit on accomplishing this work except as may be potentially agreed with the Nevada regulators.

Environmental Regulations and Permits

Our claims are on federal lands administered by the BLM.  Prior to commencing any operations on public lands administered by the BLM, a Plan of Operations , describing our planned operations and how we will prevent unnecessary or undue degradation of the land and reclaim disturbed areas , must be submitted to and approved by the BLM (the “Plan of Operations”) We submitted a Plan of Operations to the BLM on June 6, 2006 ..

The Plan of Operations must contain a comprehensive description of proposed operations, a reclamation plan, a set of monitoring plans and other prescribed information.

In addition, the cost for a third party contractor to perform reclamation activities on the mine site must be submitted with the Plan of Operations.  Although the Plan of Operations will describe anticipated activities at the mine for the entire mine life, the reclamation cost estimate will only address the anticipated activities for a three-year period from the point of Plan of Operations approval.  The bond estimate must then be recalculated every three years to include the current activities and those activities anticipated to be completed during the subsequent three-year period.  It is estimated, based on project assumptions, that the project reclamation costs during the first three-year period will be between $12 and $17 million.  The estimated cost of reclamation will increase with every three-year update in conjunction with the growth of the waste rock pile and the tailings impoundments.  It is estimated that bond costs could reach $100 million at the end of the project (year 53).

Prior to the BLM’s approving the Plan of Operations and the commencement of our project related operations on public lands, the BLM must comply with the requirements of the United States National Environmental Policy Act Process (the “NEPA Process”).  The Plan of Operations requires the preparation and submission of NEPA documents that may include an Environmental Impact Statement (“EIS”).  An EIS is a complete review of the environmental impacts associated with the project as well as alternatives to the project.  Preparation of an EIS will require the completion of several baseline studies in the Mount Hope Project area, including but not limited to: cultural, biological, ground water and geochemical studies.

Our contractors have completed an environmental review as part of the recently completed feasibility study.  The review identified the data requirement for the Plan of Operations and the EIS, and it has found that a significant portion of the data collected by Exxon in the 1980s can be used today.  Additional information will, however, be required to meet modern NEPA requirements.  Our contractors have already started the data collection process to meet these requirements.  Management believes that the geochemical issues associated with permitting Mount Hope are not severe and are not unusual, and the current plan is manageable without resorting to extraordinary procedures or costs.  The sulfur values are typically low (<0.5% S) with the majority of values near 0.2% S, and a few select areas higher than 0.5% S.  Limited testing in 1995 by indicated there is a low potential for acid generation from waste rock.  Additional baseline geochemical test work for the EIS is in progress on a sufficient number of representative samples intended to cover the variation of all rock and alteration types across the site.  Preliminary findings to date indicate low potential for acid generation.  The geochemical test work is focused on the waste rock characterization, tailings characterization, pit wall characterization and pit lake chemistry.

The environmental review also identified a list of state and federal permits that must be obtained prior to mine and plant operation.  A schedule for our application has been established along with a preliminary budget for preparing the permit applications and paying the specific regulatory permit fees.

On June 6, 2006, we filed a Plan of Operations with respect to the Mount Hope Project.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access

The Mount Hope Project has year-round access from Nevada State Route 278.  The land package includes the land between the project site and State Route 278.

Climate

Climatic conditions in the site area vary significantly with cold air temperatures in the winter months (December through February), and hot and dry conditions in the summer months (June through September).  During the winter months, average temperatures range from -2.3 to -0.8°C and in the summer months, from 15.1 to 20.6°C.  Average monthly precipitation data recorded from the Eureka meteorological station ranges between 13 and 35 mm.  Generally, the wettest month is May and the driest month is July.  The average annual precipitation is 311 mm.  Operations at the site are planned to continue year-round.

Local Resources and Infrastructure

The town of Eureka, Nevada, approximately 21 miles to the south, will provide the primary support for the Mount Hope Project.  Local to the Mount Hope Project, the infrastructure requirements to support the mine and concentrator consist of bringing nearby power to the property, developing a water well field within the adjacent Kobeh Valley area, site access roads, and constructing maintenance shops for the mine and plant administrative offices.

Surface Rights

Surface rights on the Mount Hope property include BLM open range grazing rights and stock water rights.  To date, approximately 80% of the grazing and stock water rights which overlap the Mount Hope property have been secured by way of the Gale Ranch Option.  See “General Development of the Business – Overview”.  The remaining 20% of grazing and stock water rights are currently being secured by negotiating a swap with a rancher immediately neighboring the Gale Ranch in exchange for certain grazing and stock water rights within the Gale Ranch Option but which are not contiguous with the Mount Hope property.  This land swap will take the form of an option to transfer certain grazing and stock water rights from the Gale Ranch to this neighboring rancher.  Management is confident of their ability to effect this transaction within 2006, at which time we will control all surface rights contiguous with the Mount Hope property.

Two power line easements cross within the property boundaries.  A 345 kV transmission line operated by Sierra Pacific Power runs north-south on the western edge of the property and the other easement is a non-operating, medium-voltage power line that runs from the old mill facilities east along State Route 278 to the eastern property boundary.

Physiography

The Mount Hope area lies within an area of north-south trending mountains separated by alluvial valleys.  The primary mountain ranges in the Mount Hope area include the Roberts Mountains, Sulphur Spring Range, Diamond Mountains, Simpson Park Range and the Cortez Mountains.  Elevations of the mountains range from over 9,300 ft (2,830 meters ) for the Roberts Mountains to approximately 6,800 ft ( 2, 070 meters ) for the crests of the Sulphur Spring range.

The major valleys in the Mount Hope region are Diamond Valley to the east of Mount Hope, Garden Valley to the north of Mount Hope, and Kobeh Valley to the west. Diamond and Garden Valleys are elongated in a north-south direction. Kobeh Valley is roughly equidimensional in form.

The upper portions of the valleys are similar in nature and are characterized by slightly incised stream channels with no significant associated floodplain.  The uplands and mountains have slopes ranging from moderate to steep (over 30 percent) with shallow to deep, moderately alkaline to medium acidic soils.  Bedrock is often within 0.5 meters, particularly on the steep upland slopes.

The alluvial fans and stream terraces make up the largest areas in the valleys.  The slopes range from smooth to rolling (0 to 15 percent), and the soils vary from shallow to deep and mildly to strongly alkaline.  The surface textures range from sands to gravelly sandy loams and silty clay loams.  The permeability of these soils ranges from slow to rapid.

The natural vegetation of the region consists of pinion juniper and sagebrush with grass under stories.  The pinion juniper occupies the higher elevations of the mountain slopes, with the lower areas in the valley covered predominantly with sagebrush and shrubs with perennial bunchgrasses.

Mount Hope, located in the lower foothills of the southeast flank of the Roberts Mountains, stands approximately 7,900 ft ( 2, 410 meters ) in elevation.  Areas to the east and south east slope gently to elevations from 6,400 ft to 7,900 ft ( 1, 950 to 2,410 meters ) .. Diamond Valley, situated to the south and east of Mount Hope, is approximately 5,450 ft ( 1, 660 meters ) in elevation.

History

Prior Ownership and Results of Exploration Work Ownership

Lead-zinc ores were discovered at Mount Hope in 1870, and small scale mining occurred sporadically until the 1970s.  Zinc and adjacent copper mineralization were the focus of drilling activities by Phillips Petroleum (“Phillips”) in the early 1970s and by ASARCO and Gulf (“ASARCO”) in the mid-1970s which outlined further zinc mineralization.  The last drill hole of this series encountered significant molybdenum mineralization at depth west of the zinc deposits.  The significance of this mineralization was first recognized by ASARCO in 1976, but ASARCO was apparently unable to reach an agreement with MHMI to test this potential.

Exxon recognized molybdenum potential at Mount Hope in 1978 and acquired an option on the property from MHMI.  By 1982, Exxon had completed 69 holes, which partially defined a major molybdenum deposit underlying the east flank of the Mount Hope property.  Exxon conducted a +/-25% feasibility study of the Mount Hope prospect in 1982.  The Exxon study focused on an ore production rate of 27,500 tpd starting in 1985.  In December of 1983, Exxon completed an optimization study, which generally involved a reduced capital and operating cost estimate based on more aggressive project parameters.  An extensive environmental database of multiple assessments by consultants formed the basis of the environmental assessment and was utilized in the Exxon permitting process for their intended BLM land exchange.  The Exxon feasibility study calculated a sizable molybdenum deposit.  A draft EIS was completed on the project, and public hearings were held in early 1985.  Exxon drilled an additional 60 holes on the property between 1983 and 1988 but did not update their deposit block model with data from the post 1982 holes. Cyprus Metals Company (“Cyprus”) drilled four holes on the property in 1989-90 under an agreement with Exxon but apparently did not pursue the project.

Kennecott Exploration (“Kennecott”) executed an agreement in 1995, which allowed them to study the prospect and, if desired, execute a purchase by April 30, 1996.  Kennecott reviewed the property and data, but did not drill any new holes.  Kennecott conducted the economic evaluations but did not exercise the option on the property.  The property rights remained with MHMI after the Exxon and Kennecott efforts.

We established an agreement with MHMI in 2004 as outlined in “Business – Description of the Mount Hope Project – Acquisition”.  We obtained access to previous work completed by previous parties including drill core and drill data, which we used as the basis for developing a feasibility evaluation of the Mount Hope deposit.  The feasibility study conducted by seven consulting groups acting in consortium provided the basic engineering, plant design and other aspects of analysis of the Mount Hope Project.  The feasibility study outlined a positive operating process, waste disposal, mine design and plan, environmental, permitting plan, operating and capital cost estimates, and other inputs to a significant feasibility study and the corresponding estimates of mineralized material reported in the Technical Report and summarized in this prospectus.

Geology

Central Nevada represents a band of north-south trending mountain ranges and is made up of rock units characterized into two groups: (1) Western Assemblage rocks made up of carbonaceous shale, mudstone, chert, and volcanic rocks; and (2) Eastern Assemblage rocks consisting of thick rock sequences of carbonate rocks ..

The Western Assemblage were thrust faulted eastward over the Eastern Assemblage sequence.  This area of thrusting is known as the Roberts Mountain Thrust Zone .. Mount Hope is located on the leading edge of this zone.

The Mount Hope deposit is located on a mineral belt linking deposits of diverse ages along a northwest-southeast trending line.  The Battle Mountain-Eureka mineral belt, 240 miles long, has served to localize intrusive and mineralizing activity and has resulted in major deposits of gold, silver, copper, and molybdenum.  The Mount Hope deposit is located within this system.

The Mount Hope deposit is located in an elevated area of igneous rock exposure 1 by 1.2 miles in size.  The complex contains extrusive rocks derived from a common volcanic source ..

Quartz porphyry, the principal molybdenum host rock, is commonly veined with quartz in the deposit area, and a quartz vein stockwork is well developed in the subsurface.  The molybdenum deposit occurs as two dome shaped intrusions or “stocks” about 1,500 ft in diameter, the tops of which approach but do not reach the surface.  These stocks are important centers of molybdenum mineralization.  The mineralization, which is symmetrical about the overlapping domes, is differentiated into separate western and eastern mineral systems ..

The Mount Hope deposit is a molybdenum porphyry, with characteristics similar to the molybdenum deposit at the Climax Mine in Colorado.  This type of deposit has well zoned molybdenum mineralization. The molybdenum mineral content, termed grade zoning surrounds the central zone of the deposit and forms geometries that are circular in plan and arch (inverted bowl) shaped in section. This feature of mineral grade zoning is illustrated in the cross sectional areas delineated in red below ..

The mineral zones or “shells” consist of quartz porphyry rock that has been veined by quartz stockwork containing molybdenite.  The higher grade shells are near the surface ..

Mineralization

The main form of molybdenum mineralization is molybdenite (molybdenum disulfide) and occurs within the intrusive Quartz Porphyry rocks of the Mount Hope complex and to a lesser extent in the Vinini sedimentary formation adjacent to the southern margin of the mineralized domes.  Much of the known molybdenite is distributed around two mineralized systems consisting of two dome shaped zones of mineralized stockworks.  The top of the mineral system has, however, been sliced off with little ore remaining above the Mount Hope Fault shown above.

A concentration of higher grade mineralization, averaging approximately 0.15% molybdenum, is present between the eastern and western mineral systems.  Referred to as the overlap zone, this zone is roughly 1,200 ft in diameter and varies from 300 to 900 ft deep.  The top is 300 ft below the ground surface.  This zone is the nucleus of the open pit mineralization to be mined in the first 20 years with lower grade mineralization being mined in the succeeding 30 years.

Exploration

Since acquiring access to the property, we have not completed additional exploration drilling for molybdenum , but intend to explore for zinc potential at Mount Hope ..  During the first and second quarter of 2006 we are completing additional drilling for the purposes of obtaining engineering information for items such as geotechnical design, hydrology, and condemnation for waste dumps and tailings ponds.

Drilling

Mount Hope has been extensively drilled and all core and assay results are available. Accordingly we have been able to analyze and quantify the mineral resource based on an extensive a high quality database.  All of this extensive information has been made available to our consultants including Independent Mining Consultants Inc (IMC) who were responsible for orebody evaluation and the development of the mining plan.

The drilling at Mount Hope has been predominately performed by utilizing by diamond core methods, although two reverse circulation (“RC”) rotary holes were drilled by Cyprus during 1989, and 31 RC holes for waste and tailing site condemnation were drilled by Exxon (within the 31 Exxon RC holes, there were only four assay intervals above the cutoff grade applied in the calculation of the mineralized material described in this prospectus ) ..

The majority of the Exxon holes are NQ and HQ sizes (1.875 and 2.5 inch respectively).  The total drill hole database used for the estimation of the mineralized material described in this prospectus contains 165 drill holes representing 218,000 ft of core, of which 21,986 sample intervals have been assayed for molybdenum.  The core has been meticulously preserved from all previous drill programs. The half of the core not used for analysis has been available to our contractors.

Mine Plan, Mineralization Review and Verification by IMC

Mr. John Marek and the staff at IMC completed an extensive review and analysis of the mineralization. IMC has also prepared a detailed open pit mining plan. All of IMC’s work has been incorporated into two stages of feasibility and the work products including Mount Hope Feasibility Study Part 1 and Part 2.  All work was completed by December 2005. The information below is significant with regard to the IMC effort:

The vast majority of the drilling and assay data available was completed under the control of Exxon.  The Exxon reports described the sample preparation and assay procedures used.  The checks and verification by IMC and by the company of the Exxon data are summarized in reports by IMC with the methodology of sample preparation and assaying by Exxon and their contractors and checks by IMC’s assayer were carefully controlled and verified.  IMC found records of the Exxon process and the re - assays in the paper files.  The re - assays by Exxon’s contractors were used in the database compiled by IMC.  Exxon also instituted the use of standards and external checks ..

The Mount Hope database is comprised of 165 drill holes containing 70,253 meters of core with 21,647 sample intervals, of which 20,986 intervals have been assayed for molybdenum (%Mo).

IMC compared the database information with the check assay results.  In summary, the mean of the original 49 samples was 0.099% Mo, and the mean of the check assays was 0.101% Mo.  The check assays provide a sound confirmation of the historic sample and assay procedures that were applied at Mount Hope.  Combined with the database checks and collar coordinate survey checks, IMC formed and stated in its report the opinion that the data set can be used to define the mineralization or mineralized material described herein ..

Adjacent Properties

In north-central Nevada, there are a number of producing mines.  Most of the producing mines in this portion of the state are precious-metal open-pit mines.  The closest active mine operation to Mount Hope is Barrick Gold Corporation’s Ruby Hill gold mine which has been recently re-activated due to the higher metal prices.  It is located about 19 miles south of the Mount Hope deposit.  There are no known mine or active exploration projects within the immediate few miles of the Mount Hope deposit.  We do not have any ownership interest in these mines.

Several very large open pit gold mines are located approximately 70 to 90 miles north of Mount Hope. The most recently constructed mine (constructed in 2005), although a gold mine, uses mining methods and equipment and processing equipment similar to that which will be employed at Mount Hope and is of similar annual production tons per year.

Permitting

On June 6, 2006, IGMI submitted a Plan of Operations in compliance with the federally mandated National Environmental Policy Act ( NEPA ) to the principal regulator, the Battle Mountain Office of the Bureau of Land Management, Department of Interior. This filing triggers the formal action at the state and Federal levels on our request for permits. This document, prepared by IGMI and our contractors, provides a complete plan of the construction and operation of Mount Hope as well as reclamation and is in compliance with NEPA. This plan triggers certain actions on the part of BLM and state agencies as it relates to the process of review which is a public review process. The process of permitting does not have a definitive time schedule but we have estimated that it will require 20 to 30 months from the date of submittal of the plan of operation to receipt of permits.  The company has been engaged in a dialogue with the BLM and various state permitting agencies for approximately one year as we developed the definitive plan. The Company’s plan is based upon the resources and mine plan generated by IMC.

Mineralization to Be Mined

This table itemizes and summarizes the mineralized material and head grades to be mined per the mine plan given in Technical Report.

Mill Feed Ore Statistics & Production Costs
Category	Cutoff Grade Mo%	Ktonnes	Average Grade Mo%	Mo Recovery %	Production Cost to TMO, $/Tonne
Ore in Years 1-11 Ore in Years 12-53	0.051 0.034	160,601 759,590	0.106 0.062	91.8 89.3	6.78 5.36
Ore in Mine Life	0.037	920,191*	0.069	89.8	5.61

* The 920,191 tonnes are from the tonnes removed from the mineralization within the Pit Sections outlined above.

The modeled pit including the above mineralized material to be mined over 53 years contains 2,564,753 K tonnes of total material.

The mineralized material is the total of the planned production from the mine plan and schedule used in calculating the economics of the project.

The total mineralized material includes the direct mill feed from the pit and the stockpile rehandling during the life of the operation.  The total production is based on a life of mine and has an average 0.037% Mo cutoff grade.

We feel that the above is reflective of the in-place material and grade which will be mined. The recoveries sited allow for mine and metallurgical recovery as well as conversion by roasting to roasted TMO and are based on the mine plan and metallurgical studies by Exxon and IGMI’s contractors.

Cut Off Grade

A series of mine production scheduling algorithms were utilized that adjust annual cutoff grades with the intent of maximizing project return on investment subject to the input constraints.  Economic input to these tools paralleled that used in the floating cone and also included an approximate scaling function for mine capital based on total material capacity required for sustained ore release.

The production costs shown above ($5.61/tonne) are slightly different than those used in the floating cone analysis ($5.65/tonne) because they are the result of the detailed engineering study while those for the floating cone were from initial project estimates at the beginning of the feasibility study.  The floating cone inputs are shown below.

Floating Cone Input Parameters

Mine mobile capital costs and mine operating costs are balanced against the benefit of ore processing and metal sales to maximize project NPV.  Alternative discount rates are used in the analysis in order to set a mine operating strategy that is robust over a range of assumptions.  The base case metal price for the production schedule optimization work was $7.00/lb Mo.  The final cutoff sequence does however provide the best NPV of cash flows over a range of metal prices.

Since the mill feed cutoff grades are higher than breakeven or internal cutoffs, the option exists to stockpile lower grade material that meets mill cutoff and process at a more profitable time, after year 11 in this case.  The 0.034% Mo cut off grade for the stockpile is somewhat conservative in that it reflects the breakeven cutoff at $6.00/lb Mo.

The price chosen for the economic study was $7.00/lb F.O.B. dealer oxide price (as per the mechanics of typical molybdenum sales contracts, dealer molybdenum oxide price does not include freight from Mount Hope to buyer and does not include dealer commission.)  This price was chosen because it represents approximately the 30 year arithmetic mean of the molybdenum dealer oxide price corrected for the current value of the dollar compared to the high value of the dollar in 1999 ($5.60/lb x 1.25 = $7.00/lb).

Mining

The Mount Hope Project is planned for production by hard-rock open-pit mining methods.  A large mine is being proposed and large-scale mining equipment is to be used.  It is proposed that mining will be accomplished on 15m benches (47 feet) and the mining cycle will follow conventional hard rock unit operations.

We expect that blast hole drilling will utilize three conventional rotary blast hole drills ..  The bit diameter is currently planned to be 13.75 inches (34.9 cm(s)).  Drill hole cuttings will be sampled and assayed for ore control purposes.

Detailed evaluation of the potential to profitably extract the deeper portion of the deposit was conducted between August and mid-October, 2005 ( Phase 2 of the “Mine Plan”).   The economics of the project is based upon both the shallow mining of Phase one and the deeper mining of Phase 2. The entire final economics is as per the extraction plan of Technical Report covers all mining to the end of the life of the mine which is estimated to be 53 years after the start of production.

The Mine Plan provides that the primary loading units will be two electric cable shovels with 43.5 cubic meter (57 cubic yard) shovels.  Clean up and support loading will be accomplished with a front end loader of 18 cubic meter capacity (23.5 cubic yard).  Haulage is planned with 232 tonne (255 ton) capacity haul trucks.  The mine fleet is expected to build to 20 trucks in year six.  Mine auxiliary equipment is planned to ensure efficient and safe working conditions for the major mine equipment.

Mineralized material will be hauled directly to the crusher at the southeast side of the pit.  Waste will be delivered to one of four approved waste sites located around the mine.  Waste dumps are generally constructed at 2.5:1 slope angles to simplify reclamation at the end of the mine life.  One low grade stockpile is located south of the pit.  Although much of the “stockpile grade” material will go directly to the mill, some will be temporarily stockpiled depending on the cutoff grade.  This material will be re-handled and processed through the plant at various times during the 53-year mine life.  The capacity of the stockpile will be 60,000 tonnes.

Process Overview

The development of the metallurgical process to treat Mount Hope ore has resulted in a milling rate of 40,000 to 50,000 tonnes per day. In years 1-11, the milling rate will be 40,000 tonnes per day. In year 11, an expansion to 50,000 tonnes per day will be completed and sustained for the remainder of the mine life. The metallurgical evaluation and study concludes that the process facilities require a concentrate stage followed by a roasting operation to produce TMO. There is additional roaster capacity during most of the mine life and Toll Roasting of other concentrates is planned. Roaster flue gases will undergo a scrubber process to remove the sulfur dioxide ( SO2 ) and other pollutants will be controlled pursuant to the terms and conditions of the facility air permit.

The selected process includes conventional crushing, wet grinding and differential flotation using slaked lime for pH control in the rougher circuit and sodium hydroxide in the cleaner circuit, to produce a molybdenum concentrate. Thickeners and filters will dewater these concentrates to produce a filter cake for further processing in a roaster. If the toll concentrates require pre-treatment prior to roasting, a separate regrind and cleaner flotation circuit has been incorporated into the mill design.

The process design is based on existing technologies and the largest practically available and proven equipment sizes. The facilities will be located between the Mount Hope mine and the proposed tailing impoundment. The plant site has been laid out to be as compact as possible and will be contoured to allow gravity to flow between the major process unit operations.

The process circuit consists of the following components:

·

Primary Crusher & Coarse Ore Stockpile – The primary crusher (62x75 superior gyratory) is located adjacent to the pit and crushed ore is fed to a 60,000 tonne live capacity stockpile.

·

SAG & Ball Mill Circuit – Ore is reclaimed from the stockpile from one of four feeders and related conveyors located in a tunnel under the stockpile. The coarse ore is fed by conveyor to the SAG mill. Following the SAG mill, the ore is ground to 80% passing 150 microns in the ball mill.

·

Conveyors, stockpile feeders and the SAG mill are designed to handle 50,000 tonnes per day. Foundations and building space are provided for an additional ball mill to be installed in year 11 that will bring the throughput up to 50,000 tonnes per day starting in year 12.

·

Flotation Circuit – Following the grinding circuit, the ore is processed in the flotation plant at a rate of 40,000 tonnes per day in years 1-11. An additional 160 cubic meter flotation cell is added to the rougher circuit in year 11 to bring the capacity up to 50,000 tonnes per day in year 12. The molybdenum ore will be treated through one stage of a rougher/scavenger followed by five stages of cleaner flotation to produce the final molybdenum concentrate containing 55% Mo .. The projected mill recovery is 88-94%, depending on the mill feed grade.

·

Roaster Circuit – The molybdenum concentrate will then be processed in a multi-hearth roaster to produce a final technical grade molybdenum oxide product (TMO) with an expected recovery of 99.2%. Additional concentrates from sources other than Mount Hope will be treated in most years to fill the roaster to capacity and generate toll-roasting revenue for IGMI ..  Initial capital is provided for pre-treatment system for toll-roast concentrates. Mount Hope concentrates are clean enough to by-pass this pre-treatment step.   We are permitting for the roaster to be located at the mine site.

Metallurgical Testing

The metallurgical profile for the project is based on the extensive work conducted by Exxon Minerals which demonstrated that the Mount Hope ores are metallurgically uncomplicated. IGMI expects that improvements in concentrate grades and recoveries through optimization of the flow sheet, process water recycle, and cleaner circuit can be made.  During 2005 we have carried out additional confirming tests using newly split diamond drill core. These tests confirmed the previous Exxon work.

We confirmed that standard technical grade molybdenum oxide (TMO) specifications can be met.

Exxon flotation testing included a broad range of rock types, and flotation and grind tests which included detailed lock cycle testing. We have completed additional process testing for detailed engineering purposes.  Other studies have indicated that:

·

The three ore composites tested responded to a single flow sheet and the same reagents, yielding 88.3% to 91.0% recoveries at a final concentrate grade of 91.4% to 92.9% MoS2. The final concentrate grade and molybdenum recovery may be improved by 1 to 3% by the optimization of grind size and flotation reagents regime, and by using column flotation.

·

The physical and chemical characteristics of the tailings indicated that the tailings could be a net acid producer.  See “Business – Description of the Mount Hope Project – Environmental Regulations and Permits”.  Tests in this regard are ongoing.

Tailings Facility

Below is information regarding the tailings facility at the Mount Hope project:

·

The proposed mining and processing operation will produce approximately 14.64 million tonnes of tailings (including SO2 scrubber residue) per year during years 1-11 and 18.29 million tonnes per year during years 12-53. Approximately 920 million tonnes of tailings will be produced from the Mine Plan. Approximately 710 million cubic meters (m³) of storage capacity will be required to accommodate the 920 million tonnes of tailings at a stored dry density of 1.3 tonnes per cubic meter.

·

The Tailings Storage Facility (“TSF”) layout provides for the construction of two tailings impoundments. The split facility from the siting analysis has shown to be the most cost effective and to require the lowest initial capital expenditure for the starter facility.

·

Two alternative tailings facilities designs are included in the alternatives included in the Plan of Operations submitted to the BLM on June 6, 2006. These include a conventional starter dam design with under drains as well as a totally HDPE lined design. Both designs are being evaluated on the basis of exceeding environmental standards.

Project Feasibility

We completed an advanced feasibility study between November 2004 and December 2005 in two phases using industry qualified professional consulting firms who are ore specialists within their particular disciplines. These consultants acted independent of IGMI and in consortium aggregated their portion of the feasibility study including capital and operating costs.  We consider these studies as being an advanced feasibility but in certain areas may require additional detailed engineering in order to be considered a “bankable feasibility”. The cost estimates that are included in the Feasibility Study Technical Report are summarized in this section.

Capital Costs

The overall capital cost for the project is summarized below. The development of the capital estimate is based upon:

·

Having a +/- 20% accuracy level, with the detailed contingency analysis suggesting an overall 15% contingency value.

·

The capital cost as contained in the feasibility studies is stated in second quarter 2005 US dollars.

·

The estimates have been prepared by the feasibility contractors of: Independent Mining Consultants, IMC (mining plan and mineralization evaluation and analysis);

Chlumsky, Armbrust & Meyer LLC (plant and facilities ); Smith Williams Consultants Inc. (tailings dam ); and IGMI and Terry Owen Consulting Inc. (plant sustaining, owners cost, taxes, contingency and economic analysis ). Owner costs were developed by IGMI personnel.

The major capital components are: 1) the mine fleet and 2) the process plant equipment.

First quarter 2005 equipment quotes were obtained for all major equipment. Pricing for steel was based on forward looking price estimates, instead of the current inflated price structure. An additional working capital of $41.6 million is incurred that was not shown on the table as it is recovered at the end of the mine life.

Capital Costs	$ Millions
Mine Preproduction Stripping	$ 28.8
Initial Mine Mobile Equipment	$ 72.9
Process Plant and Infrastructure	$233.9
Owners Costs	$ 26.9
Contingency(1)	$ 50.1
Total Initial Capital	$412.6
__________________ (1) Contingency is equal to 15% of the first three capital costs listed above.

Ongoing replacement and sustaining capital over the 53-year mine life plus 3 year reclamation period is as follows:

Total Sustaining Capital for 53 Years	$ Millions
Mine Equipment Replacement	$329.3
Process Plant Sustaining	$150.7
Total Project Life Sustaining Capital	$480.0

Operating Costs

The operating cost estimate was developed by the above feasibility contractors in conjunction with IGMI. Operating costs were calculated from a first principles basis. Input costs were obtained from similar projects of similar size and using the latest reported figures for labor and staff costs in Nevada.

The cost for electrical power was $0.052/kwh, which is based on the current rates for a neighboring mine, located in the Ely, Nevada, which is in the Mount Wheeler Power district (the same district as Mount Hope). The estimated cost for diesel fuel was $1.59/gallon based on the assumption that current inflated prices will moderate in the near future (less than five years).

Based on the current mine and processing plan, IGMI would employ 330 people at the Mount Hope Project. IGMI is committed to hiring a local work force and would seek to maximize employment during operations and construction from the local area.

Project Operating Costs over the 53 years of the mine life average as follows :

Average Project Operating Costs	$USD
Mine Cost per Tonne of Ore	$2.44 / tonne ore = $0.85 / tonne material
Process Plant and Tailing	$2.42 / tonne ore
G&A at $6.20 million / Year	$0.36 / tonne ore
Cash Cost of Mining and Concentrating	$5.22 / tonne ore = $3.80 / lb Mo
Moly Roasting and Packaging	$0.26
Total Cash Cost per lb Moly	$4.05 / lb Mo (average for 53 years)

The Technical Plan presents detailed cost estimates by year of the mine life. The information in this section is provided as a summary only.  A final cost estimate will be prepared as a part of a “Bankable Feasibility Study to be completed late in 2006 or early 2007.  This will result from additional design and updated cost estimates as more engineering is completed.  This additional work is normal as a progression of the project and also serves for the purpose of satisfying the requirements of financial institutions in providing capital funding for construction. Nonetheless we do not anticipate substantive changes in the project plan, schedule or design.

Mount Hope Key Market Issues

Products

Mount Hope will primarily focus on producing TMO because :

·

All downstream processing begins with TMO, and TMO is the most widely marketed molybdenum product.

·

Since global Toll Roasting capacity in 2004 and 2005 is estimated to have been barely sufficient to meet demand ..  We do not choose to be vulnerable to the facilities of competitors. Mount Hope will require roasting facilities dedicated to processing Mount Hope concentrates but with the option to roast concentrates from other producers (Toll Roasting).

The roaster will be located at the Mount Hope mine site and will have the nominal design capacity to produce 38.5 million pounds contained molybdenum in TMO.  The roaster is expected to be completed at the time of concentrator start-up.  We will conclude a separate roaster study in 2006, directed toward siting, process, and design ..   The recommended packaging for TMO is steel cans, steel drums, and large bags.  We will evaluate production of other molybdenum products in the future.

End Markets and Regions

The steel industry , the primary consumer of molybdenum products, will be the primary market target for Mount Hope TMO.  According to USGS statistics, the top ten steel producing countries in 2003 were China, Japan, United States, Russia, South Korea, Germany, Ukraine, India, Brazil, and Italy.  We will seek purchasers of our Mount Hope TMO from stainless and flat-rolled steel producers, primarily located in Asia, Europe and, to a limited extent, the north-central United States.  Attention will be placed upon creating a quality TMO product to meet specific requirements of a wide range of consumers.  The Mount Hope molybdenum products will meet the standard TMO specifications.   We are considering the production of higher grade products suitable for use as catalyst in petroleum and other energy products such as coal gasification.

Economic Analysis

We and our contractors prepared a financial analysis model for evaluation of the project based on the feasibility study mine plan, process plan, and estimated capital and operating costs completed in 2005.   Our financial model was simplified to a pre-tax basis to confirm the positive economic outcome of the feasibility evaluation of the Mount Hope

Project.  The results of our financial model assumptions were reviewed by IMC.  IMC engineers developed a separate pre-tax cash flow analysis of the project based on the results of the IMC mine plan, the costs presented in this report, and sensitivities to prices and recoveries. In summary, the IMC pre-tax cash flow analysis would add approximately 1.1% ROI to our work for the base case presented herein.  IMC calculations are slightly more sensitive to low metal prices than our calculation, but the results, even at low metal prices, remain positive and are within the established parameters of IMC’s cash flow calculation.

The results of our economic calculations, including royalties, are summarized as follows:

Project Initial Capital Cost (1)	$412.6 Million
Base Case Molybdenum Price	$7.00
Operating Cost per lb molybdenum – First 11 years	$3.40
Operating Cost per lb molybdenum – First 5 years	$3.15
Project Life	53 years
ROI (after-tax) w/ Toll Roasting (2)(3)	19%

(1)  The Technical Report provides initial capital expenditures of $412.6 million, the difference being that we applied a larger contingency in the feasibility study where initial capital was estimated to be $416 million.

(2)  No early Toll Roasting is assumed in the feasibility study.

(3)  In addition, ROI (pre-tax) without Toll Roasting is 20.3% and ROI (pre-tax) with Toll Roasting is 21.8%.

The charts below are pre-tax.

The basic input parameters were adjusted to determine the sensitivity of the project to changes in metal price, capital cost, and operating cost.  The table below summarizes the results of the sensitivity analysis. The sensitivity analysis was augmented with additional work by IMC using the IMC pre-tax cash flow analysis. The parameters where a 0.0% ROI or breakeven case exists were estimated.

IMC Cash Flow Sensitivity Check to Find Extreme Limits

ROI
Base Case $7.00/lb Mo	20.3%
Metal Price Sensitivity $5.03/lb Mo	0.0%
Operating Cost Sensitivity Operating Costs x 1.48	0.0%
Capital Cost Sensitivity Mine Life Capital x 3.43	0.0%

At the base case metal price of $7.00/lb Mo, regardless of whether the operating costs increased by a factor of 1.48 or the capital costs increased by a factor of 3.43, the project would still break even. At the base case cost, a molybdenum price of $5.03/lb would result in a breakeven project.

Toll Roasting would add about 1.5% more ROI to the project. Taxes reduce the projected ROI by about 2.7%. IGMI calculated the projected ROI at $7.00/lb Mo with taxes of 18.9%, compared with the IMC pre-tax value of 20.3%.

The amount of date and design work and planning completed as well as the evaluation of the mineralization and sensitivities and cost estimates far exceed that of a preliminary feasibility and in the view of our consultants approaches that of a Bankable Feasibility Study. All drill core and samples and analysis was available to consultants and is the property of IGMI and was available along with all intellectual properties. The drill core from past effort had been meticulously kept and preserved under cover and in a dry desert environment.

Other Properties

Hall-Tonopah

On February 14, 2005, we entered into an option agreement with High Desert Winds LLC (“High Desert”) for a property in Nye County, Nevada.  Pursuant to the terms of this agreement, we were granted a nine month option to purchase the ten square mile property including water rights, certain mineral rights and surface rights, buildings and certain equipment.  On June 15, 2005, we signed an addendum to the option agreement with High Desert whereby, in exchange for $75,000, the option period was extended to February 4, 2006.  In addition, on August 1, 2005, we gave our notice of intent to exercise this option and provided a $100,000 non-refundable deposit to High Desert.  On January 17, 2006, the option period was extended to February 17, 2006.  We further extended the option period to March 17, 2006.

The property includes the former Hall molybdenum and copper deposit which was mined by open pit methods between 1982 and 1985 by the Anaconda Minerals Company and between 1988 and 1991 by Cyprus for molybdenum.  Equatorial Tonopah, Inc. mined copper from 1999 to 2000 on this property.  Much of the deposit was drilled but not developed or mined.

On March 17, 2006, we entered into a purchase agreement with High Desert Winds LLC whereby we purchased a substantial portion of this property pursuant to our option ..   At closing, we paid High Desert a cash payment of $4.5 million for the property that we purchased and agreed to make a deferred payment of up to an additional $1,000,000 in purchase price for the remaining portion of this property, which is payable on or before March 17, 2008 depending on the outcome of activities at the property.  The remaining property is not material to our company and the failure to purchase the remaining property will not materially affect our operations with respect to the portion of the property that we did purchase.   The property is also subject to a 12% royalty payable with respect to the net revenues generated from the molybdenum or copper mined and removed from the properties purchased.

Molly Star

The Molly Star project consists of 99 unpatented claims located in Sanders County, Montana.  The property contains both a copper-silver and a molybdenum-tungsten porphyry signature.  Extensive geologic mapping, geophysical, and geochemical studies have been conducted at the site, and thirteen core holes drilled by ASARCO and Noranda Inc. identified three mineralized zones.  Future exploration activities would target the high grade core in the large porphyry system as well as the precious metals component.  We consider Molly Star to be an early stage exploration project.  We estimate the cost of this project to date to be approximately $30,000 for claim staking, recording fees, and other work.

Margaret and Red Bonanza

Margaret: On September 28, 2004, we entered into a real estate purchase agreement with Janet Leigh for a 50% interest in 11 mining claims in Skamania County, Washington in exchange for $100,000 and 400,000 shares of common stock.  Extensive geologic mapping, geophysical and geochemical studies were completed by certain exploration companies in the late 1970s and early 1980s.  More than 80 drill holes delineating three mineralized zones at shallow depth have indicated gold, silver, copper, zinc and cobalt mineralization.  The primary copper mineralization is chalcopyrite, which is the primary sulphide for copper worldwide and normally produces good metallurgical recoveries. We are in possession of the previous drilling records and assay records.  On March 24, 2005, we applied for government leases for the portion of the mineral deposit that we do not own.  At this time, the government has not yet confirmed that we will be able to obtain the leases.  Without the necessary government leases, the property cannot be developed because the BLM owns the surface rights and controls development of the surface and mineral rights.

Red Bonanza: Located two miles north of the Margaret deposit, the Red Bonanza property consists of 75 unpatented claims held by us.  The cost of this project was approximately $20,000 which represented the cost of claim staking, recording fees, and documenting the property.  This work was accomplished during October and November of 2004.  The property is currently untested by diamond drilling.  The Red Springs Breccia overlying the claims is similar to the eroded breccia cap overlying the Margaret Deposit.  Historic copper and molybdenum surface anomalies indicated the potential of a significant porphyry system similar to the Margaret deposit.

Turner Gold

On January 14, 2004, we completed the acquisition from Barretta Mining Inc., Hansa Corporation and Americas Mining Corporation of the Turner Gold project consisting of 265 acres of private land and three unpatented claims in Josephine County, Oregon.  The volcanogenic sulphide deposit was explored by a number of major companies in the 1980s.  More than 80 drill holes delineating three mineralized zones at shallow depth have indicated gold, silver, copper, zinc and cobalt mineralization. Attention will be given to extending mineralized zones by drilling with an emphasis upon diamond drill holes where higher gold values are indicated.  We are in possession of the drill core and studies from previous efforts.

As consideration for the Turner Gold project, we made cash payments of $24,272 and issued 500,000 shares of common stock and common stock purchase warrants to purchase an additional 500,000 shares of common stock at a price of $0.80 per share for a period of two years, which exercise period was subsequently extended for two additional years.  We also paid a finder’s fee by issuing 25,000 shares of common stock and common stock purchase warrants to acquire an additional 25,000 shares of common stock.  The warrants are exercisable at a price of $0.80 per share for a period of two years.

Detroit Copper

Located in Marion County, Oregon, the Detroit Copper project consists of 34 unpatented claims.  Extensive geologic mapping, geochemistry, and geophysics conducted in the 1970s located a tourmaline-copper breccia pipe, which contains a low-grade core surrounded by a high–grade shell with a ring of sheeted veins.  Drilling results from 45 holes have indicated copper, gold and silver mineralization.  The primary copper minerals are chalcopyrite and bornite, and the deposit is distinguished by a significant lack of pyrite.  These mineralogical characteristics are ideal for mineral concentration by flotation and will likely produce good metallurgical recoveries. We acquired the property by staking unpatented lode claims in October and November of 2004, and expenditures were principally for claim staking and recording fees.  We possess drill core and logs and other technical data for this property.

Gazelle Gold

The Gazelle Gold project consists of 119 unpatented claims and is located in Madison County, Montana.  The Gazelle Gold project is characterized by a banded iron formation with gold in sulphide fancies.  We identified five gold anomalies from 891 soil samples collected over a three-mile strike length during the 2004 exploration season. The cost of acquisition included costs for staking claims, recording fees, and data acquisition, which amounted to approximately $50,000.

Other Properties

We currently own two properties located in Shoshone County, Idaho, namely Chicago-London and Little Pine Creek.  Further exploration of the properties would be required before making a determination as to the economic feasibility.  We do not intend to conduct mineral exploration on either property at this time.  The properties are being held for the value of their timber and real estate ..

Environmental Issues

Shoshone County, Idaho

Our mineral property holdings in Shoshone County, Idaho include lands contained in mining districts that have been designated as “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act.  A “Superfund” site is an area which can contain many properties owned by many different persons, with each area possibly affected in varying degrees by environmental damage.  This “Superfund Site” was established to investigate and remediate primarily the Bunker Hill properties of Smelterville, Idaho, a small portion of Shoshone County where a large smelter was located.  However, because of the extent of damage caused by this large smelter, the Superfund Site covers the majority of Shoshone County including our Little Pine Creek properties (which are distant from the original smelter location) as well as many small towns located in Northern Idaho.  We are unaware of any pending action or proceeding relating to any regulatory matters that would affect our financial position due to our inactive mining claims in Shoshone County.

During the fall of 2003, we retained a consultant, W.B. Rust, Consulting Metallurgist to conduct a property environmental investigation of the Chicago-London and Little Pine Creek properties.  The study was revised in February of 2004. The study revealed no potential for adverse environmental effects at Chicago London other than approximately 8,000 tons of mine waste rocks.  These contain metals with a potential for adverse environmental effects.  No evidence was observed that there had been any significant adverse environmental effects from the mine waste rock piles.  At Little Pine Creek, the investigation revealed no potential for adverse environmental effects other than the General Mine Waste Dump and portal water discharge.  The approximately 8,500 tons of mine waste was identified only insofar as it contains metals which thus far have had no adverse environmental effects.  The portal discharge was identified because it may contain dissolved metals but because the flow of water is less than 20 gallons per minute; no evidence was observed of any significant adverse environmental effects.

Applicable Mining Laws

Mining in the State of Nevada is subject to federal, state and local law.  Three types of laws are of particular importance to the Mount Hope Project: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.

The Mount Hope Project is situated on lands owned by the United States (“Federal Lands”).  Our company, as the owner or holder of the unpatented mining claims, has the right to conduct mining operations on the lands subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the Mount Hope Lease, and compliance with applicable federal, state, and local laws, regulations and ordinances governing the staking and registration of mining claims, the operation of mines, an approved Mine Plan and environmental laws.  On Federal Lands, mining rights are governed by the General Mining Law of 1872 as amended, 30 U.S.C.  UU 21-161 (various sections), which allows for the location of mining claims on certain Federal Lands upon the discovery of a valuable mineral deposit and on proper compliance with claim location requirements.  A valid mining claim provides the holder with the right to conduct mining operations for the removal of locatable minerals, subject to compliance with the General Mining Law and Nevada state law.  Historically, the holder of an unpatented mining claim could, upon strict compliance with legal requirements, file a patent application to obtain a full fee title to the surface and mineral rights within the claim; however, continuing Congressional moratoriums have precluded new mining claim patent applications since 1993.

The operation of mines is governed by both federal and state laws.  In general, the federal laws that govern mining claim location and maintenance and mining operations on Federal Lands, such as the Mount Hope Project, are administered by the BLM.  The Mount Hope Project is administered by the BLM Battle Mountain, Nevada office. Additional federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.  Various permits or approvals from the BLM and other federal agencies will be needed before any mining operations on the Mount Hope Project can begin.

The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts.  Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs.  The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time.  The bond amount for a large mining operation, such as the Mount Hope Project, is significant.

The following table sets out the permit- and claim-related fees associated with the Mount Hope Project.

Permit	Application / Review Fee	Anticipated Fees	Fee Description
Plan of Operations/ Reclamation Permit	$7,600.00	N/A	N/A
Purchase, Transport, Storage of Explosives	$100.00	$50.00	Annual renewal
Notification of Commencement of Operation	N/A	N/A	N/A
Mine Registry Form	N/A	N/A	N/A
Notification of Opening and Closing Mines	N/A	N/A	N/A
Air Quality Permit To Construct	$20,000.00	N/A	N/A
Air Quality Operating Permit	$5,000.00	$1,395.00	Annual maintenance fee and emission (based on 249 typically SO2 at $5.60 per ton). Does not include costs associated with stack testing.
		$5,000.00	Three Year Renewal
Water Pollution Control Permit (Infiltration)	$1,250.00	$600.00	Annual maintenance
		$3,000.00	Renewal (five years)
Water Pollution Control Permit (Exploration and Mining)	$20,000.00	$20,000.00	Annual maintenance
		$20,000.00	Renewal (five years)
Solid Waste Management Approval	N/A	N/A	N/A
Permit For Occupancy of Nevada Department of Transportation Right of Way	$500.00	N/A	N/A
Permit to Appropriate Public Waters	$12,100.00	N/A	Diamond Valley Dewatering
	$4,033.00	N/A	Kobeh Valley - Dewatering
	$9,398.00	N/A	Kobeh Valley - make up process water(1)
Permit to Construct a Dam	$500.00	$100.00	There will be an additional $1 per acre foot in excess of 50 acre feet.
Industrial Artificial Pond Permit	$125.00	$125.00	Annual renewal fee
		$10,000.00	Annual assessment based on the total quantity of material processed
Permit For Sanitation Facilities	$200.00	$225.00	Annual operating fee
Hazardous Materials Permit	$120.00	$120.00	Annual renewal fee
Fire and Line Safety	$571.76	N/A	N/A
Nevada State Historical Preservation Office Notification	N/A	N/A	N/A

_____________

(1) Represents the fresh water required, over and above the water which is collected from the open pit, for processing ore.

Mining activities on the Mount Hope Project are subject also to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Recovery and Conservation Act, the 1953 Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Nevada state laws governing the discharge of pollutants and the use and discharge of water.  Various permits from federal and state agencies are required under many of these laws.  See “Permitting - Permitting Requirements” below.  Local laws and ordinances may also apply to such activities as waste disposal, road use and noise levels.

Permitting

Permit Acquisition and Fundamental Environmental Permitting Considerations

We have initiated a plan to obtain the required principal environmental operating permits in anticipation of a possible mine start-up in 2009.  Current engineering, results from preliminary discussions regarding environmental permitting, and updated mineral estimates served as the basis for the Technical Report.

A staged permit acquisition program is in progress. The first permitting stage of collecting data for the Plan of Operations was in progress as of the fourth quarter of 2005.  Permits to be obtained at this stage will authorize on-site activities needed to characterize acid neutralization capability of the different rock types, provide hydrological data, condemn the waste heap sites and tailings sites and support infrastructure, as well as obtain environmental baseline data to support the permitting packages.  A Plan of Operations for was submitted on June 6, 2006 to the BLM.  Future exploration activities and mine expansion initiatives will be included in applications for subsequent approvals on a case-by-case and as-needed basis.

The permits for which we will apply focus on an area of approximately 20 square miles.  Exploration within this boundary, subject to permit applications, may be initiated to further investigate mineralization near or adjacent to the Mount Hope molybdenum ore-body.

Permitting Process Overview

The development, operation, closure and reclamation of mining projects in the United States require numerous notifications, permits, authorizations and public agency decisions.  This section does not attempt to exhaustively identify all of the permits and authorizations that need to be granted, but instead focuses on those that are considered to be critical for project start-up.

Environmental Inventories

There are certain environmental evaluations that routinely must be completed in order to provide the information against which project impacts are measured.  Both the U.S. Forest Service (“USFS”) and the Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation (“BMRR”) have requirements to profile existing conditions and to evaluate what effects will result from implementing the project plans on the Mount Hope mineralization within the Mine Plan.

Background information on geology, air quality, soils, biology, water resources, social and economic conditions, and cultural resources is currently being assembled for us and will be submitted to the appropriate regulatory agencies.

Permitting Requirements

Nevada Division of Water Resources Requirements

Mount Hope is centered between two water basins: the Kobeh Basin and the Diamond Basin.  Development of the Mount Hope Project will involve significant water demand in an arid region of Nevada.  Successful mining and processing will require careful control of project water and efficient reclamation, all of which we believe is obtainable pursuant to our Mine Plan, Plan of Operations and capital cost estimates.

The Nevada Division of Water Resources (“NDWR”) is the responsible agency for granting water rights permits.  We have applied to the NDWR for twelve water rights permits for a total of 16,130 acre feet per annum within the Kobeh Basin.  Our water needs are estimated by us in our Plan of Operations to be 12,904 acre feet per annum, providing a difference of 3,226 acre feet in excess of our estimated water needs.

In addition, we have secured 1,200 acre feet per annum in the Diamond Basin through the Gale Ranch Option.  See “General Development of the Business – Overview”.  These water rights will be used for open pit de-watering, which is estimated by us to be between 810 and 4,800 acre feet per annum depending on  the depth of the open pit (i.e., a deeper pit requires more water).

We believe that water rights applied for by us will be sufficient to conduct planned operations.  The well field to perfect this water supply has not yet been tested or developed, but as described above, the twelve permits have been applied for.  Granting of the excess 3,226 acre feet per annum above our expected water needs will allow for a backup source and sufficient capacity, we believe, for the expansion in year 12 and for higher throughputs in years 1-11 during periods when softer ore is encountered.  The grinding slurry circuit and the flotation and tailings circuit have been sized with this possibility in mind.

Additionally, as a further example of our conservative approach to water appropriation, we are actively soliciting ranchers in the Diamond Basin for additional water sources.

Nevada Division of Environmental Protection – Bureau of Mining Regulation and Reclamation Requirements

The BMRR also regulates mining activities within the state including water pollution control and reclamation.  BMRR also administers and enforces the requirements relating to the reclamation of land subject to mining or exploration projects.  We expect to be required to post a reclamation bond from a financial institution or otherwise set aside a corresponding amount for the benefit of BMRR.

Nevada Division of Environmental Protection – Bureau of Air Quality Requirements

Prior to the commencement of construction activities and in conjunction with facility operations, an air quality permit will be necessary. The Nevada Bureau of Air Quality regulations state that, in addition to other requirements, a process flow diagram must be generated to communicate the technical aspects of the process/activity and determine which class of permit will be required. We plan to prepare the required process flow diagram and submit our permit application during 2006.

United States Regulatory Matters

General

All of our exploration activities in the United States are subject to regulation by governmental agencies under various mining, mine safety and environmental laws. The nature and scope of regulation depends on a variety of factors, including the type of activities being conducted, the ownership status of land on which the operations are located, the nature of the resources affected, the states in which the operations are located, the delegation of federal air and water-pollution control and other programs to state agencies, and the structure and organization of state and local permitting agencies.  We evaluate our projects in light of the cost and impact of regulations on the proposed activity, and evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our operations.

Generally, compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Some permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered.

U.S. Federal and State Environmental Law

Our past and future activities in the United States may cause us to be subject to liability under various federal and state laws. Proposed mining activities on federal land trigger regulations promulgated by the USFS, the BLM, and potentially other federal agencies, depending on the nature and scope of the impacts. For operations on federal public lands administered by the BLM that disturb more than five acres, an operator must submit a Plan of Operations to BLM. On USFS-administered lands, the USFS requires the submission of a notice for all mining operations, regardless of size, and a Plan of Operations if the USFS determines that there will be any “significant” disturbance of the surface.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. We are unaware of any reason why our undeveloped properties would currently give rise to any potential CERCLA liability. We cannot predict the likelihood of future CERCLA liability with respect to our properties, or to surrounding areas that have been affected by historic mining operations.

Under the Resource Conservation and Recovery Act (“RCRA”) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.

Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.

Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the State” are regulated by the National Pollution Discharge Elimination System (“NPDES”) program, while Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into “Waters of the United States,” including wetlands. Stormwater discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations.

NEPA requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards; it merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An “Environmental Assessment” (“EA”) may be adequate for smaller projects. An EIS, which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.

The Endangered Species Act (“ESA”) is administered by the U.S. Department of Interior’s U.S. Fish and Wildlife Service. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. “Threatened” means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. We conduct wildlife and plant inventories as required as part of the environmental assessment process prior to initiating exploration projects. We currently are unaware of any endangered species issues at any of our projects. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.

We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

U.S. Federal and State Reclamation Requirements

We are subject to land reclamation requirements under state and federal law, which generally are implemented through reclamation permits that apply to exploration activities. These requirements often mandate concurrent reclamation and require the posting of reclamation bonds or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds and letters of credit to fund expenditures for reclamation requirements.

Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. We believe that we currently are in substantial compliance with and are committed to maintaining all of our financial assurance and reclamation obligations pursuant to our permits and applicable laws.

Employees

We presently lease an office that consists of 2,000 square feet and, as of May 19, 2006, we had 10 full-time employees ..  We plan to add several more employees during 2006, including a field office assistant to further the Mount Hope Project’s technical progress and permitting.  We intend to utilize the services of consultants and contractors to provide additional services to us, particularly with regard to the Mount Hope Project.

Legal Proceedings

We are not a party to any legal proceedings and are not aware of any such proceedings known to be contemplated.

MOLYBDENUM:  PRICES, DEMAND AND SUPPLY

Molybdenum is a primary alloying element in almost every steel and stainless steel alloy.  In small quantities, molybdenum is used in most steel as an effective hardening agent and is one of the elements which make stainless steel “stainless”.  Molybdenum is also used as a catalyst in petroleum refining and plastics, as a specialty grease, and is one of the primary alloying elements in high temperature mechanical components of jet and turbine engines.  Molybdenum gives the materials which it is alloyed within the properties to perform as intended.  In most cases it is difficult to substitute other elements for molybdenum.

Molybdenum is a transition metal on the periodic table.  Its symbol is Mo and its atomic number is 42.  The pure metal is silvery white in color and very hard, and has one of the highest melting points of all pure elements.

Molybdenum Products

In the current global market, molybdenum is primarily traded in the form of technical grade molybdenum oxide (“TMO”) or ferromolybdenum (“FeMo”).  TMO is also commonly referred to as a roasted concentrate.  There are also small markets for the other forms of molybdenum, including: refined metal powder or ingots, molybdates (ammonium, calcium, and sodium), purified molybdenum disulphide, and various chemical compounds.

Molybdenum concentrates are roasted in multiple hearth furnaces to produce TMO, which is the raw material used to form additional molybdenum products.  TMO can be added directly to steel, cast iron, and other metal alloys as a powder or as briquettes.  TMO is packaged in iron or steel drums or bags.  The general specifications for TMO are listed below:

Standard TMO Specifications (Western World)

Element	Value	Min/Max
Molybdenum	57.00%	Minimum
Copper	0.50%	Maximum
Sulfur	0.10%	Maximum
Carbon	0.10%	Maximum
Phosphorus	0.05%	Maximum
Lead	0.05%	Maximum

Source:  International Molybdenum Association (“IMOA”) website

2005 Molybdenum Demand (Estimated)

Sources:  Consumption Source:  USGS / Mepps Int’l / ISSF / IISI / Adams Metals; Detail Consumption Bottom Up Buildup by Market Segment: Company Interpretation of Various Industry Sources based on Mepps Intl / ISSF / IISI / Adams Metals

Stainless Steel

The stainless steel marketplace has grown at an average of 6% per year for the last five consecutive years and is expected to continue at that rate for the foreseeable future. (Source: International Stainless Steel Forum (“ISSF”)).  A continued 6% growth rate in this segment could account for an additional 5 million lbs of molybdenum demand annually, based on US Geological Survey (“USGS”) data.  Aggregate consumption in this segment for 2005 is estimated at 88 million lbs based on USGS data and total stainless production estimated by the ISSF.    Molybdenum is primarily used in stainless steel and steel alloys because it enhances the corrosion resistance, hardness, toughness, weld ability, and heat resistant characteristics of these metals.  According to the Mineral Information Institute (“MII”) stainless steels typically contain from 1% to 4% of molybdenum.

Carbon Steel

Carbon steels consume an estimated 126 million lbs of molybdenum annually, based on International Iron and Steel Institute (“IISI”) total steel production figures and USGS data, which accounted for approximately 30% of the total demand for molybdenum in 2005.  Based on IISI forecasts, growth in this segment is expected to come primarily from China and India.  Between 2001 and 2002, Chinese raw steel production increased by approximately 10%, and between 2002 and 2003, Chinese raw steel production increased by approximately 20%, as indicated by 2004 USGS statistics.  India followed a similar trend in raw steel production, with a 5% increase in raw steel production between 2001 and 2002 and a 10% increase between 2002 and 2003, as indicated by 2004 USGS statistics.  Behre Dolbear predicts growth of 25% in Chinese steel production in 2006 (Source: Behre Dolbear Global Mining News).

Alloy (Tool) Steels

The alloy steels market segment, including its largest component, tool steels, as well as super alloys and other high alloy steels, consumed an estimated 87 million lbs of molybdenum in 2003, based on 2003 USGS data and extrapolated by use for a world molybdenum demand estimate.  This segment is a large and diverse market for molybdenum due to the wide variety of consumer uses and alloys involved.  The largest use in this segment is tool steel.  As production sector demand in the auto and aviation industry has increased, we have seen a dramatic shift in demand for alloy steel.  We estimate molybdenum demand in 2005 will be approximately 90.5 million lbs, based on a 2% historical growth norm extrapolated from USGS data.

Percentage Additions of Alloying Elements to High Speed Steel Grades

Grade	Carbon	Chromium	Molybdenum	Tungsten	Vanadium	Cobalt
T-1	0.75	-	-	18.0	1.1	-
M-2	0.95	4.2	5.0	6.0	2.0	-
M-7	1.00	3.8	8.7	1.6	2.0	-
M-42	1.10	3.8	9.5	1.5	1.2	8.0

Source:  AZOM.com

Pipeline Steels

Significant molybdenum demand growth for the alloy steel segment is anticipated in the oil and natural gas pipeline industry, due to the molybdenum content in pipeline steel and the number of pipelines in development and planned in the future, as indicated in the charts below.  We believe, based on market research, that the demand for molybdenum today does not include this significant increased demand presented by anticipated future pipeline developments.  Molybdenum is widely used in oil and gas infrastructure, including oil and gas pipelines, processing plants, petrochemical plants, flue gas desulfurization plants and other applications.  As sources of supply for natural gas and oil become more disparate and located in less hospitable regions, demand for large diameter oil and gas lines has increased.  One example is the Alaska Highway Pipeline, which is expected to be approximately 1,800 miles long and to use between 3 and 5 million tonnes of steel, according to the Congressional Research Service (Source: Library of Congress, Report for Congress, Feb 11, 2004).  With the assumption that X80 pipe steel, which contains at a minimum 0.28% molybdenum (PS5200 X80 pipe steel™), will be used for the Alaska Highway Pipeline, this single pipeline will require more than 14 million lbs of molybdenum.  As indicated below, there are currently approximately 72,900 miles of large diameter oil and gas pipeline in process or planned in the next seven years:

Current and Planned Pipelines through 2012 (miles)
Region	Current	Future	Totals

U.S.	4607	3946	8553
Canada	253	5774	6027
Europe	2631	12495	15326
Middle East	741	4110	4851
Africa	1037	3518	4555
South Pacific	360	8785	9145
Far East	2650	15502	18152
Mexico/Caribbean	0	2880	2880
South America	538	2898	3436
Totals	13017	59908	7299925

Source:  Pipeline and Gas Technology, March 2005, Global Construction Review, Hart Energy Publishing, LP

Large Diameter Pipelines – Current and Planned Projects
Company	Cost	Miles	Pipe Dia.	Location of Project	Type of Service	Project Status	Year
BP, Exxon Mobil, Phillips	10 Bil.	1,800		Alaska to Alberta	Transmission, Gas	Under Study	2007
Imperial Oil Ltd. (MacKenzie Valley project)	3 Bil.	758	30	Inuvik, NWT, to Alberta	Transmission, Gas	Before NEB/Joint Review Panel	2009
Gazprom	12.5 Bil.	4,191	48	Russia to South Korea	Transmission, Gas	Under Study	2010
North Transgas (Gazprom)	5.7 Bil.	1,800	42	Russia to Germany via Gulf of Finland and the Baltic Sea	Transmission, Gas	Under Study	2008-2010
Shell International Gas		2,200		Saltyk (Turkmen) to Bulgaria	Transmission, Gas	Under Study	2005
Statoil, Norsk Hydro (Langeled project)	2.9 B	745	30, 42, and 44	Ormen Lange field, Norwegian North Seat, to Easington, England	Transmission, Gas	Await Start	2007
Iran-Turkey Governments	10 Bil.	1,000		Iran to Turkey to Greece	Transmission, Gas	Under Study
Qatar-Pakistan governments	2.7 Bil.	994		Qatar to Pakistan	Transmission, Gas	Under Study
Total Fina Elf	1.6 Bil.	777		Offshort Kazakhstan to Turkmenistan to Tehran and Hurg, Iran	Trunkline, Oil	Under Study
Trans-Afghan pipeline	2 Bil.	915		Turkmenistan to Pakistan	Transmission, Gas	Under Study
Sonatrach/NNPC (Trans-Saharan pipeline)	7 Bil.	2,734	56	Gulf of Guinea, Nigeria, to Beni Saf, Algeria	Transmission, Gas	Under Study	2008
Esso Highlands Ltd. (PNG Gas project)	2.75 Bil.	1,821	16 to 30	Offshort Papua New Guinea to Brisbane, Australia	Transmission, Gas	Planned	2008
West Australian Government	3 Bil.	1,800		Karratha to Adelaide	Transmission, Gas	Under Study

Source:  Pipeline and Gas Technology, March 2005, Global Construction Review, Hart Energy Publishing, LP

One case study for molybdenum content in large-diameter high-strength pipeline steel is the McKenzie project, under study by Imperial Oil Ltd.  (“Imperial”).  Imperial estimates the pipeline will be 758 miles in length, 30 inches in diameter, and have an estimated average wall thickness of 0.625 inches based on known typical pipeline wall thicknesses.  Based on PS5200 X80 pipe steel™, the total molybdenum content is calculated at 2.2 million lbs of contained molybdenum (based on 0.28% Mo content, as indicated in the chart below).

Undersea applications, accounting for approximately 15% of total oil and gas pipeline installations, typically require heavier wall thickness pipeline (typically 41 mm) than onshore installations (typically 15 mm) thus driving up the total contained molybdenum. (Source: Pipeline and Gas Technology, March 2005, Global Construction Review, Hart Energy Publishing, LP).

Source:  Bluescope Steel

X100 and X120 Pipe

We believe that the most likely specifications for the proposed 1,800 mile Alaska Natural Gas Pipeline by Exxon Mobil will have a molybdenum content between 1.5% and 3.0%.   Compared to the X80 steel pipe (as may be used in the McKenzie pipeline), the molybdenum content percentage for X120 pipe would be about 5-10 times the molybdenum required in X80.  Instead of the 14.4 million lbs of molybdenum estimated above based on a content of 0.28% molybdenum, the project could call for as much as 70-140 million lbs based on the assumed molybdenum content of 1.5% to 3.0% in the X120 steel pipe.  The potential use of X100 and X120 steel pipe in the proposed Alaska Natural Gas Pipeline by Exxon Mobil was published in updated form on February 11, 2004 in the public document: Congressional Research Service Report “Proposed Alaska Natural Gas Pipelines: Potential Impacts on the Steel Industry”.

Much of the total pipeline specified in the aforementioned forecast is expected to be large diameter (i.e., 30” to 56”) X80 up to X120 pipeline steel.  Thus, a significant, but unanticipated, portion of molybdenum demand growth will be driven by expected worldwide pipeline installations in the coming years.

Other Uses

The chemical and lubricants industries use molybdenum in products such as catalysts, paint pigments, corrosion inhibitors, and smoke and flame retardants.  The chemical and lubricants industries accounted for approximately 23% of the global molybdenum consumption in 2004.

Catalyst consumption is the highest growth segment of “other uses”, particularly in the automotive and diesel fuel industry.  The Environmental Protection Agency set targets to reduce sulfur emissions by 90% by 2004, which has increased the demand for molybdenum catalysts significantly (Source: Chemical and Engineering News, January 8, 2001).  According to the IMOA, it is expected that as sulfur content in crude oil increases, demand for molybdenum-based catalysts will increase.

Molybdenum is used extensively in the production of plastics.  Acrylonitrile is one of the base compounds used in the manufacture of many household items from carpet to clothing to automobile plastics.  World production of acrylonitrile exceeds 10 billion lbs annually (Sources: Structural Characterization of Acrylonitrile Catalysts,  P. DeSanto Jr., D. J. Buttrey and R. K. Grasselli, University of Delaware Newark, DE 19716; C. G. Lugmair and A. F. Volpe Jr. Symyx Technologies, Inc., Santa Clara, CA 95051; B. H. Toby NIST Center for Neutron Research National Institute of Standards and Technology Gaithersburg, MD 20899-8562; T. Vogt Brookhaven National Laboratory Upton, NY 11973).

Acrylonitrile production uses an aqueous metal salt solution composed of ammonium molybdate and bismuth (“Bi”) nitrate as a mix to form a Bi/Mo precipitate catalyst.  Acrylonitrile is most commonly used in the manufacture of end products such as nylon, automobile plastics, acrylic fibers , and oil resistant rubbers.  New developments have led to propane ammoxidation, or manufacture of acrylonitrile using a molybdenum oxide doped with various transition metals (Sources: Structural Characterization of Acrylonitrile Catalysts,  P. DeSanto Jr., D. J. Buttrey and R. K. Grasselli, University of Delaware Newark, DE 19716; C. G. Lugmair and A. F. Volpe Jr. Symyx Technologies, Inc., Santa Clara, CA 95051).

Pure molybdenum metal is used in light bulb filament supports, metal-working dies, and furnace parts.  Pure molybdenum metal accounts for approximately 7% of the global molybdenum consumption, according to the USGS.

Molybdenum Production

The vast majority of molybdenum is roasted to become molybdenum oxide, ( TMO ) , or Ferro molybdenum ( FeMo ). A small percentage is processed into pure MoS2 for use as Molybdenum lubricants ..

Below is a process flow chart for producing molybdenum:

Molybdenum Supply

The following chart shows the supply for molybdenum by region in 2004:

End Markets and Regions

According to USGS statistics, the top ten steel producing countries in 2004 were the United States, China, Japan, Russia, South Korea, Germany, Ukraine, India, Brazil, and Italy.

Molybdenum produced from the Mount Hope deposit, according to the Technical Report, may have broad applications in the market due to the pure nature of the deposit and subsequent product.  Thus, target growth markets in catalysts and high strength steel, which require very pure product, will be on our product marketing plan.  Supply to the stainless steel segment will also be evaluated.

Traditionally, China has been a net exporter of ferromolybdenum and a net importer of molybdenum oxide.  Since Chinese steel production has increased dramatically in recent years, and continued high levels of steel production growth are projected, there is a significant molybdenum market opportunity with Chinese steel manufacturers.  Molybdenum trade with China is generally conducted through molybdenum traders in other parts of Asia.

Molybdenum Price

Molybdenum is an un-hedged metal with no forward markets for the metal.  Therefore, the price of molybdenum is primarily determined by changes in supply and demand, which are in turn, affected by global economic conditions.  The following chart shows the historical prices of molybdenum over the last 30 years:

Molybdenum Prices ($/lb)

3 Year Average	$18.34/lb
5 Year Average	$12.27/lb
10 Year Average	$7.98/lb
30 Year Average	$6.21/lb

Source: Platt’s Metals Week, Weekly Dealer Oxide Average Price

Source:  Platt’s Metals Week

The price history of molybdenum demonstrates that the current upward trend in prices began in May of 2002 when the price per lb changed from approximately $2.75, which it had stabilized at for the previous four years, to $4.63 and then to $7.38 in June of 2002. This timing appears to be commensurate with the initial large disparity between demand and production.  In 2002, there was an estimated 57 million lb variance between production and demand (Source: USGS).  This supply-demand imbalance increased to nearly 70 million lbs in 2003, as shown in the following chart entitled “Mo: Supply vs. Demand”, at which time prices began to steadily rise month over month.  Commensurate with the depletion of available inventories in the second quarter of 2004 (Source: Adams Metals), prices rose dramatically to the $30 plus per lb molybdenum range.  On June 9, 2006, the average dealer oxide price for molybdenum was $26.00-27.00 per lb

Molybdenum Avg Price History
Avg. Price per Lbs.
40.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
Jan-02
Mar-02
May-02
Jul-02
Sep-02
Nov-02
Jan-03
Mar-03
May-03
Jul-03
Sep-03
Nov-03
Jan-04
Mar-04
May-04
Jul-04
Sep-04
Nov-04
Jan-05
Mar-05
May-05
Jul-05
Sep-05
Nov-05
Jan-06
Mar-06
May-06
Month

Based on the market reaction to the availability of molybdenum and molybdenum prices, we believe that the market has stabilized at a $25 +/- per lb figure for molybdenum until available inventories increase.  Our estimate is based on our internal study that stockpiles will not rise appreciably above zero until 2008.  Even at these rates, we expect that stockpiles will remain low well past 2010.  If demand grows above the nominal rate of 3%, and no significant primary producers commence operations, we expect that demand will outstrip supply well past 2010.

Molybdenum Market Trends

The following chart shows the comparison of molybdenum production and consumption from 2001 to 2005.  We believe the significant increase in demand is due to economic growth in China and India, as well as increased demand for stainless steel, chemicals, catalysts, and super-alloys in the United States, South America, Europe, and China.  Molybdenum production was relatively steady (at an average of 285 million pounds per year) between 1999 and 2001, and stockpiles in the US were cut in half between 1999 and 2003, according to 2005 USGS statistics.  We believe the remaining stockpiles were consumed between 2003 and 2005, based on supply and demand detail demonstrated in the chart below, as indicated by the close correlation between demand and supply in 2005.  We anticipate that 2006 demand may equal the available production, at current price levels.  We anticipate a considerable latent demand at lower price levels which would tend to buoy the price of molybdenum unless substantial new production is put on-line.

Sources:  Production Source: USGS / Roskill 2003 / American Metals Market / Platts Metals Week / InfoMine;  Consumption Source:  USGS / Mepps Int’l / ISSF / IISI / Adams Metals; Detail Consumption Bottom Up Buildup by Market Segment:  Based on Mepps Intl / ISSF / IISI / Adams Metal

In summary, we believe that, at lower price levels, as is typical with commodities, demand will increase.

Supply Constraints

Chinese mine production of molybdenum declined in 2004 due to lower production from the Liaoning province.  This lower production has been attributed to mine closures in early 2004, which have been ascribed to safety issues, tax evasion, restructuring and state-imposed power rationing (Source: Platt’s Metals Week).  Chinese molybdenum production is expected to decline further from 89 million pounds in 2004 to 67 million pounds in 2005 (Source: Platt’s Metals Week).  Chinese molybdenum exports are expected to decline from 98 million pounds in 2004 to 65 million pounds in 2005 (Source: Platt’s Metals Week).  This expected decline is due to the combination of higher planned domestic steel production and ongoing mine closures, and a significant reduction in Chinese molybdenum mine and roasting production in 2004 (Source: Platt’s Metals Week).

Decreasing Primary Molybdenum Production

Primary molybdenum production has been decreasing as a percentage of total molybdenum production.  Since 1978, primary production of molybdenum has decreased from 57% of total production to 37% in 2004 (see following chart). Between 1992 and 2004, no new primary molybdenum mines were brought into production.  Further reductions may occur as primary mine deposits are depleted.

Source:  Adams Metals

Decreasing By-Product Molybdenum Production

Molybdenum is produced from either primary production, wherein molybdenum is the primary recovered material, or by-product production wherein molybdenum is a secondary mineral produced as a by-product of copper mining.

Copper is generally recovered through either copper sulphide production (which allows molybdenum by-product production); or solvent extraction electro winning (“SX-EW”) operations (which does not permit molybdenum recovery).

By-product molybdenum production typically occurs within some North and South American porphyry-type sulphide deposits.  In the past 10-15 years, there has been an increasing trend to develop copper projects using SX-EW, rather than conventional copper sulphide smelting processes.  Consequently, by-product molybdenum production growth has lagged behind global copper output.  As depicted below, the research department of Canaccord Capital Corporation expects North and South American copper sulphide production (as a percentage of global copper output) to remain relatively flat over the next few years, which should result in limited growth in secondary molybdenum production going forward.

% of Global Copper Output from North/South American Sulphide Deposits
60%
55%
50%
45%
40%
35%
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005E
2006E
2007E
2008E
2009E

Molybdenum prices have been strong enough to encourage selective mining for several years, such that some by-product molybdenum producers may now be returning to lower molybdenum-grade ores.  Chilean by-product production is an excellent example of this transition.

A number of larger secondary molybdenum producing mines expect declining production, including the following:

Mine	2006 Expected Molybdenum Production Decline
Chiquicamata (Chile)	15.4 million lbs
Highland Valley Copper (Canada)	6 million lbs

Source: Platt’s Metals Week

This reduction represents nearly 5% of the total worldwide molybdenum production based on 2005 estimated production.  Evidencing this decline in by-product molybdenum production, Chile is expected to produce only 48,000 metric tonnes of molybdenum in 2006 (Source: Chilean National Mining Association (SONAMI), as reported in Platt’s Metals Week, November 21, 2005), having produced an estimated 46,000 metric tonnes in 2005.  With the Collahausi mine expected to produce 4,000 metric tonnes in 2006, the net decrease of Chilean molybdenum, excluding the Collahausi mine, is -2,000 metric tonnes.

Source: USGS

Based on estimates of 2005 and 2006 production, it is apparent that the focus on molybdenum production in 2004 significantly impacted copper production, as several of the large Chilean copper mines prioritized Mo production over copper production (Source: Platt’s Metals Week).  It is also apparent that after the large 39.7% increase in molybdenum production in 2004, the molybdenum production growth rate has stagnated while copper production has begun to increase.  This may be indicative of a return to focus on copper production or a lack of sustainable growth in molybdenum production from by-product Chilean producers (Sources: USGS, Platt’s Metals Week).  More likely, however, this represents a lack of sustainable growth in molybdenum production from by-product producers.

Molybdenum Has No Direct Substitutes

Molybdenum currently has no practical direct substitutes. Potential substitutes for applications such as strengthening alloy in steel include vanadium, chromium, columbium, and boron.  However, such substitution is not currently practiced as historically, molybdenum has been plentiful, affordable, and effective.  We do not believe substitution threatens molybdenum use as indirect substitutes do not provide the performance characteristics of molybdenum and substitute alloying metals, such as vanadium, chromium, columbium, and boron, are also trading around their historical peaks.

Availability of Roasting Capacity

We intend to sell TMO, which requires roasting. Producers without roasting capacity must pay a third party to roast concentrates into molybdenum metal, and must therefore accept the market price of molybdenum less a roasting process charge.  At this time, we believe, based on industry sources, that roasting capacity in the Americas is very limited and that roasting process charges have increased significantly.  In addition, we believe there is currently insufficient new roasting capacity under construction to meet future demand.

MANAGEMENT

Executive Officers and Directors

The following table provides the names, positions, ages and principal occupations of our directors and executive officers:

Name and Position with Our Company	Age	Director/Officer Since	Principal Occupation
Robert L. Russell Director, President and Chief Executive Officer	72	Director January 1967 to present President and Chief Executive Officer, April 1984 to present	President and Chief Executive Officer of our company
John B. Benjamin Director	76	Director since February 1974	Retired mining professional
Gene W. Pierson (2) Director	68	Director since March 2002	Mining consultant
Norman A. Radford (1)(3) Director	73	Director since 2002	Manager of Silver Capital Arts, a retail jewelry and gem store
R. David Russell (2) Director	48	Director since 2002	President and Chief Executive Officer of Apollo Gold Corporation, a TSX/AMEX listed gold mining company
Richard Nanna (3) Director	56	Director since November 2003	Vice President Exploration for Apollo Gold Corporation, a TSX/AMEX listed gold mining company
Robert Llee Chapman (1)(3) Director	48	Director since August 2004	Principal of R. Llee Chapman Consulting and an employee of Ascendant Copper Corporation
Matthew F. Russell Executive Vice President — Operations and Chief Operating Officer	40	Officer since March 2004	Executive Vice President — Operations and Chief Operating Officer of our company
Henry A. Miller Chief Financial Officer, Vice-President Finance and Senior Counsel	55	Officer since April 2006	Chief Financial Officer, Vice - President Finance and Senior Counsel of our company
Robert L. Dumont Vice President - Business Strategies and Investor Relations	50	Officer since January 2005	Vice President—Business Strategies and Investor Relations of our company
Michael K. Branstetter Secretary, Treasurer and Legal Counsel	52	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

(1)  Member of audit and finance committee.

(2)  Member of nominating committee.

(3)  Member of compensation committee.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

The term of office of the directors is for one year and until their successors are elected.  Officers are appointed annually by the board of directors and serve at the pleasure of the board.

Robert L. Russell, a professional engineer, has been a director of our company since 1967 and our President and Treasurer from 1979 to 1980 and our President and Chief Executive Officer since 1984.  Since September 1998, Mr. Russell has provided mining management consulting services through his consulting company, R.L. Russell

Associates.  Mr. Russell held positions with Exxon Minerals from 1976 to 1984 and Freeport McMoRan Copper and Gold, Inc. where he served as Vice President of Mining from 1988 to 1995.  Mr. Russell was Executive Vice President and General Manager of Freeport’s Indonesian operations, responsible for the overall operations, including 8,000 employees, and the construction of $1.5 billion of capital facilities. From 1995 to 1998, Mr. Russell was employed by Zambia Consolidated Copper Mines, most recently as General Manager of the Nchanga Division.  In that position, Mr. Russell was responsible for all functions of two operating mines and several metallurgical facilities. Mr. Russell is a director of Mines Management, Inc.

John B. Benjamin has been a director of our company since 1974.  Mr. Benjamin has been retired since 1989.  Prior to that time, Mr. Benjamin was employed from 1987 to 1989 by Dames & Moore, a Denver, Colorado based engineering company as a field sampling and air/water monitoring coordinator assistant for The Bunker Hill Superfund Remedial Investigation and Feasibility Study.  Before joining Dames & Moore, Mr. Benjamin was employed by the Bunker Hill Company for approximately 27 years.

Gene W. Pierson, a mining engineer, has been a director of our company since 2002. Mr. Pierson graduated from the University of Texas, El Paso, with a Bachelor of Science degree in mining engineering, geology option, June 1962.  Since 1999, Mr. Pierson has been a self-employed consultant for mining companies in mineral economics and management.  From 1981 to 1999, Mr. Pierson was employed by Hecla Mining Company as a senior analyst performing research and analytical work with management, engineering, metallurgical, geology, accounting and financial staff.  Mr. Pierson is a member of the Society of Mining Engineers and the Mineral Economics & Management Society.

Norman A. Radford, a mining engineer, has been a director of our company since 2002.  Mr. Radford graduated from the University of Idaho with a Bachelor of Science degree.  From 1982 to 1985, Mr. Radford was employed by Coeur d’Alene Mines Corporation as a consulting geologist providing full time consulting services to the chairman of the board.  From 1965 to 1982, Mr. Radford was employed by The Bunker Hill Company as a senior mine geologist.  Mr. Radford is a registered professional geologist and a member of the American Institute of Mining Engineers.  Mr. Radford has been semi-retired since 1985 and has run a jewelry store since that year.

R. David Russell has been the President & CEO/director of the Canadian gold company Apollo Gold Corporation (“Apollo Gold”) since 2002, which is listed on the TSX and on AMEX and has been a director of our company since 2002.  In 1999, Mr. Russell founded Nevoro Gold Corporation which was subsequently merged with Apollo Gold.  From 1994 to 1999, Mr. Russell was Vice President and Chief Operating Officer for Getchell Gold Corporation (“Getchell”), a Nevada gold producer.  Mr. Russell oversaw the Getchell open pit as well as the development of two underground mechanized gold mines and a complex pressure oxidation mill for gold ore processing.  Prior to Getchell, Mr. Russell was General Manager, US operations, for LAC Minerals Ltd. and after their acquisition, Barrick Gold Corporation (collectively, “LAC/Barrick”).  His responsibilities included operations at various mines in the western US including the Bullfrog mine in Nevada, the Richmond Hill Mine located near Lead, South Dakota, the Ortiz Project near Santa Fe, New Mexico, and the Coliseum reclamation project in California.  Prior to LAC/Barrick, Mr. Russell was manager of underground mining for the Independence Mining Company Inc. in Nevada, project manager for Hecla Mining Company in Idaho, manager of the Lincoln Project in California for our company/Meridian Gold Inc. / US energy and mine manager for ASARCO LLC in Idaho and Colorado.  Mr. Russell is a BS Mining Engineering graduate from Montana Tech.  Mr. Russell is the son of our President and Chief Executive Officer, Robert L Russell.

Richard F. Nanna is Vice President Exploration for Apollo Gold and has been a director of our company since 2003.  Mr. Nanna is responsible for managing all aspects of exploration and geology for the two major operating gold mines of Apollo Gold as well as all exploration for new properties.  Mr. Nanna was Vice President of Exploration in Nevada for Getchell from 1994 to 1999, where he was responsible for discovering over 18 million ounces of gold.  This property is being further developed by Placer Dome Inc.  Mr. Nanna attended the University of Akron, Ohio from 1972 to 1978, where he received bachelor and masters of science degrees in geology.  Mr. Nanna has been an instructor in undergraduate geological studies at that institution.  Mr. Nanna is experienced in working with investment bankers and has experience in the areas of acquisition, valuation, and sales of mineral properties for the various companies for which he has worked.

Robert Llee Chapman is a seasoned financial executive with 24 years of experience with some of the world’s largest natural resource and engineering companies and has been a director of our company since 2004.  Mr. Chapman served as Vice President and Chief Financial Officer for Apollo Gold from 2002 until March 2005.  Mr. Chapman is a certified public accountant licensed in two states, a former Elko County Commissioner and Chairman, and current President of the Northwest Mining Association.  Mr. Chapman has been an independent mining consultant since March 2005 and is currently employed by Ascendant Copper Corporation.

Matthew F. Russell, a Professional Civil Engineer, is our Executive Vice President—Operations and Chief Operating Officer.  From March 2004 until April 2006, he served as our Vice President of Operations.  Mr. Russell graduated from Washington State University with bachelor and masters of science degrees in Civil Engineering and from Gonzaga University in Spokane, Washington with a masters in Business Administration.  From 1999 to 2001, Mr. Russell was employed by the Daniels Company in West Virginia as a project manager, managing the design and construction of coal preparation plants.  From 2001 until joining our company in March 2004, Mr. Russell was self-employed as a contract engineer.  Mr. Russell is the son of our President and Chief Executive Officer, Robert L. Russell.

Henry A. Miller is our Chief Financial Officer, Vice-President Finance and Senior Counsel.  From 1999 to 2006, Mr. Miller was associated with Enhanced Capital Partners, LLC, a national investment firm specializing in state-specific investments in small and emerging companies with its private investment funds in Alabama, Colorado, Louisiana, New York, Texas, and Washington, D.C. Mr. Miller, a cofounder and principal, currently serves on the Board of Directors of Enhanced Capital Partners, LLC and until January 2006 served as the Chief Financial Officer. In addition, Mr. Miller managed three Louisiana investment funds. Since July 2003, Mr. Miller has been of counsel to the law firm of Middleberg, Riddle & Gianna. From 1985 through 2003, Mr. Miller was associated with Freeport-McMoRan natural resource companies serving in various management capacities including Vice President and General Counsel of Freeport-McMoRan Copper & Gold Inc., and Vice President, Taxes for Freeport-McMoRan Copper & Gold Inc., McMoRan Oil & Gas Company and Freeport-McMoRan Inc. Mr. Miller holds an AB degree from the University of North Carolina, and received a J.D. from Emory University and an LL.M. (Tax) from New York University.

Robert L. Dumont is our Vice President —Business Strategies and Investor Relations.  From January 2005 until April 2006, he served as our Vice President of Business Development and acting Chief Financial Officer ..   Prior to joining our company, Mr. Dumont was the managing partner of Atmos Management Group.  Located in Connecticut, Atmos Management Group specializes in strategic and financial business management.  Mr. Dumont’s primary function was the strategic financial management of select companies for controlling stakeholders.  From 1996 to 1998, Mr. Dumont was the managing partner of Dumont Partners, a private investment partnership, based in Greenwich, Connecticut.  From 1992 to 1996, Mr. Dumont was an equity portfolio manager for Morgens, Waterfall, Vintiadis & Company, Inc., a private investment partnership, based in New York, New York.  From 1988 to 1992, Mr. Dumont was head of strategic investments for Whitehead Associates, a private investment group focused on public and private investments, based in Greenwich, Connecticut.  Prior to Whitehead Associates, Mr. Dumont was employed as senior equity portfolio manager for The Selzer Group, New York, New York, a merchant banking firm.  Prior to The Selzer Group, Mr. Dumont was a mineral economics analyst for Chase Manhattan Bank, N.A., New York, New York.  Mr. Dumont holds a bachelor of science degree in mining engineering from the University of Idaho and has completed post graduate studies in Accounting, Finance, and Economics at Chase Manhattan Bank, N.A. – Management Credit/Finance Analyst Program.

Michael K. Branstetter is our Secretary and Treasurer, and acts as our corporate counsel.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho.

Board Committees and Director Independence

Of the seven persons who make up our board of directors, Messrs. Benjamin, Pierson, Radford, Nanna and Chapman are deemed to be independent directors under the listing standards of AMEX.

Our Audit and Finance Committee consists of R. Llee Chapman, Chairman, Norman A. Radford and John Benjamin , all of whom are independent directors under the listing standards of AMEX ..  The Audit and Finance Committee recommends a firm of independent certified public accountants to audit the annual financial statements; discusses and approves in advance the scope of the audit with the auditors; reviews with the independent auditors their independence, the financial statements, and their audit report; reviews management’s administration of the system of internal accounting controls; and reviews our procedures relating to business ethics.  Our board of directors has approved a written Audit and Finance Committee charter.  Mr. Chapman is deemed the committee’s financial expert.

Our Compensation Committee is composed of R. Llee Chapman, Chairman, Richard Nanna and Norman Radford.  The primary purposes of the Compensation Committee are:  (i) to assist the board in discharging its responsibilities in respect of compensation of our executive officers, including setting salary and annual bonus levels for our senior executive officers as well as overseeing the senior staff bonus plans, subject to the approval of the board; (ii) to produce an annual report for inclusion in our proxy statement on executive compensation; (iii) to provide recommendations to the board in connection with directors’ compensation; and (iv) to provide recommendations to the board in connection with succession planning for our senior management.

Our Nominating Committee members are currently : R. David Russell and Gene Pierson.   Mr. R. David Russell is not an independent director and, in connection with our application to list our Common Stock on AMEX, we intend to replace Mr. R. David Russell on the Nominating Committee by an independent director under the AMEX rules. The responsibilities of the Nominating Committee include (i) developing policies on the size and composition of the board for election or re-election and reviewing and developing the board’s criteria for selecting new directors, including standards for director independence and competence; (ii) reviewing possible candidates for board membership consistent with the board’s criteria for selecting new directors; (iii) conducting a performance evaluation of the individual directors and of the board as a whole on an annual basis; (iv) annually recommending a slate of nominees to the board with respect to nominations for the board at the annual meeting of our shareholders; (v) making recommendations to the board relating to the composition of board committees; (vi) advising the board on committee member qualifications, committee member appointments and removals, committee structure and operations (including authority to delegate to subcommittees), and committee reporting to the board; and (vii) maintaining an orientation program for new directors and a continuing education program for all directors.

Our board of directors currently does not have any other committees.

Code of Ethics

We have adopted a Code of Ethics for our President and Chief Executive Officer and our senior financial officers.  A copy of our Code of Ethics can be obtained at no cost, by telephone at (509) 838-1213 or by mail at: Idaho General Mines, Inc., N. 10 Post Street, Suite 610, Spokane, Washington, 99201, attention: Investor Relations.

Audit and Finance Committee Pre Approval Policy

The Board of Directors has adopted a pre approval policy requiring that the Audit and Finance Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.

EXECUTIVE COMPENSATION

The following table discloses compensation paid to or awarded to our Chief Executive Officer (the “Named Executive Officer”) for the fiscal years ended December 31, 2003, 2004 and 2005 for services rendered to us.  As of the end the fiscal year ended December 31, 2005, we had no other officers that earned total annual salary and bonus in excess of $100,000.

Summary Compensation Table

Name and Principal Position		Annual Compensation			Long Term Compensation
	Year Ended Dec. 31,	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Awards		Payouts
					Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All other Compensation ($)
Robert L. Russell President and Chief Executive Officer(1)	2005	$60,000	—	—	—	—	—	—
	2004	30,000	—	—	750,000	—	—	—
	2003	—	—	—	—	—	—	—

(1)  Mr. Russell’s annual salary has been raised to $180,000 as of January 1, 2006 as a result of meeting corporate funding goals as set forth in his employment agreement , and was further raised to $225,000 effective April 1, 2006 ..

Long-Term Incentive Plan Awards during the Most Recently Completed Financial Year

We did not have any long-term incentive plans during the most recently completed financial year, other than our stock option plan.

Option Grants during the Most Recently Completed Financial Year

There were no stock options granted to the Named Executive Officer during fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option/SAR Values

Name	Securities acquired on exercise (#)	Aggregate value realized ($)	Unexercised options at December 31, 2005 (#)		Value of unexercised in-the-money options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Russell	441,944	630,000	170,000	250,000	195,000	287,500

Employment Contracts

Other than the employment agreements with Messrs. Robert L. Russell, Robert L. Dumont and Matthew F. Russell as described below, we are not party to any contracts and have not entered into any plans or arrangements that require compensation to be paid to any of our Named Executive Officer or members of our senior management in the event of:

·

resignation, retirement or any other termination of employment with us;

·

a change of control of our company; or

·

a change in the director, officer or employee responsibilities following a change of control.

We entered into an employment agreement with Mr. Robert L. Russell on March 31, 2005 pursuant to which Mr. Russell serves as our President and Chief Executive Officer.  The employment agreement is for a three year term.  Under the agreement, we agreed to pay Mr. Russell a base salary of $180,000 per annum, reviewable annually, and a performance bonus based on certain performance criteria.  The base salary became effective on January 1, 2006 as a result of meeting certain corporate funding goals.   Effective April 1, 2006, Mr. Russell’s annual salary was increased

to $225,000.   In addition, Mr. Russell will be entitled to participate in our Stock Option Plan and group insurance benefits.  Mr. Russell is also entitled to 20 days paid vacation per year, as well as traveling and other expenses.  Mr. Russell may terminate his employment upon two months’ written notice.  We may terminate the employment agreement without notice or payment in lieu thereof for cause at any time.  Additionally, we may terminate Mr. Russell’s employment without cause upon majority vote of our board of directors and upon payment to Mr. Russell of an amount equal to 36 months’ salary plus an amount equal to 100% of the greater of any target bonus or bonus actually earned for each year in the 24-month period and any other compensation Mr. Russell is entitled to receive.  In the case of termination without cause, Mr. Russell will also be entitled to receive health insurance benefits for 24 months following the date of termination, and all outstanding options held by Mr. Russell will vest upon termination.  Termination of employment upon a change of control, as defined in the employment agreement, is deemed to be a termination without cause.  Any contemplated change of control will entitle Mr. Russell to receive additional equity in our company equal to the equity he holds prior to the change of control (including any options or warrants held by Mr. Russell), contingent upon the occurrence of the change of control.

On March 31, 2005, we entered into written employment agreements with Robert L. Dumont, our then Vice President — Business Strategies and Development and acting Chief Financial Officer, and with Matthew F. Russell, our then Vice President — Operations.  On April 21, 2006, we entered into an employment agreement with Henry A. Miller pursuant to which Mr. Miller became our Chief Financial Officer, Executive Vice-President of Finance and Senior General Counsel. Each of these employment contracts runs for a term of three years.   In connection with the hiring of Mr. Miller, Mr. Dumont assumed the role of Executive Vice President—Business Strategies and Development. In addition, as of April 21, 2006, Mr. Matthew Russell was appointed as our Executive Vice President—Operations and Chief Operating Officer.

Compensation of Directors

Directors receive $1,500 cash compensation per quarter.  Directors who act as committee chairs receive an additional $250 cash compensation per quarter.  Prior to 2005, the directors received non-qualified incentive stock options and a share grant of 5,000 shares per board meeting attended in person or by phone.   From the end of 2004 until April 5 , 2006, we did not issue any stock options or shares to any of our directors for their services.  On April 5, 2006, each director received an award of 50,000 non-qualified stock options.   Mr. Robert L. Russell is our only director who is also an employee.  He does not receive any cash compensation for serving as a director.

Options to Purchase our Securities

The table below sets forth certain information with respect to our equity compensation plans as of May 19 , 2006:

	Number of securities to be issued upon exercise of outstanding options	Weighted average excise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by security holders	-	$ -
Equity compensation plans approved by security holders:
2003 Stock Option Plan	1,840,000	0.47	205,000
Other equity compensation	2, 800 ,000	1.03	n/a
Total	4, 640 ,000	$ 0. 81	205,000

2003 Stock Option Plan

Our board of directors adopted our 2003 stock option plan (the “Plan”) on December 19, 2003.  Our shareholders approved the Plan in 2004.  The purpose of the Plan is to give us greater ability to attract, retain, and motivate our officers and key employees and is intended to provide us with the ability to provide incentives that are more directly linked to the success of our business and increases in shareholder value.

Our board of directors has determined that options issuable pursuant to the Plan will be utilized solely for the purpose of granting incentive stock options (“ISOs”) for employees (pursuant to Internal Revenue Code § 422).  In general, ISOs have favorable tax consequences to U.S. employees.  Assuming that shares are purchased and held for the requisite period of time, U.S. employees will be taxed at the capital gain rates on a sale of shares received under the Plan.  The time at which taxes must be paid on exercise of an ISO is deferred until the sale of the underlying shares.  The following is a list of some of the characteristics of ISOs:

Eligibility:	Only employees.
Additional Limits:	Must be granted pursuant to an option plan, which must be approved by the shareholders within 12 months of adoption.
Exercise Price:	Must be at least fair market value (“FMV”) (110% of FMV if employee owns more than 10% of our outstanding common stock).
Termination of Employment:	Options must be exercised within 3 months of termination of employment.
Option Term:	Cannot exceed 10 years (5 years if employee owns more than 10% of our outstanding common stock).
Restrictions on Amounts for Vesting:	Not more than $100,000 of common stock can vest in any calendar year (determined at the date of grant).
Holding:	If shares are sold within 1 year of exercise or 2 years of the date of grant, options will be taxed much like an NQO (as defined below).

Our board of directors administers the Plan. Subject to the terms and conditions of the Plan, our board of directors determines the recipients, grant dates, the numbers and types of stock options to be granted and the terms and conditions of the stock options, including the option term, vesting schedule and exercise price.

As of May 19 , 2006, options to purchase 1,840,000 shares of our common stock are currently outstanding under the Plan, and options to purchase 205,000 shares of our common stock are still available for grant under the Plan.  The Plan was approved by our shareholders at our 2004 annual meeting and the maximum number of shares available for issuance under the Plan is 3,000,000.  Although the Plan permits the issuance of both ISOs and non-qualified stock options (“NQOs ”).

In addition to meeting the requirements of the Internal Revenue Code for an incentive stock option plan, the Plan also meets the requirements of Rule 16(b)-3 of the 1934 Act.  Officers and directors of a corporation that have adopted an employee stock option plan that meets the requirements of Rule 16(b)-3 may undertake transactions pursuant to the Plan without short-swing profit liability under Section 16(b) of the 1934 Act.

Options are exercisable for a maximum of 15 years (10 years in the case of an ISO).  Transferability is prohibited except in limited circumstances relating to demise of an optionee.

The option exercise price for ISOs may be no less than the FMV on the date of grant of the Option, except that the exercise price for any 10% shareholder must be 110% of the FMV on the date of grant.  The option price for the NQOs is the lowest allowable price under applicable law.

Nonqualified Stock Options Issued Outside of 2003 Stock Option Plan

NQOs independent of the Plan may be granted to directors, officers and contractors.  As of May 19 , 2006, there NQOs to purchase 2, 780 ,000 shares of our common stock were outstanding independent of the Plan.  NQOs are taxed at ordinary income rates, plus employment taxes upon exercise.  The taxes are always immediately due when the option is exercised under the Federal Tax Code for individuals.  The following list contains some of the characteristic of NQOs:

Eligible:	Employees and certain non-employees (e.g., consultants/advisors).
Exercise Price:	Can be more than, less than or equal to FMV (although discounted options may have adverse accounting consequences).
Option Term:	Cannot exceed 5 years.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

During 2005, we paid approximately $21,000 to Mantis Corp. for consulting services.  Mantis Corp is owned by Robert L. Russell’s son, Andy Russell.  In addition, we paid approximately $10,000 to Surradial Corporation for website design and related matters.  Surradial is owned by Robert Russell’s son, Chuck Russell.  Robert Russell is our President and Chief Executive Officer, as well as a shareholder and director.

We paid professional service fees of $35,319, $4,761 and $4,869 during the years ended December 31, 2005, 2004 and 2003, respectively, for legal and other fees to Michael Branstetter, our legal counsel and also our Secretary and Treasurer.

We paid consultant fees of $49,060 during the year ended December 31, 2004 to Matthew F. Russell, the son of our President, for services provided.  These services included start up business work to obtain OTC Bulletin Board listing of our company.  Matthew F. Russell subsequently became a Vice President of our company.

During 2003, Robert L. Russell advanced $35,000 to us to fund our operating activities.  The advance was not subject to specific repayment terms and accrued no interest and was repaid in full during the first quarter of 2004.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of our common stock, $0.001 par value per share.  As of May 19 , 2006 there were 37,365,967 shares of our common stock issued and outstanding held by approximately 903 shareholders of record.

All shares of our common stock are equal with respect to voting, liquidation, dividend, and other rights.  Owners of common stock are entitled to one vote for each share owned at any shareholders’ meeting.  Holders of common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor; and upon liquidation, are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders.  Our common stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock voting in an election of directors may elect all of the directors if they choose to do so.  In such event, the holders of the remaining common stock aggregating less 50% would not be able to elect any directors.  There are no provisions in our articles of incorporation or by-laws that would delay, defer, or prevent a change of control.

The holders of our common stock are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefor. We have not paid cash dividends with respect to our common stock in the past. No share of our common stock that is fully paid is liable to calls or assessment by us.

Preferred Stock

Our articles of incorporation authorize us to issue 10,000,000 shares of $0.001 par value Series A preferred stock.  The Series A preferred stock is entitled to preference over the common stock with respect to the distribution of our assets in the event of liquidation, dissolution, or winding-up whether voluntarily or involuntarily, or in the event of any other distribution of assets among our shareholders for the purpose of winding-up our affairs.  The authorized but unissued shares of Series A preferred stock may be divided into and issued in designated sub-series from time to time by one or more resolutions adopted by our board of directors.  The directors in their sole discretion have the power to determine the preferences, limitations, and relative rights of each sub-series of Series A preferred stock within the limits set forth in the IBCA.  As of the date of this prospectus, no Series A preferred stock has been issued.

Shareholder Rights Plan

On April 19, 2005, a committee appointed by our board of directors adopted a shareholders’ rights plan (the “Rights Plan”).  On September 22, 2005, we entered into a shareholder rights agreement (the “Rights Plan Agreement”) with Colombia Stock Transfer Company, as rights agent.  The Rights Plan Agreement effectively establishes the Rights Plan.

The Rights Plan provides that upon a person acquiring beneficial ownership of 20% or more of our outstanding common stock, except where such acquisition is pursuant to a “Permitted Offer” (as discussed below), or on terms otherwise approved by our board of directors, the Rights (as defined in the Rights Plan Agreement) entitle their holders (other than the acquiror) to acquire common stock at a 50% discount from the then prevailing market price, with the result that the acquiror may suffer substantial dilution of its interest in our company.

The dilutive effects of the Rights are not triggered by a Permitted Offer, which is a tender or exchange offer for all outstanding common stock that is made in the manner prescribed by Section 14(d) of the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that such tender or exchange offer occurs at a time when our board of directors remains the same as that which existed prior to the public announcement that the person who has made such tender or exchange offer has acquired beneficial ownership of 20% or more of our outstanding common stock and our board of directors has determined that the offer is in our best interest.  The “permitted offer” concept, which is found in most of the shareholder rights plans adopted in the United States and Canada, is intended to permit shareholders to review and decide for themselves on a tender or exchange offer, while establishing a minimum standard of fairness and giving shareholders and our board of directors sufficient time to evaluate the Permitted Offer.

The adoption of the Rights Plan does not in any way detract from or lessen the duty of our directors to act honestly and in good faith in the best interests of our company and to consider an offer in accordance with that duty.  It is not the intention of our board to secure the continuance of existing directors or officers in office to avoid an acquisition of control of our company in a transaction that is fair and in the best interests of our company and our shareholders, or to avoid the fiduciary duties expected of our board of directors or of any director.  The proxy mechanism of the IBCA is not affected by the Rights Plan, and shareholders may use their statutory rights to promote a change in the management or direction of our company, including the right of shareholders holding not less than 5% of the outstanding common stock to requisition our board of directors to call a meeting of shareholders.

Pursuant to the role of our board of directors to negotiate in our best interests and to ensure the opportunity for any prospective acquiror to negotiate in good faith with the board, the Rights may be redeemed by the board before the earlier of (i) the close of business on the 10th day following the public announcement that a person has acquired beneficial ownership of 20% or more of our outstanding common stock and (ii) the close of business on the 10th day following the commencement of a tender or exchange offer for our common stock, the consummation of which would result in any person becoming the beneficial owner of common stock aggregating 20% or more of our then outstanding common stock, (iii) such later date as may be fixed by our board of directors, and (iv) the final expiration date (as defined in the Rights Plan). If an acquiror does not wish to make a Permitted Offer, he or she can negotiate with and seek prior approval of our board of directors to make a tender or exchange offer on terms which the board considers fair to all shareholders.  In such circumstances, our board of directors may redeem the Rights allowing the offer to proceed without dilution to the acquirer.

On February 14, 2006, in connection with a private placement, we and entered into a First Amendment to Shareholders Rights Agreement with the rights agent.  The amendment provides that the purchasers in that private placement will not be deemed to be acquiring persons (as defined in the agreement) solely by virtue of their purchase of units in the private placement or by virtue of the exercise or conversion of the warrants received in the private placement.

Indemnification

The IBCA authorizes a corporation to indemnify directors and officers in certain circumstances. The corporation may indemnify against all reasonable expenses (including attorneys’ fees) for all judgments, fines and amounts paid in settlement.  The corporation may only indemnify an officer or director if:

(i)

the indemnified person acted in good faith and in a manner reasonably believed by the person to be in, or not opposed to, the best interests of the corporation; and

(ii)

in the case of a criminal proceeding, the indemnified person had no reasonable cause to believe his or her conduct was unlawful.

No indemnification may be made if it is determined that the individual did not meet the above listed standards or is determined to be liable on the basis that he or she received a financial benefit not entitled to.

A corporation’s determination of whether to indemnify someone must be made:

(i)

by a majority vote of the board of directors if there are two or more disinterested directors;

(ii)

by a committee of disinterested directors designated by the majority vote of the disinterested directors (even if less than a quorum);

(iii)

by special legal counsel if there are fewer than two disinterested directors; or

(iv)

by the shareholders, but shares owned by or voted by a director who is not disinterested may not be voted.

Where the person defends a matter successfully, indemnification for reasonable expenses is mandatory. Officers’ and directors’ expenses may be paid in advance of final disposition if the person agrees to repay the advances if he is later determined not to be entitled to indemnification.

Our articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates the IBCA, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the IBCA, as so amended. Further, we are authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by our directors, officers, employees or agents in any proceeding (as defined in the IBCA) to the full extent of the laws of the State of Idaho as may now or hereafter exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 19 , 2006 regarding the ownership of our common stock by:

·

each person who is known by us to own more than 5% of our shares of common stock;

·

each of our named executive officers and directors; and

·

all of our named executive officers and directors as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 37,365,967 shares of common stock outstanding as of May 19 , 2006.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the SEC, and for each person includes shares that person has the right to acquire within 60 days following May 19 , 2006 subject to options, warrants or similar instruments. Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name(1)	Number of Shares	Percent of Voting Stock
Robert L. Russell (2)	2,950,608	7. 6%
John B. Benjamin (3)	343 ,000	*
Gene W. Pierson (4)	286 ,000	*
Norman A. Radford (5)	260 ,000	*
R. David Russell (6)	1,230,070	3. 3%
Richard Nanna (7)	535 ,000	1.4%
Robert Llee Chapman (8)	414,000	1.1%
CCM Master Qualified Fund, Ltd Coghill Capital Management, LLC Clint D. Coghill (9)	11,250,000	27.4%
Magnetar Capital Master Fund, Ltd. (10)	2,250,000	5.9%

Directors and executive officers as a group (7 persons) (11)	6,018,678	15.0%

___________

* Less than 1%.

(1)  The address for our directors and officers is 10 N. Post Street, Suite 610, Spokane, WA 99201.

(2)  Includes: (a) 420 ,000 shares issuable upon the exercise of vested options, 250,000 shares issuable upon the exercise of options vesting within 60 days of May 19 , 2006 and 600,000 shares issuable upon the exercise of a warrant, in each case directly held by Robert Russell, and (b) 307,332 shares indirectly held by Robert Russell.  Excludes shares that may be issuable to Robert Russell in the event of a change of control of the company pursuant to the terms of Mr. Russell’s employment agreement.

(3)  Includes 220 ,000 shares issuable upon the exercise of vested options and 15,000 shares issuable upon the exercise of a warrant.

(4)  Includes 200 ,000 shares issuable upon the exercise of vested options and 20,000 shares issuable upon the exercise of a warrant.

(5)  Includes 220 ,000 shares issuable upon the exercise of vested options.

(6)  Includes 270 ,000 shares issuable upon the exercise of vested options and 500,000 shares issuable upon the exercise of a warrant.

(7)  Includes 120 ,000 shares issuable upon the exercise of vested options and 150,000 shares issuable upon the exercise of a warrant.

(8)  Includes 270 ,000 shares issuable upon the exercise of vested options.

(9)  Based on a Schedule 13D filed with the SEC on February 27, 2006.  Includes 3,750,000 shares issuable upon the exercise of a warrant.  The address for these persons is 1 N. Wacker Dr. Ste. 4350, Chicago, IL 60606.  Such persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(10) Includes 750,000 shares issuable upon the exercise of a warrant.  The address for Magnetar Capital Master Fund, Ltd. is 1603 Orrington Ave, 13th Floor, Evanston, IL 60201.

(11)  Includes 1, 820 ,000 shares issuable upon the exercise of vested options, 250,000 shares issuable upon the exercise of options vesting within 60 days of May 19 , 2006 and 785 ,000 shares issuable upon the exercise of warrants.

SHARES ELIGIBLE FOR FUTURE SALE

We had 37,365,967 shares outstanding as of May 19 , 2006, of which approximately 8,574,765 shares could generally be sold under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

▪

1% of the then outstanding shares of our common stock; or

▪

the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares that we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices.

SELLING SHAREHOLDERS

As of May 19 , 2006, the following table provides information regarding the ownership of our common stock held by each of the selling shareholders , including:

▪

The number of shares beneficially owned by each shareholder prior to this offering;

▪

The total number of shares that are to be offered by each shareholder ;

▪

The total number of shares that will be owned by each shareholder upon completion of the offering; and

▪

The percentage owned by each shareholder upon completion of the offering.

Except as otherwise noted below or elsewhere in this document , the selling shareholders have not, within the past three years, had any position, office or other material relationship with us.

Selling Shareholder	Shares Owned Before the Offering	Shares to be Sold in the Offering 1	Shares Owned after the Offering 2	Percent Owned after the Offering 2
Matthew F. Russell and Cindy S. Russell	1,792,063	450,000	1,342,063	3. 5%
R. David Russell and Liann K. Russell	1,230,070	500,000	730,070	1 ..9%
Gene W. Pierson and Lesley J. Pierson	286 ,000	20,000	266 ,000	*
John B. Benjamin and Artie B. Benjamin	343 ,000	35,000	308 ,000	*
Robert L. Chapman and Jill M. Chapman	414,000	110,000	304,000	*
Richard Nanna and Katinka Nanna	535 ,000	385 ,000	335,000	*%
Glenn Dobbs	100,000	100,000	—	—
Doug Dobbs	50,000	50,000	—	—
James J. Moore and Elizabeth S. Moore	277,333	53,333	224,000	*
Marvin N. Russell and Darlene Russell	300,000	150,000	150,000	*
William Matlack	1,727,777	1,727,777	—	—
George T. Hawes	525,978	450,000	75,978	*
Val Stevens and Keith Stevens	25,000	25,000	—	—
Capital Appreciation Management, Inc. 3	115,000	74,932	40,068	*
Daniel B. Robertson	10,000	10,000	—	—
Jean Pierre Boudin	100,000	100,000	—	—
Demotte Investments, LP 39	30,000	30,000	—	—
Bret A. Dirks	150,000	150,000	—	—
Forrest G. Godde 1998 Trust 4	250,000	250,000	—	—
Kasper W. Holzinger and Berta Holzinger Trust 39	25,000	25,000	—	—
James A. Powell	12,500	12,500	—	—
Sterling Mining Co. 5	30,000	30,000	—	—
John A. Swallow and Erin A. Swallow	237,500	237,500	—	—
Fiserv Securities FBO John A. Swallow - Roth IRA	100,000	100,000	—	—
Fiserv Securities FBO John C. Swallow - Roth IRA	50,000	50,000	—	—
John A. Swallow - IRA #12232644	50,000	50,000	—	—
Garry Mathews	50,000	50,000	—	—
Walter Holzinger and Olfelia Holzinger	32,500	32,500	—	—
Don Noren and Merilynne Noren Trust 6	250,000	250,000	—	—
Laurence A. Rudnicki	60,000	60,000	—	—
James E. Kirkham	50,000	50,000	—	—
John L. Sheldon	45,000	22,500	22,500	*
Tom Robb	112,500	112,500	—	—
Thomas K. Mancuso	34,000	22,000	12,000	*
Rosco Eversole	63,000	63,000	—	—
Rosco D. Eversole - IRA #12281229	23,000	23,000	—	—
Lloyd Viles	10,000	10,000	—	—

Mountain Gold Exploration 7	63,000	39,000	24,000	*
Shukhrat Rakhimov	10,000	10,000	—	—
Glen R. Forsch	5,000	5,000	—	—
Nonstop Revenue LLC 39	10,000	10,000	—	—
Don Kennedy	50,000	50,000	—	—
Columbia Investment Holdings LLC 8	50,000	50,000	—	—
Wesley E. Varney	10,000	10,000	—	—
Christianson Family LLC 39	10,000	10,000	—	—
Brian O'Shea	25,000	25,000	—	—
Shelli R. James	10,000	10,000	—	—
Sterling Partners LLC 39	10,000	10,000	—	—
Silver Valley Partners	100,000	100,000	—	—
Albert H. Holman and Audrey F. Holman	44,000	22,000	22,000	*
Jason Malcolm	10,000	10,000	—	—
William Butcher, Jr.	28,000	28,000	—	—
Roger A. Van Voorhees	250,000	250,000	—	—
Brian H. Madden/Liberty Title Agency LLC	62,500	62,500	—	—
Ralph W. Kettell II , Custodian FBO Collin S. Kettell	5,000	5,000	—	—
Ralph W. Kettell II	57,500	57,500	—	—
Ralph W. Kettell II , Custodian FBO Ralph W. Kettell III	5,000	5,000	—	—
Ralph W. Kettell II , Custodian FBO Chloe M. Kettell	5,000	5,000	—	—
Ralph W. Kettell and Laura O. Kettell	87,500	87,500	—	—
Jason Hommell	205,000	205,000	—	—
William O. Corcoran	65,000	50,000	15,000	*
The Squires Family 1998 Trust 9	345,000	225,000	120,000	*
Rimrock Forest Developers, LLC 10	100,000	100,000	—	—
Melvin Gene Higdem	15,000	15,000	—	—
Aaron Robb	80,000	80,000	—	—
John E. Haner	10,000	10,000	—	—
Douglas A. Graham	20,000	20,000	—	—
Robert E. Johnson	30,000	30,000	—	—
June Underwood - IRA #12242153	13,000	13,000	—	—
James E. Kirkham Jr.	26,667	26,667	—	—
The Berta Holzinger Trust 39	20,000	20,000	—	—
Gary C. Forcum and Kathy K. Forcum	20,000	20,000	—	—
Tom L. Lawson	30,000	15,000	15,000	*
Wesley A. Pomeroy	25,000	25,000	—	—
Merlin R. Gilbertson and Beverly G. Gilbertson	99,000	72,000	27,000	*
Eugene E. Arensberg Jr.	10,000	10,000	—	—
Pamela M arie Godde Trust 11	100,000	100,000	—	—
Orin H. Heuck and Joan I. Heuck	99,000	53,500	45,500	*
Richard J. Tschauder	39,000	39,000	—	—
Tasman Pacific Limited 39	26,668	13,334	13,334	*
Mason L. Flint and Karin E. Flint	14,000	7,000	7,000	*
Brian A. Cook	15,000	15,000	—	—
James G. Marchione	80,000	40,000	40,000	*
Robert M. Blumen	10,000	10,000	—	—
Andrew J. Russell and Melanie A. Russell	10,000	10,000	—	—
Robert L. Dumont and Cheryl L. Dumont	1,250,000	400,000	850,000	2. 2%
Don W. Noren	66,667	66,667	—	—
Acuff Investments Company 12	13,333	13,333	—	—
Kellogg Capital Group, LLC 13	1,333,332	666,666	666,666	1.9%
Paul Hickey	76,000	76,000	—	—
R.D.A. and C.R. Robinson	13,000	13,000	—	—
Larry Kronze	7,000	7,000	—	—
Robert P. Martin Revocable Trust 14	14,000	14,000	—	—

D. Stewart Armstrong and Cindy Ikeoka	7,500	7,500	—	—
Roger J. Ciapara Trust 15	200,000	100,000	100,000	*
James T. Braha and Vashti Braha (Joint Tenancy)	98,250	98,250	—	—
KIT Financial, Inc. 16	825,000	825,000	—	—
David & Melinda Zimmer	150,000	150,000	—	—
Allen Family Trust 17	150,000	150,000	—	—
Gregory W. Kyle	34,092	34,092	—	—
Arthur deWitt Ackerman 40	275,000	275,000	—	—
Richard Harris Sacks	102,273	102,273	—	—
Crestview Capital Master, LLC 18	1,329,540	1,329,540	—	—
Lakeview Fund LP 19	784,080	784,080	—	—
Stuart Alan Clark	136,500	136,500	—	—
Forty Traders Limited 20	1,500,000	1,500,000	—	—
Cranshire Capital LP 21	497,729	497,729	—	—
Brick Capital Partners LP 22	136,364	136,364	—	—
DKR Soundshore Oasis Fund FNO LLC 23	136,364	136,364	—	—
Golden Omega Fund, LP 24	105,000	105,000	—	—
Iroquois Management Fund Ltd. 25	136,364	136,364	—	—
Michael L. Ozment IRA	54,450	54,450	—	—
Deborah R. Ozment IRA 26	40,950	40,950	—	—
Michael L. Ozment and Deborah R. Ozment	40,950	40,950	—	—
CCM Master Qualified Fund, Ltd. 27	11,250,000	11,250,000	—	—
Scott E. Douglass	15,000	15,000	—	—
Goldman, Sachs & Co. 28	1,500,000	1,500,000	—	—
David A. Bradley	187,500	187,500	—	—
RHP Master Fund, Ltd. 29	750,000	750,000	—	—
Royal Bank of Canada 30 40	750,000	750,000	—	—
Alexandra Global Master Fund, Ltd. 3 1	1,500,000	1,500,000	—	—
Smithfield Fiduciary LLC 3 2	1,125,000	1,125,000	—	—
Levy Family Partners, LLC 3 3	375,000	375,000	—	—
Pierce Diversified Strategy Master Fund LLC 3 4 40	84,375	84,375	—	—
Enable Growth Partners LP 34 40	410,625	410,625	—	—
Enable Opportunity Partners LP 34 40	67,500	67,500	—	—
Nite Capital LP 3 5	187,500	187,500	—	—
Nathan A. Low 40	375,000	375,000	—	—
Cordillera Fund, LP 3 6	225,000	225,000	—	—
Magnetar Capital Master Fund, Ltd. 39	2,250,000	2,250,000	—	—
Alpha Capital AG 39	75,000	75,000	—	—
Harlan P. Kleiman 41	390,975	390,975	—	—
Jon Slizza 42	275,775	275,775	—	—
Paresh Patel 43	131,750	131,750	—	—
Vida B. Harband 44	24,000	24,000	—	—
Mount Hope Mines, Inc. 3 7	1,000,000	1,000,000	—	—
Hansa Corporation 3 8	1,000,000	1,000,000	—	—
David Morgan	95,325	95,325	—	—
John Percival	150,000	150,000	—	—

*  Less than 1%.

1 The number of shares in this column includes shares of our common stock that may be issued to each selling shareholder upon the exercise of outstanding warrants to purchase our common stock as of May 19, 2006.

2 The number or percentage of shares owned in this column (a) assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling shareholders are under no obligations known to us to sell any shares of common stock at this time, and (b) does not assume the conversion of any of our outstanding options or warrants.

3 The natural person who exercises voting and disposition power with respect to these securities is David F. Morgan.

4 The natural person who exercises voting and disposition power with respect to these securities is Forrest G. Godde.

5 The natural persons who exercise voting and disposition power with respect to these securities are Gene Higden and Ray DeMotte.

6 The natural persons who exercise voting and disposition power with respect to these securities are Merillyn Jane Noren, Kimberley Daren, and Cheryl L. Webster.

7 The natural person who exercises voting and disposition power with respect to these securities is Thomas E. Callicrate.

8 The natural persons who exercise voting and disposition power with respect to these securities are Steven Roberts, Kent Firestone, Michael Day, and David Brown.

9 The natural persons who exercise voting and disposition power with respect to these securities are Leslie K. Squires and Randal Squires.

10 The natural persons who exercise voting and disposition power with respect to these securities are John Beutler, Ann Beutler, Mike DeLong, and April DeLong.

11 The natural person who exercises voting and disposition power with respect to these securities is Pamela M. Godde.

12 The natural person who exercises voting and disposition power with respect to these securities is J. Patrick Acuff.

13 This selling shareholder is a registered broker-dealer and is deemed to be an underwriter in connection with this prospectus.  The natural persons who exercise voting and disposition power with respect to these securities are Charles K. Kellogg and Nicholas Cappelleri.

14 The natural person who exercises voting and disposition power with respect to these securities is Robert P. Martin.

15 The natural person who exercises voting and disposition power with respect to these securities is Roger J. Ciapara.

16 The natural person who exercises voting and disposition power with respect to these securities is Michael R. Krupp.

17 The natural persons who exercise voting and disposition power with respect to these securities are John G. Allen and Dorothy C. Allen.

18 The natural persons who exercise voting and disposition power with respect to these securities are Stewart Flink, Rob Hoyt, and Daniel Warsh.

19 The natural person who exercises voting and disposition power with respect to these securities is Ari Levy.

20 The natural person who exercises voting and disposition power with respect to these securities is Edgar William Preston.

21 The natural person who exercises voting and disposition power with respect to these securities is Mitchell P. Kopin.

22 The natural persons who exercise voting and disposition power with respect to these securities are Brian Batt and Richard Sacks.

23 The natural person who exercises voting and disposition power with respect to these securities is Seth Fischer.

24 The natural person who exercises voting and disposition power with respect to these securities is John Lee.

25 The natural person who exercises voting and disposition power with respect to these securities is Joshua Silverman.

26 The natural person who exercises voting and disposition power with respect to these securities is Deborah R. Ozment.

27 The natural person who exercises voting and disposition power with respect to these securities is Clint D. Coghill.

28 The natural person who exercises voting and disposition power with respect to these securities is David Makula.

29 The natural persons who exercise voting and disposition power with respect to these securities are Wayne Bloch and Peter Lockhart.

30 The natural person who exercises voting and disposition power with respect to these securities is Steven Milke.

31 The natural persons who exercise voting and disposition power with respect to these securities are Mikhail A. Filimonov and Dimitri Sogoloff.

32 The natural persons who exercise voting and disposition power with respect to these securities are Glenn Dubin and Henry Swieca.

33 The natural person who exercises voting and disposition power with respect to these securities is Lawrence F. Levy.

34 The natural person who exercises voting and disposition power with respect to these securities is Mitch Levine.

35 The natural person who exercises voting and disposition power with respect to these securities is Keith A. Goodman.

36 The natural persons who exercise voting and disposition power with respect to these securities are Stephen James Carter and James P. Andrew.

37 The natural person who exercises voting and disposition power with respect to these securities is Stephen Drimmer.

38 The natural persons who exercise voting and disposition power with respect to these securities are Glen R. Alston and John M. Alston.

39  The company has requested from this selling shareholder the name(s) of the natural persons who exercise voting and disposition power with respect to these securities but has not received this information from this selling shareholder.

40 This selling shareholder has represented to the company that it is an affiliate of a registered broker-dealer. This selling shareholder has certified to the company that it bought the shares ( or securities convertible into shares ) to be sold in the offering in the ordinary course of business, and that, at the time of the purchase of the shares to be sold in the offering, this selling shareholder had no agreement or understandings, directly or indirectly, with any party to distribute the shares to be sold in the offering.

41   This selling shareholder has represented to the company that it is an affiliate of a registered broker-dealer.  Of the shares to be sold in this offering by this selling shareholder (a) 381,600 shares (all of which are issuable upon exercise of currently exercisable warrants) were received as compensation for placement agent services, and accordingly with respect to such shares it is deemed to be an underwriter under the Securities Act, and (b) 9,375 shares (including 3,125 shares issuable upon exercise of currently exercisable warrants) were purchased in a private placement and the selling shareholder has represented to the Company that, at the time of such purchase,  it had no agreement or understandings, directly or indirectly, with any party to distribute such shares.

42   This selling shareholder has represented to the company that it is an affiliate of a registered broker-dealer.  Of the shares to be sold in this offering by this selling shareholder (a) 266,400 shares (all of which are issuable upon exercise of currently exercisable warrants) were received as compensation for placement agent services, and accordingly with respect to such shares it is deemed to be an underwriter under the Securities Act, and (b) 9,375 shares (including 3,125 shares issuable upon exercise of currently exercisable warrants) were purchased in a private placement and the selling shareholder has represented to the Company that, at the time of such purchase,  it had no agreement or understandings, directly or indirectly, with any party to distribute such shares.

43   This selling shareholder has represented to the company that it is an affiliate of a registered broker-dealer.  Of the shares to be sold in this offering by this selling shareholder (a) 128,000 shares (all of which are issuable upon exercise of currently exercisable warrants) were received as compensation for placement agent services, and accordingly with respect to such shares it is deemed to be an underwriter under the Securities Act, and (b) 3,750 shares (including 1,250 shares issuable upon exercise of currently exercisable warrants) were purchased in a private placement and the selling shareholder has represented to the Company that, at the time of such purchase,  it had no agreement or understandings, directly or indirectly, with any party to distribute such shares.

44   This selling shareholder has represented to the company that it is an affiliate of a registered broker-dealer.  The selling shareholder has certified to the company that it received a warrant to purchase 24,000 shares to be sold in the offering as compensation for placement agent services, with respect to which it is deemed to be an underwriter.

PLAN OF DISTRIBUTION

The selling shareholders and their successors, which includes their donees, pledges, transferees and successors-in-interest, may sell the shares of common stock offered by this prospectus from time to time in one or more transactions. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may sell the shares at fixed prices that may change, market prices at the time of sale, prices related to market prices at the time of sale, or negotiated prices.  The selling shareholders may sell the shares in one or more transactions:

·

in the over-the-counter market;

·

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

·

in privately negotiated transactions;

·

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

·

through the settlement of short sales; or

·

through any combination of the foregoing.

The selling shareholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the securities.  These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares.

There can be no assurance that any selling shareholder will sell any or all of the securities pursuant to this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the securities by selling shareholders and any discounts or commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

In connection with the sales of the securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the securities in the course of hedging their positions, sell the securities short and deliver the securities to close out short positions, loan or pledge securities to broker-dealers or other financial institutions that in turn may sell the securities, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

The selling security shareholders and any other person participating in the sale of securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling shareholders.

Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders.  We and the selling shareholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

EXPERTS

We have included the audited financial statements in this prospectus in reliance upon the reports of Williams & Webster, P.S., independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing.

Certain information with respect to the mineralization and economic estimates of our 53-year mining plan included in this prospectus is derived from the reports of Independent Mining Consultants, Inc., and has been included in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Hull & Branstetter Chartered.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we are required to file periodic and other reports with the SEC. The registration statement, including exhibits thereto, and all of our periodic and other reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may obtain copies of these documents after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov. You may also request these documents at the following address:

Robert L. Dumont

Idaho General Mines, Inc.

10 N. Post Street, Suite 610

Spokane, WA 99201

GLOSSARY OF TECHNICAL TERMS

AA	Atomic absorption.
Alteration	Changes in the chemical or mineralogical composition of a rock by hot aqueous solutions.
ANFO

An explosive composition consisting of an oxidizing agent such as ammonium nitrate and a fuel material that may include a fuel oil and which also comprises a solid fuel such as rubber particles or polystyrene.

Apophyses	A small dike or sill injected from a larger intrusive body into adjacent rocks.
Aqua regia	A mixture of hydrochloric and nitric acids capable of dissolving many metals including gold.
Assay	An analysis to determine the proportions of metals or other valuable commodities in a sample.
Bedrock	Solid rock exposed at the surface of the Earth or overlain by unconsolidated material, weathered rock or soil.
Block model	Representation of a mineral deposit by a three dimensional array of blocks.
Chalcopyrite	A copper iron sulphide mineral.
Cm(s)	Centimetres.
Deposit	Natural occurrence of a useful mineral.
Diamond drilling	A type of rotary drilling in which bits containing diamonds are used as the rock-cutting tool and core is usually recovered.
Dike	A planar intrusion that cuts bedding or layering of the surrounding rocks.
FeMo	Ferromolybdenum.
g	Gram.
GPS	Global positioning system.
Grade	Relative quantity or the percentage of ore mineral or metal content in an orebody.
HDPE	High density polyethylene.
HQ	2.5 inches diameter drill core.
HQ core size	Drill core with a diameter of 2.5 inches.
km(s)	Kilometers.
K tonnes	A measure of weight equal to 1,000 tonnes.

km2	Square kilometers.
kwh	Kilowatt hours.
lb or lbs	Pounds.
Lithologic	Adjective from ‘lithology’ – pertaining to rock.
M	Metre.
m3	Cubic meter.
Magmatic	Of, pertaining to, or derived from naturally occurring molten rock material.
Mill	Equipment used to grind crushed rock to the desired size for mineral extraction.
Mineralization	The presence of minerals of possible economic value – and also the process by which concentration of economic minerals occurs.
Mm	Millimeters.
Mo	Molybdenum.
MoS2	Molybdenite.
NQ	1.87 inches diameter drill core.
NQ size core	Drill core with a diameter of 1.87 inches.
Open pit	A large-scale hard-rock surface mine.
Ore	A mineral or aggregate of minerals which can be commercially mined at a profit.
Ounce or oz	Troy ounce (= 31.1035 grams).
Potassic Alteration	Rock characterized by potassium-feldspar minerals.
Pyrite	An iron sulphide mineral.
RC	Reverse circulation.
Rhyolite	Rhyolite is a type of lava.
SAG mill	Semi autogenous grinding mill.
Silicate	A compound whose crystal lattice contains the silicate tetrahedron.
Sill	An intrusion that is sheet-like and parallel to bedding or layering in the host rocks.
SX-EW	Solvent Extraction Electrowinning.
Tailings	The gangue and other refuse material resulting from the washing, concentration or treatment of ground ore.

Technical Report	“Phase 2 Mine Feasibility Study – Mount Hope Project” dated December 2005.
TMO	Technical grade molybdenum oxide.
Toll	Royalty on minerals.
Toll Roasting	Roasting third party molybdenum concentrates.
Ton	A measure of weight equal to 2,000 pounds.
Tonne	A measure of weight equal to 1,000 kilograms or 2,204.6 lbs.
Tuff	Rock formed from volcanic ash.
UTM	Universal Transverse Mercator – a commonly used map projection system.
Vein	A tabular deposit of minerals occupying a fracture, in which particles may grow away from the walls towards the middle.

INDEX TO FINANCIAL STATEMENTS

Balance Sheets as of March 31, 2006 and December 31, 2005

F-2

Statements of Operations for the three months ended March 31, 2006 and 2005 and from

January 1, 2002 (Inception of Exploration stage) to March 31, 2006

F-3

Statements of Cash Flows for the three months ended March 31, 2006 and 2005 and from

January 1, 2002 (Inception of Exploration stage) to March 31, 2006

F-4

Notes to Financial Statements

F-5

Report of Independent Registered Public Accounting Firm dated March 27, 2006

F-16

Balance Sheets as of December 31, 2005 and 2004

F-17

Statements of Operations for the years ended December 31, 2005 and 2004 and from

January 1, 2002 (Inception of Exploration stage) to December 31, 2005

F-18

Statement of Stockholders’ Equity for the years ended December 31, 2005, 2004, 2003 and 2002

F-19

Statements of Cash Flows for the years ended December 31, 2005 and 2004 and from

January 1, 2002 (Inception of Exploration stage) to December 31, 2005

 F-21

Notes to Financial Statements

F-22

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS

	March 31,
	2006	December 31,
	(Unaudited)	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$25,860,966	$256,773
Tax refund receivable	-	29,514
Employee advances	-	9,000
Prepaid insurance	2,056	4,113
Total Current Assets	25,863,022	299,400

PROPERTY AND EQUIPMENT, net	87,488	53,333

LAND AND MINING CLAIMS	4,956,740	496,913

TOTAL ASSETS	$30,907,250	$849,646

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$305,220	$815,753
Total Current Liabilities	305,220	815,753

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, Series A, $0.001 par value; 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized,
36,577,131 and 16,571,312 shares issued and outstanding, respectively	36,577	16,571
Additional paid-in capital	39,792,814	7,174,266
Accumulated deficit before exploration stage	(212,576)	(212,576)
Accumulated deficit during exploration stage	(9,014,785)	(6,944,368)
Total Stockholders' Equity	30,602,030	33,893

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,907,250	$849,646

The accompanying condensed notes are an integral part of these interim financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

			January 1, 2002
			(Inception of
			Exploration Stage)
	Three Months Ended		to
	March 31,	March 31,	March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$-	$-	$-

OPERATING EXPENSES:
Property research, exploration and development	1,145,228	545,799	5,138,688
General and administrative expense	443,516	338,882	2,101,224
Professional fees	508,729	22,214	1,347,425
Directors fees paid with common stock	-	-	80,025
Management and administrative fees
paid with options	116,550	132,750	575,325
TOTAL OPERATING EXPENSES	2,093,773	1,039,645	9,122,437

LOSS FROM OPERATIONS	(2,093,773)	(1,039,645)	(9,122,437)

OTHER INCOME
Interest and dividend income	143,606	655	163,048
Realized gain on marketable securities	-	-	5,089
Realized income from timber sales	-	-	59,764
TOTAL OTHER INCOME	143,606	655	227,901

LOSS BEFORE TAXES	(2,070,417)	(1,038,990)	(9,014,786)

INCOME TAXES	-	-	-

NET LOSS	(2,070,417)	(1,038,990)	(9,014,786)

BASIC AND DILUTED NET LOSS
PER SHARE OF COMMON STOCK	$(0.07)	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	30,910,187	11,813,146

The accompanying condensed notes are an integral part of these interim financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
			January 1, 2002
			(Inception of
	Three Months	Three Months	Exploration Stage)
	Ended	Ended	to
	March 31,	March 31,	March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,070,417)	$(1,038,990)	$(9,014,786)
Adjustments to reconcile net loss to net cash used
by operating activities:
Directors' fees paid by issuing common stock	-	-	80,025
Depreciation and amortization	4,987	2,682	20,431
Services and expenses paid with common stock	307,855	91,375	1,450,140
Gain on sale of investments	-	-	(9,245)
Management and administrative fees paid with
common stock options	116,550	132,750	575,325
Decrease (increase) in employee advances	9,000	-	-
Decrease (increase) in prepaid expenses and deposits	31,571	-	(2,056)
Increase (decrease) in accrued expenses	(510,533)	94,824	305,220
Unrealized loss on securities	-	-	4,157
Net cash used by operating activities	(2,110,987)	(717,359)	(6,590,789)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	(39,142)	(2,985)	(97,119)
Purchase of securities	-	-	(136,987)
Purchase of mining property, claims, options	(4,459,827)	(15,465)	(4,500,289)
Cash provided by sale of marketable securities	-	-	246,840
Net cash provided (used) by investing activities	(4,498,969)	(18,450)	(4,487,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	32,214,149	1,003,875	36,893,097
Net cash provided by financing activities:	32,214,149	1,003,875	36,893,097

Net increase (decrease) in cash and cash equivalents	25,604,193	268,066	25,814,753
Cash and cash equivalents, beginning of period	256,773	700,498	46,213
Cash and cash equivalents, end of period	$25,860,966	$968,564	$25,860,966

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for equipment	$-	$-	$10,800
Common stock and warrants issued for property	$-	$-	$375,000

The accompanying condensed notes are an integral part of these interim financial statements.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

NOTE 1 - DESCRIPTION OF BUSINESS

Idaho General Mines, Inc. ("the Company" or "IGMI") is an Idaho corporation originally incorporated as General Mines Corporation on November 23, 1925.  In 1966, the Company amended its articles of incorporation to change its name to Idaho General Petroleum and Mines Corporation, and amended its articles again in 1967 changing its name to Idaho General Mines, Inc.  The Company's historic activities have principally consisted of the exploration for nonferrous and precious metals in and around Shoshone County, Idaho.  The Company entered a new exploration stage in early January 2002 when it shifted its focus to minerals exploration.  Prior to 2003, the Company's business has been confined to periodic timber sales from its mining property holdings and other general and administrative activities.  With the listing of the Company on the Over-the-Counter Bulletin Board in May 2004, the Company began a search for substantive mineral properties with a focus on metals such as copper, zinc, silver, gold and specialty metals.   IGMI entered into an option to lease the Mount Hope molybdenum property located in Nevada in November 2004 and exercised that option in October 2005 after several phases of feasibility studies and project design studies, which indicated the attractiveness of the project.  IGMI similarly optioned the Hall molybdenum-copper property, also in Nevada, in 2005 and exercised that option to purchase the Hall property in March 2006 with the intent of assessing economic feasibility by exploring and assessing the property’s potential.  Accordingly, IGMI has assumed the role of exploring, and as warranted, developing major mineral deposits which are at a relatively advanced stage and are worthy of economic consideration.  IGMI has obtained substantial funding in 2004 though the first quarter of 2006 to carry out the above objectives and plans to carry such projects forward to production as indicated and as success in raising of capital allows.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.  The accompanying financial statements should be read in conjunction with the audited financial statements of the Company included in the Company’s December 31, 2005 Annual Report.  In the opinion of the Company’s management, all adjustments considered necessary for a fair presentation have been included.  The results of the three months ended March 31, 2006 are not necessarily indicative of the results of operations expected at the year ending December 31, 2006.

Accounting Pronouncements-Recent

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.”  This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.  The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities.  The statement further permits, at its initial adoption,  a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at March 31, 2006.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments.  It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140.  This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement.  SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at March 31, 2006.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes  and Error  Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting  Principles Board Opinion No. 20, “Accounting  Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28.”  SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections.  SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005.  The Company does not expect SFAS No. 154 to have a material impact on its financial position, results of operations, or cash flows.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.”  FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.   FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  The Company does not expect SFAS No. 154 to have a material impact on its financial position, results of operations, or cash flows.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153.  This statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation."  This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.  This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans."  The adoption of this statement has had no impact on the financial statements of the Company.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (hereinafter "SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities," the last of which is effective June 30, 2003.  These statements establish and clarify accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction.  For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Stage Activities

The Company has been in the exploration stage since January 2002 and has not realized any revenue from operations.  It will be primarily engaged in minerals exploration until it enters a development or operations stage.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, accounts payable and accrued liabilities.  All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at March 31, 2006 and December 31, 2005.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted net loss per share for IGMI is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mining Claims and Land

Costs of acquiring and developing mineral properties are capitalized as appropriate by project area.  Exploration and related costs and costs to maintain mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method on the basis of periodic estimates of ore reserves.  Mineral properties are periodically assessed for impairment of value, and any subsequent losses are charged to operations at the time of impairment.  If a property is abandoned or sold, its capitalized costs are charged to operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (hereinafter "SFAS No. 109").  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

Property and Equipment

During the three months ended March 31, 2006 the Company purchased vehicles for $39,142.  The vehicles will be depreciated over useful lives of five years using straight line depreciation.

During the year ended December 31, 2005, the Company purchased equipment costing $16,873 and computer equipment for $7,589.  The equipment and computer will be depreciated over useful lives of three to seven years using a straight-line depreciation method.  Depreciation expense for the year was $11,215.

Reclamation and Remediation

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed.  Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs.  These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations.  Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.  Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.  At March 31, 2006, the Company had no accrued liabilities for compliance with environmental regulations.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.  This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.  Previously, directors’ fees paid by issuing common stock were not disclosed separately in the Company’s statement of cash flows.   These fees were part of services and expenses paid with common stock.

NOTE 3 - INVESTMENTS

The Company accounts for its investments in debt and equity securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and reports its investments in available for sale securities at their fair value, with unrealized gains and losses excluded from income or loss and included in other comprehensive income or loss.  The Company's investment securities are classified as available for sale securities which are recorded at fair value on the balance sheet as marketable securities and classified as current assets.

At March 31, 2006 and December 31, 2005, the Company had no marketable securities.

NOTE 4 - LAND AND MINING CLAIMS

The Company's mining claims and land consist in part of approximately 107 acres of fee simple land in the Pine Creek area of Shoshone County, Idaho, six patented mining claims known as Chicago-London group, located near the town of Murray in Shoshone County, Idaho and 265 acres of private land and 3 unpatented claims in Josephine County, Oregon, known as the Turner Gold project.  The carrying value of these properties at March 31, 2006 and December 31, 2005 is as follows:

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

	March 31, 2006	December 31, 2005
Pine Creek land	$1,450	$1,450
High Desert Winds (Hall)	4,459,826	-
Chicago-London group	80,001	80,001
Turner Gold land	415,462	415,462
Total	$4,956,740	$496,913

The Company reviews the carrying value of its assets annually and whenever events or circumstances indicate that an asset's fair value may not be at least equal to its carrying value.

On November 12, 2004, IGMI entered into an option to lease all property and assets of the Mount Hope Molybdenum Property from Mt. Hope Mines, Inc.  Exercise of the option in October 2005 allows IGMI to proceed for the next 30 years with permitting, developing and mining the deposit and for so long thereafter as IGMI maintains an active operation.  At December 31, 2004, the Company had paid $456,286 on the Mount Hope option and issued 500,000 shares of common stock with 500,000 warrants to purchase shares of common stock.

Pursuant to the terms of the lease, the underlying total royalty on production payable to Mt. Hope Mines, Inc., less certain deductions, is 3 percent for a molybdenum price up to $12 per pound, 4 percent for a molybdenum price up to $15 per pound, and 5 percent for a molybdenum price above $15 per pound.  IGMI is subject to certain periodic payments totaling $1,550,000 to be paid as per schedule between January 2006 and October 2010.  IGMI has a best efforts obligation, by the third anniversary of the lease, to pay Mt. Hope Mines, Inc. a recoverable periodic payment (advance royalty) of 3 percent of the estimated capital cost of the project.  This obligation to pay 3 percent of the construction capital is subject to certain extension provisions through October 2013.  Minimum royalty payment after the mine commences operations is $0.27 a pound of molybdenum if produced and $500,000 per year if the plant is idle.  Additionally, IGMI is obligated to pay Exxon Mineral Company a one percent net smelter royalty on all production.

On June 30, 2005, the Company entered into an option to purchase land and water rights on property located near the Mt. Hope property in Nevada.  The option was paid for with cash of $152,000 and 30,000 shares of restricted common stock.  The option will be in effect for two years commencing June 30, 2005.  Total purchase price of the property is $1.8 million.

During the year ended December 31, 2005, the Company purchased acreage at the Turner Gold project for $15,690.  The Company entered into an option agreement with High Desert Winds LLC (“High Desert”) for High Desert’s approximately ten square mile property in Nye County, Nevada, including water rights, mineral and surface rights, buildings and certain equipment (the “Hall Tonopah Property”).  Pursuant to the terms of this agreement, the Company was granted a nine-month option to purchase the Hall Tonopah Property.  The Company extended the option agreement with High Desert with payments of $75,000 in June and $100,000 in August of 2005.  The option was subsequently extended to March 17, 2006 with an $80,000 payment paid on January 17, 2006.  The Company entered into a purchase agreement dated as of March 17, 2006 with High Desert whereby it purchased the Hall Tonopah Property.  At closing, the Company paid High Desert a cash payment of $4.5 million for the Hall Tonopah Property and agreed to make a deferred payment of up to an additional $1,000,000 in purchase price which is payable, if at all on or before March 17, 2008 depending on the outcome of activities at the property.  The Hall Tonopah Property is also subject to a 12% royalty payable with respect to the net revenues generated from the molybdenum or copper minerals removed from the properties purchased.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

NOTE 5 - RELATED PARTY TRANSACTIONS

At December 31, 2005, the Company had an employee receivable in the amount of $9,000 for cash advances to a corporate officer for expenses and salary. This amount was fully repaid during the three months ended March 31, 2006.

The Company paid professional service fees of $35,319 during the year ended December 31, 2005, to the Company's legal counsel, who is a shareholder and also serves as the Company’s secretary/treasurer.

Additional related party transactions are detailed in Notes 6 and 8.

NOTE 6 - COMMON STOCK

During the three months ended March 31, 2006, the Company issued 19,716,269 shares of common stock for cash of $34,684,453 less placement agent and finder’s fees of $2,470,304.  The Company issued 170,550 shares of common stock for finder’s fees valued at $187,605.  Additionally, upon the cashless exercise of options, the Company issued 69,000 shares.

During the year ended December 31, 2005, the Company issued 3,853,932 shares of common stock for cash of $3,059,198, issued 89,611 shares of common stock for services valued at $90,875, issued 20,000 shares of common stock for management valued at $23,500, 15,000 shares of common stock for property valued at $10,800, and issued 30,000 shares of stock for property valued at $28,500.  Additionally, upon the cashless exercise of options, the Company issued 979,830 shares of common stock.  At December 31, 2005, some of the shares had not yet been administratively issued.  In April 2005, the Company, in a shareholder rights agreement that prevents a hostile takeover, declared a dividend of one right for every common stock share held.  The right is exercisable at $1.03 until December 31, 2007.  The exercise price of the right is subject to adjustment.

During 2004, the board of directors and shareholders adopted amended and restated articles of incorporation, which authorized the Company's issuance of 200,000,000 shares of common stock with a $0.001 par value.  Prior to 2004, the Company was authorized to issue 25,000,000 shares of common stock with a par value of $0.001.

NOTE 7 - PREFERRED STOCK

On October 28, 2004, shareholders of the Company authorized 10,000,000 shares of no par value preferred stock.  The authorized but unissued shares of preferred stock may be issued in designated series from time to time by one or more resolutions adopted by the board of directors.  The directors have the power to determine the preferences, limitations and relative rights of each series of preferred stock.

On November 16, 2004, the board of directors unanimously consented to amend the articles of incorporation of the Company.  The amendment reclassified 10,000,000 shares of the Company's no par value preferred stock into 10,000,000 shares of $0.001 par value Series A preferred stock.  At December 31, 2004 and 2005, no shares of $0.001 par value Series A preferred stock were issued or outstanding.

NOTE 8 - COMMON STOCK OPTIONS

The board of directors and shareholders adopted the Idaho General Mines, Inc. 2003 Stock Option Plan ("Plan") during 2004.  The purpose of the Plan is to give the Company greater ability to attract, retain, and motivate its officers and key employees and is intended to provide the Company with ability to provide incentives more directly linked to the success of the Company's business and increases in shareholder value.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

The board of directors has determined that options issuable pursuant to the Plan will be utilized solely for the purpose of granting incentive stock options ("ISOs") for employees (pursuant to Internal Revenue Code 422).  The maximum number of shares available for issuance under the Plan is currently 3,000,000 shares.  Although the Plan permits the issuance of both incentive stock options and non-qualified stock options, the board of directors has opted to issue only incentive stock options under the Plan.

During the year ended December 31, 2005, the Company granted 950,000 incentive stock options (enabling the option holders to purchase 950,000 shares of common stock) under the Plan with an exercise price of $0.72 and vesting at various dates through 2007 with expirations at various dates through 2012.  These options were granted to officers and employees.  The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest of 4%; volatility of 73%; dividend rate of 0%; and expected life of 2 years.  The total value was calculated at $307,800.  Expense was recorded of $113,400 for the ISOs, which vested in first quarter of 2005.

During the year ended December 31, 2004, the Company granted 1,485,000 non-qualified stock options outside of the Plan and 1,910,000 incentive stock options under the Plan with exercise prices ranging from $0.15 to $0.75 and expirations at various dates through 2011.  These options were granted to officers, directors, and other related parties.  The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest rate of 4%; volatility of 46%; dividend rate of 0%; and expected life of 2 years.  The total value was calculated at $302,775.  Expense was recorded of $19,350 for the ISOs, which vest in first quarter of 2005. Expense was recorded for $11,750 for the ISOs, which vest in third quarter of 2005.

During the year ended December 31, 2003, the Company granted 1,150,000 non-qualified stock options outside of the Plan with an exercise price of $0.11 and an expiration of five years from the date of the grant to officers, directors, and other related parties.  In connection with the issue, the Company recorded $11,500, or $0.01 per option in compensation expense based upon management’s estimate of the value of the services rendered and the value of the options granted.  During 2004, 260,000 of these options were exercised for cash.

The following is a summary of the Company’s stock option plans:

	Number of securities to be issued upon exercise of outstanding options	Weighted average excise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by security holders	-	$-	-

Equity compensation plans approved by security holders:
2003 Stock Option Plan	1,250,000	0.47	205,000

Other equity compensation	2,200,000	0.41	n/a

Total	3,450,000	$0.42	205,000

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

The following is a summary of stock option activity in 2004 and 2005:

	Number of Shares Under Options	Weighted Average Exercise Price
Outstanding at January 1, 2005	4,285,000	$0.33
Granted	950,000	0.72
Exercised	1,195,000	-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2005	4,040,000	$0.43
Options exercisable at December 31, 2005	2,880,000
Weighted average fair value of options granted during 2005	$0.32
Outstanding at January 1, 2006	4,040,000	$0.43
Granted	-	-
Exercised	80,000	-
Forfeited	-	-
Expired	-	-
Outstanding at March 31, 2006	3,960,000	$0.42
Options exercisable at March 31, 2006	3,450,000

The following table gives information about the Company's common stock that may be issued upon the exercise of options under the Company's existing stock option plan and upon the exercise of options outside of the Company's existing stock option plan as of March 31, 2006.

Exercise Prices	Number of Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Number Exercisable	Weighted Average Exercise Price
$0.11	790,000	$0.11	0.72	790,000	$0.11
0.15	150,000	0.15	2.96	150,000	0.15
0.15	100,000	0.15	4.96	100,000	0.15
0.15	450,000	0.15	6.96	350,000	0.15
0.30	50,000	0.30	7.30	-	0.00
0.30	100,000	0.30	3.30	100,000	0.30
0.44	600,000	0.44	3.50	600,000	0.44
0.44	60,000	0.44	7.50	-	0.00
0.70	220,000	0.70	3.69	220,000	0.70
0.72	350,000	0.72	3.77	350,000	0.72
0.72	300,000	0.72	4.77	300,000	0.72
0.72	300,000	0.72	5.77	-	0.00
0.75	490,000	0.75	3.62	490,000	0.75
	3,960,000	$0.44	3.78 years	3,450,000	$0.42
Unrecognized compensation cost of non-vested options			$108,950
Weighted average remaining life of non-vested options			6.36 years

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

NOTE 9 - COMMON STOCK WARRANTS

During the three months ended March 31, 2006, the Company granted 1,596,243 common stock warrants (attached to common stock) with an exercise price of $1.75 and 7,500,000 common stock warrants were issued with an exercise price of $3.75 with expirations at various dates through 2012.  The fair value of each option was estimated using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest rate of 4%; volatility of 123.8%; dividend rate of 0%; and expected life of 2 years.  The total value of these warrants was estimated at $24,639,093.

During the nine months ended September 30, 2005, the Company granted 2,998,932 common stock warrants (attached to common stock) with an exercise price of $1.00 per share and an expiration date of two years.  The fair value of each option is estimated using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest of 4%; volatility of 73%; dividend rate of 0%; and expected life of two years.  The total value of these warrants was estimated at $758,148.

During the last quarter of the year ended December 31, 2005, the Company granted 210,000 common stock warrants with an exercise price of $1.75 per share and an expiration date of two years.  The fair value of each option is estimated using the Block-Scholes option Price Calculation.  The following assumptions were made in estimating fair value: risk interest rate of 4%; dividend rate of 0%; volatility of 82% and expected life of two years.  The total value of these warrants was estimated at $64,767.

NOTE 10 – INCOME TAXES

At March 31, 2006 and December 31, 2005, the Company had deferred tax assets of approximately $1,704,000 and $1,040,000, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an expected rate of 34%.  As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been established at March 31, 2006 and December 31, 2005.  The significant components of the deferred tax asset at March 31, 2006 and December 31, 2005 were as follows:

	March 31, 2006	December 31, 2005
Net operating loss carryforward	$5,011,000	$3,061,000

Deferred tax asset	$1,704,000	$1,040,000
Deferred tax asset valuation allowance	(1,704,000)	(1,040,000)
Net deferred tax asset	$-	$-

At March 31, 2006 and December 31, 2005, the Company has net operating loss carryforwards of approximately $5,011,000 and $3,061,000, respectively, which expire in the years 2022 through 2026.  The change in the allowance account from March 31, 2006 to December 31, 2005 was $664,000.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company owns and has owned mineral property interests on certain public and private lands in Shoshone County, Idaho.  The Company's mineral property holdings include lands contained in mining districts that have been designated as "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA").  The Company and its properties have been and are subject to a variety of federal and state regulations governing land use and environmental matters.  The Company believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding action relating to regulatory matters that would affect the financial position of the Company.  The Company's management acknowledges, however, that the possibility exists that the Company may be subject to environmental liabilities associated with its properties in the future, and that the amount and nature of any liabilities the Company may be held responsible for is impossible to estimate.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2006

On June 16, 2005, the Company entered into an agreement to secure the services of a contractor. The terms of the agreement include the issuance of 100,000 restricted shares of common stock to the contractor, vesting in 25,000 share increments through March 1, 2006.

On August 9, 2005, the Company entered into a financial advisory agreement with Wachovia Securities.  The Company is contractually obligated for an advisory fee of $100,000, payable in three increments, the first and second installments of which were paid in August and December, 2005.  The Company has committed to pay a sliding transaction fee payable at the closing of a qualifying transaction.  The amount of such fee is dependent on the size of the qualifying transaction but, in any event, it will not be less than $1 million dollars.

On September 2, 2005, the Company entered into an agreement with Canaccord Capital Corporation as its financial advisor for proposed equity financing agreements.

On November 8, 2005 the Company entered into a rotary drilling agreement with Lang exploratory drilling.  The project consists of drilling six water holes and five condemnation holes.

On November 15, 2005 the Company entered into a contract with MinnovEx-SGS for a progressive grinding circuit design study.  The original order was $81,987.

NOTE 12 - SUBSEQUENT EVENTS

In April 2006, the Company entered into a Letter of Intent to purchase certain patented lode mining claims referred to as the Liberty Claims on property adjacent to Hall Tonopah property for cash of $75,000 and 150,000 shares of restricted common stock.

Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
Idaho General Mines, Inc.
Spokane, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Idaho General Mines, Inc. (an exploration stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 2002 (inception of exploration stage) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Idaho General Mines, Inc. as of December 31, 2005 and 2004, and the results of its operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 2002 (inception of exploration stage) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 27, 2006

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
	December 31,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$256,773	$700,498
Tax refund receivable	29,514	-
Employee advances	9,000	-
Prepaid insurance	4,113	-
Total Current Assets	299,400	700,498

PROPERTY AND EQUIPMENT
Office furniture	41,973	22,939
Field equipment	5,428	-
Vehicles	21,376	21,376
Accumulated depreciation	(15,444)	(4,229)
Total Property and Equipment	53,333	40,086

LAND AND MINING CLAIMS	496,913	481,223

TOTAL ASSETS	$849,646	$1,221,807

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$815,753	$27,016
Total Current Liabilities	815,753	27,016

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, Series A, $0.001 par value; 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized,
16,571,312 and 11,582,939 shares issued and outstanding, respectively	16,571	11,583
Additional paid-in capital	7,174,266	3,821,881
Accumulated deficit before exploration stage	(212,576)	(212,576)
Accumulated deficit during exploration stage	(6,944,368)	(2,426,097)
Total Stockholders' Equity	33,893	1,194,791

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$849,646	$1,221,807

The accompanying notes are an integral part of these financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

			January 1, 2002
			(Inception of
			Exploration Stage)
	Twelve Months Ended		to
	December 31,	December 31,	December 31,
	2005	2004	2005
REVENUES	$-	$-	$-

OPERATING EXPENSES:
Property research, exploration and development	2,397,153	1,596,307	3,993,460
General and administrative expense	1,202,066	420,743	1,657,708
Professional fees	781,081	34,771	838,695
Directors fees paid with common stock	-	53,500	80,025
Management and administrative fees
paid with stock options	144,500	302,775	458,775
TOTAL OPERATING EXPENSES	4,524,800	2,408,096	6,937,760

LOSS FROM OPERATIONS	(4,524,800)	(2,408,096)	(6,937,760)

OTHER INCOME
Interest and dividend income	6,529	2,048	19,442
Realized gain on marketable securities	-	9,245	5,089
Realized income from timber sales	-	59,764	59,764
TOTAL OTHER INCOME	6,529	71,057	84,295

LOSS BEFORE TAXES	(4,518,271)	(2,337,039)	(6,944,368)

INCOME TAXES	-	-	-

NET LOSS	(4,518,271)	(2,337,039)	(6,944,368)

OTHER COMPREHENSIVE LOSS
Unrealized loss on marketable securities	-	(11,007)	-

COMPREHENSIVE NET LOSS	$(4,518,271)	$(2,348,046)	$(6,944,368)

BASIC AND DILUTED NET LOSS
PER SHARE OF COMMON STOCK	$(0.31)	$(0.39)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	14,508,054	5,988,288

The accompanying notes are an integral part of these financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, January 1, 2002	3,140,469	$ 314,047	$ 130,957	$ (2,368)	$ (212,576)	$ 230,060
Issuance of common stock for directors' fees	285,000	28,500	(9,975)	-	-	18,525
Unrealized losses on marketable securities	-	-	-	(6,553)	-	(6,553)
Net loss for the year ended December 21, 2002	-	-	-	-	(20,146)	(20,146)
Balances, December 31, 2002	3,425,469	3,425	460,104	(8,921)	(232,722)	221,886
Issuances of common stock
for directors' fees of $0.10 per share	80,000	80	7,920	-	-	8,000
Stock options issued
for management and administration
fees at $0.01 per share	-	-	11,500	-	-	11,500
Unrealized gains on marketable securities	-	-	-	19,928	-	19,928
Net loss for year ended
December 31, 2003	-	-	-	-	(68,911)	(68,911)
Balances, December 31, 2003	3,505,469	3,505	479,524	11,007	(301,633)	192,403
Issuances of common stock
for directors' fees at $0.50 to $0.62 per share	95,000	95	53,405	-	-	53,500
for property at $0.75 per share with warrants attached	500,000	500	374,500	-	-	375,000
for services at between $0.11 and $0.85 per share	285,915	286	86,974	-	-	87,260
for expenses at between $0.55 and $0.75 per share
with warrants attached	1,326,000	1,326	910,824	-	-	912,150
for cash at between $0.15 and $0.40 per share
with warrants attached	5,610,555	5,611	1,585,539	-	-	1,591,150
Stock options
exercised for cash at $0.11 per share	260,000	260	28,340	-	-	28,600
granted at between $0.15 and $0.75 per share	-	-	302,775	-	-	302,775
Unrealized losses on marketable securities	-	-	-	(11,007)	-	(11,007)
Net loss for year ended December 31, 2004	-	-	-	-	(2,337,040)	(2,337,040)
Balances, December 31, 2004	11,582,939	$ 11,583	$ 3,821,881	$ -	$ (2,638,673)	$ 1,194,791

The accompanying notes are an integral part of these financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total

Balances, December 31, 2004	11,582,939	$ 11,583	$3,821,881	$ -	$(2,638,673)	$ 1,194,791

Issuances of common stock as follows:
For administration between $0.95 and $1.25
per share	20,000	20	23,480	-	-	23,500
Exploration expense at $0.75 per share	30,000	30	28,470	-	-	28,500
Office furniture at $0.72 per share	15,000	15	10,785	-	-	10,800
For services between $0.72 and $1.13 per share	89,611	90	90,785	-	-	90,875
For cash between $0.75 and $1.10 per
share with warrants attached	3,853,932	3,853	3,055,345	-	-	3,059,198
Stock option activity as follows:
Exercised between $0.165 and $0.70 per share	979,830	980	(980)	-	-	-
Granted at $0.30 and $0.72 per share			144,500	-	-	144,500

Net loss for the year ended December 31, 2005	-	-	-	-	(4,518,271)	(4,518,271)

Balances, December 31, 2005	16,571,312	$ 16,571	$7,174,266	$ -	$(7,156,944)	$ 33,893

The accompanying notes are an integral part of these financial statements.

IDAHO GENERAL MINES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
			January 1, 2002
			(Inception of
	Twelve Months	Twelve Months	Exploration Stage)
	Ended	Ended	to
	December 31,	December 31,	December 31,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,518,271)	$(2,337,039)	$(6,944,368)
Adjustments to reconcile net loss to net cash used
by operating activities:
Directors' fees paid by issuing common stock	-	53,500	80,025
Depreciation and amortization	11,215	4,229	15,444
Services and expenses paid with common stock	142,875	999, 410	1,142,285
Gain on sale of investments	-	(9,245)	(9,245)
Management and administrative fees paid with
common stock options	144,500	302,775	458,775
Increase in employee advances	(9,000)	-	(9,000)
Increase in prepaid expenses and deposits	(33,627)	-	(33,627)
Increase in accrued expenses	788,737	27,016	724,850
Unrealized loss on securities	-	-	4,157
Net cash used by operating activities	(3,473,571)	(959,064)	(4,479,801)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	(13,662)	(44,315)	(57,977)
Purchase of securities	-	-	(136,987)
Purchase of mining property, claims, options	(15,690)	(24,772)	(40,462)
Cash provided by sale of marketable securities	-	136,757	246,840
Net cash provided (used) by investing activities	(29,352)	67,670	11,414

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	3,059,198	1,619,750	4,678,948
Proceeds from related party loans	-	(35,000)	-
Net cash provided by financing activities:	3,059,198	1,584,750	4,678,948

Net increase (decrease) in cash and cash equivalents	(443,725)	693,356	210,561
Cash and cash equivalents, beginning of period	700,498	7,433	46,212

Cash and cash equivalents, end of period	$256,773	$700, 498	$256,773

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for equipment	$10,800	$-	$10,800
Common stock and warrants issued for property	$-	$375,000	$375,000

The accompanying notes are an integral part of these financial statements.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 1 - DESCRIPTION OF BUSINESS

Idaho General Mines, Inc. ("the Company" or "IGMI") is an Idaho corporation originally incorporated as General Mines Corporation on November 23, 1925.  In 1966, the Company amended its articles of incorporation to change its name to Idaho General Petroleum and Mines Corporation, and amended its articles again in 1967 changing its name to Idaho General Mines, Inc.  The Company's historic activities have principally consisted of the exploration for nonferrous and precious metals in and around Shoshone County, Idaho.  The Company entered a new exploration stage in early January 2002 when it shifted its focus to minerals exploration.  Prior to 2003, the Company's business has been confined to periodic timber sales from its mining property holdings and other general and administrative activities.  With the listing of the Company on the Over-the-Counter Bulletin Board in May 2004, the Company began a search for substantive mineral properties with a focus on metals such as copper, zinc, silver, gold and specialty metals.   IGMI entered into an option to lease the Mount Hope molybdenum property located in Nevada in November 2004 and exercised that option in October 2005 after several phases of feasibility studies and project design studies, which indicated the attractiveness of the project.  IGMI similarly optioned the Hall molybdenum-copper property, also in Nevada, in 2005 and exercised that option to purchase the Hall property in March 2006 with the intent of assessing economic feasibility by exploring and assessing the property’s potential.  Accordingly, IGMI has assumed the role of exploring, and as warranted, developing major mineral deposits which are at a relatively advanced stage and are worthy of economic consideration.  IGMI has obtained substantial funding in 2004 though the first quarter of 2006 to carry out the above objectives and plans to carry such projects forward to production as indicated and as success in raising of capital allows.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements-Recent

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes  and Error  Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting  Principles Board Opinion No. 20, “Accounting  Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28.”  SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

error corrections.  SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005.  The Company does not expect SFAS No. 154 to have a material impact on its financial position, results of operations, or cash flows.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.”  FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.   FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  The Company does not expect SFAS No. 154 to have a material impact on its financial position, results of operations, or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153.  This statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation."  This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.  This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans."  The adoption of this statement has had no impact on the financial statements of the Company.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (hereinafter "SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities," the last of which is effective June 30, 2003.  These statements establish and clarify accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction.  For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Stage Activities

The Company has been in the exploration stage since January 2002 and has not realized any revenue from operations.  It will be primarily engaged in minerals exploration until it enters a development or operations stage.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, accounts payable and accrued liabilities.  All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005 and 2004.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted net loss per share for IGMI is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mining Claims and Land

Costs of acquiring and developing mineral properties are capitalized as appropriate by project area.  Exploration and related costs and costs to maintain mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method on the basis of periodic estimates of ore reserves.  Mineral properties are periodically assessed for impairment of value, and any subsequent losses are charged to operations at the time of impairment.  If a property is abandoned or sold, its capitalized costs are charged to operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (hereinafter "SFAS No. 109").  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Property and Equipment

During the year ended December 31, 2005, the Company purchased equipment costing $16,873 and computer equipment for $7,589.  The equipment and computer will be depreciated over useful lives of three to seven years using a straight-line depreciation method.  Depreciation expense for the year is $11,215.

During the year ended December 31, 2004, the Company purchased office furniture and equipment for $22,939 and a vehicle for $21,376.  The property and equipment are being depreciated over useful lives of three to seven years using straight-line depreciation.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

Reclamation and Remediation

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed.  Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs.  These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations.  Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.  Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.  At December 31, 2005, the Company had no accrued liabilities for compliance with environmental regulations.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.  This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.  Previously, directors’ fees paid by issuing common stock were not disclosed separately in the Company’s statement of cash flows.   These fees were part of services and expenses paid with common stock.

NOTE 3 - INVESTMENTS

The Company accounts for its investments in debt and equity securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and reports its investments in available for sale securities at their fair value, with unrealized gains and losses excluded from income or loss and included in other comprehensive income or loss.  The Company's investment securities are classified as available for sale securities which are recorded at fair value on the balance sheet as marketable securities and classified as current assets.

At December 31, 2005, the Company had no marketable securities.  During the year ended December 31, 2004, the Company sold all of its available for sale securities for cash of $136,757, resulting in a realized gain on the sale of $9,245.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 4 - LAND AND MINING CLAIMS

The Company's mining claims and land consist of approximately 107 acres of fee simple land in the Pine Creek area of Shoshone County, Idaho, six patented mining claims known as Chicago-London group, located near the town of Murray in Shoshone County, Idaho and 265 acres of private land and 3 unpatented claims in Josephine County, Oregon, known as the Turner Gold project.  The carrying value of these properties at December 31, 2005 and 2004 is as follows:

	2005	2004
Pine Creek land	$1,450	$1,450
Chicago-London group	80,001	80,001
Turner Gold land	415,462	399,772
Total	$496,913	$481,223

The Company reviews the carrying value of its assets annually and whenever events or circumstances indicate that an asset's fair value may not be at least equal to its carrying value.

During the year ended December 31, 2005, the Company purchased acreage at the Turner Gold project for $15,690.  Also, the Company entered into an option agreement with High Desert Winds LLC for the Hall Tonopah property in Nye County, Nevada.  Pursuant to the terms of this agreement, IGMI has been granted a nine-month option to purchase a ten square mile property including the wind generation potential and water rights, mineral and surface rights, buildings and remaining equipment. These properties would transfer to IGMI upon payment of $5 million to High Desert Winds LLC.  The Company extended the option agreement with High Desert Winds with payments of $75,000 in June and $100,000 in August of 2005.  The option was subsequently extended to March 17, 2006 with an $80,000 payment paid on January 17, 2006.

On November 12, 2004, IGMI entered into an option to lease all property and assets of the Mount Hope Molybdenum Property from Mt. Hope Mines, Inc.  Exercise of the option in October 2005 allows IGMI to proceed for the next 30 years with permitting, developing and mining the deposit and for so long thereafter as IGMI maintains an active operation.  At December 31, 2004, the Company had paid $456,286 on the Mount Hope option and issued 500,000 shares of common stock with 500,000 warrants to purchase shares of common stock.

Pursuant to the terms of the lease, the underlying total royalty on production payable to Mt. Hope Mines, Inc., less certain deductions, is 3 percent for a molybdenum price up to $12 per pound, 4 percent for a molybdenum price up to $15 per pound, and 5 percent for a molybdenum price above $15 per pound.  IGMI is subject to certain periodic payments totaling $1,550,000 to be paid as per schedule between January 2006 and October 2010.  IGMI has a best efforts obligation, by the third anniversary of the lease, to pay Mt. Hope Mines, Inc. a recoverable periodic payment (advance royalty) of 3 percent of the estimated capital cost of the project.  This obligation to pay 3 percent of the construction capital is subject to certain extension provisions through October 2013.  Minimum royalty payment after the mine commences operations is $0.27 a pound of molybdenum if produced and $500,000 per year if the plant is idle.  Additionally, IGMI is obligated to pay Exxon Mineral Company a one percent net smelter royalty on all production.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

On June 30, 2005, the Company entered into an option to purchase land and water rights on property located near the Mt. Hope property in Nevada.  The option was paid for with cash of $152,000 and 30,000 shares of restricted common stock.  The option will be in effect for two years commencing June 30, 2005.  Total purchase price of the property is $1.8 million.

NOTE 5 - RELATED PARTY TRANSACTIONS

At December 31, 2005, the Company had an employee receivable in the amount of $9,000 for cash advances to a corporate officer for expenses and salary. This amount was fully repaid in during the three months ended March 31, 2006.

The Company paid professional service fees of $35,319 during the year ended December 31, 2005, to the Company's legal counsel, who is a shareholder and also serves as the Company’s secretary/treasurer.

The Company paid consultant fees of $49,060 during the year ended December 31, 2004, to the son of the Company president, for services provided.

Additional related party transactions are detailed in Notes 6 and 8.

NOTE 6 - COMMON STOCK

During the period ended December 31, 2005, the Company issued 3,853,932 shares of common stock for cash of $3,059,198, issued 89,611 shares of common stock for services valued at $90,875, issued 20,000 shares of common stock for management valued at $23,500, 15,000 shares of common stock for property valued at $10,800, and issued 30,000 shares of stock for property valued at $28,500.  Additionally, upon the cashless exercise of options, the Company issued 979,830 shares of common stock.  At December 31, 2005, some of the shares had not yet been administratively issued.  In April 2005, the Company, in a shareholder rights agreement that prevents a hostile takeover, declared a dividend of one right for every common stock share held.  The right is exercisable at $1.03 until December 31, 2007.  The exercise price of the right is subject to adjustment.

During the year ended December 31, 2004, the Company issued 5,610,555 shares of common stock for cash of $1, 591,150 , issued 95,000 shares of common stock for directors fees valued at $53,500, issued 285,915 shares of common stock for services valued at $87,260, issued 1,326,000 shares of common stock for expenses valued at $ 912,150 and issued 500,000 shares of common stock for property valued at $ 375,000 ..  Additionally, the Company issued 260,000 shares of common stock from the exercise of stock options for cash of $28,600.

During 2004, the board of directors and shareholders adopted amended and restated articles of incorporation, which authorized the Company's issuance of 200,000,000 shares of common stock with a $0.001 par value.  Prior to 2004, the Company was authorized to issue 25,000,000 shares of common stock with a par value of $0.10.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 7 - PREFERRED STOCK

On October 28, 2004, shareholders of the Company authorized 10,000,000 shares of no par value preferred stock.  The authorized but unissued shares of preferred stock may be issued in designated series from time to time by one or more resolutions adopted by the board of directors.  The directors have the power to determine the preferences, limitations and relative rights of each series of preferred stock.

On November 16, 2004, the board of directors unanimously consented to amend the articles of incorporation of the Company.  The amendment reclassified 10,000,000 shares of the Company's no par value preferred stock into 10,000,000 shares of $0.001 par value Series A preferred stock.  At December 31, 2004 and 2005, no shares of $0.001 par value Series A preferred stock were issued or outstanding.

NOTE 8 - COMMON STOCK OPTIONS

The board of directors and shareholders adopted the Idaho General Mines, Inc. 2003 Stock Option Plan ("Plan") during 2004.  The purpose of the Plan is to give the Company greater ability to attract, retain, and motivate its officers and key employees and is intended to provide the Company with ability to provide incentives more directly linked to the success of the Company's business and increases in shareholder value.

The board of directors has determined that options issuable pursuant to the Plan will be utilized solely for the purpose of granting incentive stock options ("ISOs") for employees (pursuant to Internal Revenue Code 422).  The maximum number of shares available for issuance under the Plan is currently 3,000,000 shares.  Although the Plan permits the issuance of both incentive stock options and non-qualified stock options, the board of directors has opted to issue only incentive stock options under the Plan.

During the year ended December 31, 2005, the Company granted 950,000 incentive stock options (enabling the option holders to purchase 950,000 shares of common stock) under the Plan with an exercise price of $0.72 which vest at various dates through 2007.  These options were granted to officers and employees.  The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest of 4%; volatility of 73%; dividend rate of 0%; and expected life of 2 years.  The total value was calculated at $307,800.  Expense was recorded of $113,400 for the ISOs, which vested in first quarter of 2005.

During the year ended December 31, 2004, the Company granted 1,485,000 non-qualified stock options outside of the Plan and 1,910,000 incentive stock options under the Plan with exercise prices ranging from $0.15 to $0.75 and expirations at various dates through 2011.  These options were granted to officers, directors, and other related parties.  The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest rate of 4%; volatility of 46%; dividend rate of 0%; and expected life of 2 years.  The total value was calculated at $302,775.  Expense was recorded of $19,350 for the ISOs, which vest in first quarter of 2005. Expense was recorded for $11,750 for the ISOs, which vest in third quarter of 2005.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

During the year ended December 31, 2003, the Company granted 1,150,000 non-qualified stock options outside of the Plan with an exercise price of $0.11 and an expiration of five years from the date of the grant to officers, directors, and other related parties.  In connection with the issue, the Company recorded $11,500, or $0.01 per option in compensation expense based upon management’s estimate of the value of the services rendered and the value of the options granted.  During 2004, 260,000 of these options were exercised for cash.

The following is a summary of the Company’s stock option plans:

	Number of securities to be issued upon exercise of outstanding options	Weighted average excise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by security holders	-	$-	-

Equity compensation plans approved by security holders:
2003 Stock Option Plan	1,840,000	0.47	205,000

Other equity compensation	2,200,000	0.41	n/a

Total	4,040,000	$0.43	205,000

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

The following is a summary of stock option activity in 2004 and 2005:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2004	1,150,000	$0.11
Granted	3,395,000	0.38
Exercised	260,000	0.11
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2004	4,285,000	$0.33
Options exercisable at December 31, 2004	3,165,000
Weighted average fair value of options granted during 2004	$0.14
Outstanding at January 1, 2005	4,285,000	$0.33
Granted	950,000	0.72
Exercised	1,195,000	-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2005	4,040,000	$0.43
Options exercisable at December 31, 2005	2,880,000
Weighted average fair value of options granted during 2005	$0.32

The following table gives information about the Company's common stock that may be issued upon the exercise of options under the Company's existing stock option plan and upon the exercise of options outside of the Company's existing stock option plan as of December 31, 2005.

Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Number Exercisable	Weighted Average Exercise Price
$0.11	790,000	$0.11	2.96	790,000	$0.11
0.15	150,000	0.15	3.21	150,000	0.15
0.15	100,000	0.15	4.21	100,000	0.15
0.15	450,000	0.15	5.21	-	0.00
0.30	50,000	0.30	5.55	-	0.00
0.30	100,000	0.30	3.56	100,000	0.30
0.44	650,000	0.44	3.74	650,000	0.44
0.44	30,000	0.44	4.74	30,000	0.44
0.44	60,000	0.44	5.74	-	0.00
0.70	220,000	0.70	3.93	220,000	0.70
0.72	350,000	0.72	4.02	350,000	0.72
0.72	300,000	0.72	5.02	-	0.00
0.72	300,000	0.72	6.00		0.00
0.75	490,000	0.75	3.87	490,000	0.75
	4,040,000	$0.44	4.41 years	2,880,000	$0.43
Unrecognized compensation cost of non-vested options			$225,500
Weighted average remaining life of non-vested options			5. 5 years

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 9 - COMMON STOCK WARRANTS

During the nine months ended September 30, 2005, the Company granted 2,998,932 common stock warrants (attached to common stock) with an exercise price of $1.00 per share and an expiration date of two years.  The fair value of each option is estimated using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest of 4%; volatility of 73%; dividend rate of 0%; and expected life of two years.  The total value of these warrants was estimated at $758,148.

During the three months ended December 31, 2005 the Company granted 210,000 common stock warrants with an exercise price of $1.75 per share and an expiration date of two years.  The fair value of each option is estimated using the Block-Scholes option Price Calculation.  The following assumptions were made in estimating fair value: risk interest rate of 4%; dividend rate of 0%; volatility of 82% and expected life of two years.  The total value of these warrants was estimated at $64,767.

During the year ended December 31, 2004, the Company granted 7,010,555 common stock warrants (attached to common stock) with exercise prices ranging from $0.40 to $1.20 and expirations at various dates through 2011.  The fair value of each option is estimated using the Black-Scholes Option Price Calculation.  The following assumptions were made in estimating fair value: risk free interest rate of 4%; volatility of 46%; dividend rate of 0%; and expected life of 2 years.  The total value of these warrants was estimated at $501,140.

NOTE 10 – INCOME TAXES

At December 31, 2005 and December 31, 2004, the Company had deferred tax assets of approximately $1,040,000 and $864,000, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an expected rate of 34%.  As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been established at December 31, 2005 and December 31, 2004.  The significant components of the deferred tax asset at December 31, 2005 and December 31, 2004 were as follows:

	December 31, 2005	December 31, 2004
Net operating loss carryforward	$3,061,000	$2,542,000

Deferred tax asset	$1,040,000	$864,000
Deferred tax asset valuation allowance	(1,040,000)	(864,000)
Net deferred tax asset	$-	$-

At December 31, 2005 and December 31, 2004, the Company has net operating loss carryforwards of approximately $3,061,000 and $2,542,000, respectively, which expire in the years 2022 through 2025.  The change in the allowance account from December 31, 2004 to December 31, 2005 was $176,000.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company owns and has owned mineral property interests on certain public and private lands in Shoshone County, Idaho.  The Company's mineral property holdings include lands contained in mining districts that have been designated as "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA").  The Company and its properties have been and are subject to a variety of federal and state regulations governing land use and environmental matters.  The Company believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding action relating to regulatory matters that would affect the financial position of the Company.  The Company's management acknowledges, however, that the possibility exists that the Company may be subject to environmental liabilities associated with its properties in the future, and that the amount and nature of any liabilities the Company may be held responsible for is impossible to estimate.

On June 16, 2005, the Company entered into an agreement to secure the services of a contractor. The terms of the agreement include the issuance of 100,000 restricted shares of common stock to the contractor, vesting in 25,000 share increments through March 1, 2006.

On August 9, 2005, the Company entered into a financial advisory agreement with Wachovia Securities.  The Company is contractually obligated for an advisory fee of $100,000, payable in three increments, the first and second installments of which were paid in August and December , 2005.  The Company has committed to pay a sliding transaction fee payable at the closing of a qualifying transaction.  The amount of such fee is dependent on the size of the qualifying transaction but, in any event, it will not be less than $1 million dollars.  In addition, the Company is obligated to reimburse all reasonable expenses incurred by the advisor.

On September 2, 2005, the Company entered into an agreement with Canaccord Capital Corporation as its financial advisor for proposed equity financing agreements.

On November 8, 2005 the Company entered into a rotary drilling agreement with Lang exploratory drilling.  The project consists of drilling six water holes and five condemnation holes.

On November 15, 2005 the Company entered into a contract with MinnovEx-SGS for a progressive grinding circuit design study.  The original order was $81,987.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 12 - SUBSEQUENT EVENTS

On January 13, 2006, $80,000 was paid by the Company to extend its High Desert Winds option agreement to February 17, 2006.  The Company then extended the option to March 17, 2006.  On March 17, 2006, the Company purchased the property paying a cash payment of $4.5 million and agreed to make a deferred payment of up to an additional $1,000,000 in purchase price which is payable, if at all, on or before March 17, 2008 depending on the outcome of activities at the property.

A private placement, which closed January 10, 2006, resulted in additional sales of 3,441,396 shares of the Company’s common stock for $3,786,129 in cash.  Fees associated with the private placement include $171,999 which will be paid in cash, and fees of $163,550 which will be paid by issuing Company stock.

On February 15, 2006, the Company issued 15 million shares of common stock and warrants to purchase an additional 8.3 million shares, including warrants issued as compensation to the placement agent.  The units were sold at a price of $2.00 per unit.  Each unit consisted of one share of the Company’s common stock and a warrant to purchase one-half of a share of the Company’s common stock at an exercise price of $3.75 per whole share, exercisable for a five-year period.  Proceeds from the private placement were $30,000,000 in cash less $2,125,000 in agent placement fees, excluding other fees and expenses.

On February 17, 2006, the Company announced that it has applied to list its common stock on the American Stock Exchange (“AMEX”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Idaho Business Corporation Act (“ IBCA ”) authorizes a corporation to indemnify directors and officers in certain circumstances. The corporation may indemnify against all reasonable expenses (including attorneys’ fees) for all judgments, fines and amounts paid in settlement.  The corporation may only indemnify an officer or director if:

(i)

the indemnified person acted in good faith and in a manner reasonably believed by the person to be in, or not opposed to, the best interests of the corporation; and

(ii)

in the case of a criminal proceeding, the indemnified person had no reasonable cause to believe his or her conduct was unlawful.

No indemnification may be made if it is determined that the individual did not meet the above listed standards or is determined to be liable on the basis that he or she received a financial benefit not entitled to.

A corporation’s determination of whether to indemnify someone must be made:

(i)

by a majority vote of the board of directors if there are two or more disinterested directors;

(ii)

by a committee of disinterested directors designated by the majority vote of the disinterested directors (even if less than a quorum);

(iii)

by special legal counsel if there are fewer than two disinterested directors; or

(iv)

by the shareholders, but shares owned by or voted by a director who is not disinterested may not be voted.

Where the person defends a matter successfully, indemnification for reasonable expenses is mandatory. Officers’ and directors’ expenses may be paid in advance of final disposition if the person agrees to repay the advances if he is later determined not to be entitled to indemnification.

Our articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates the IBCA, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the IBCA, as so amended. Further, we are authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by our directors, officers, employees or agents in any proceeding (as defined in the IBCA) to the full extent of the laws of the State of Idaho as may now or hereafter exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our estimates of the expenses to be incurred by in connection with the offering. All amounts except the SEC registration fee are estimates.

SEC Registration Fee	12,188
Blue Sky Filing Fees	1,500
Printing Expenses	2,500
Legal Fees	50 ,000
Accounting Fees	5,000
Transfer Agent Fees	1,000
Miscellaneous Fees	5,000
Total	77 ,188

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the three years prior to the date of this registration statement.

On February 15, 2006, we concluded a private placement of 15,000,000 units at a price of $2.00 per unit. Each unit consisted of one share of our common stock and a warrant to purchase one-half of a share of our common stock. Each whole warrant is exercisable for five years from the date of issuance and carries an exercise price of $3.75 per whole share.  The gross proceeds of this offering were $30,000,000.00 and, after payment of placement agent fees, we received net proceeds of $27,875,000, excluding other fees and expenses.   In the aggregate, we issued 15 million shares of common stock and warrants to purchase an additional 8.3 million shares, including warrants issued as compensation to the placement agent. The units were offered and sold pursuant to exemptions from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), as transactions not involving any public offering.

On January 10, 2006, we concluded a private placement of 3,441,936 units at a price of $1.10 per unit.  Each unit consisted of one share of our common stock and one-half of one warrant to purchase one share of our common stock.   Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.75 per whole share.  The gross proceeds of this offering were $3,786,129.40 and, after payment of $165,398.86 in sales commission and issuance of 163,550.00 units in finder’s fees, we received net proceeds of $3,620,730.54. The units were offered and sold pursuant to exemptions from registration under Regulation S of the Securities Act, for offers and sales occurring outside the United States, and Rule 506 of Regulation D and Section 4(2) of the Securities Act, as a transaction not involving any public offering.

On June 30, 2005, we issued 30,000 shares of our common stock as partial consideration for an option to purchase a ranch and associated water rights from Art and Frances Gale of Eureka, Nevada.  These securities were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

On April 27, 2005, we concluded a private placement of 2,998,932 units at a price of $0.75 per unit.  Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock.  Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $1.00 per whole share.  The gross proceeds of this offering were $2,249,200 and, after payment of sales commissions and finder’s fees in the amount of $141,050, we received net proceeds of $2,108,150. The units were offered and sold pursuant to exemptions from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act, as a transaction not involving any public offering.

On August 12, 2004, we issued 20,000 shares of our common stock to Marvin W Ratcliff in consideration for information concerning a potential mining opportunity.  The shares were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving any public offering.

On September 21, 2004, we issued 400,000 shares our common stock to Janet Ellen Leigh in exchange for the mineral rights at the Margaret deposit.  Joel White was issued 1,000 shares of our common stock on December 21, 2004 as a finders fee for this transaction.  The shares in both transactions were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act as transactions not involving any public offering.

On October 1, 2004, we issued 5,000 shares of our common stock to Richard W. Browne in consideration for mineral geology data and drill core for the Moly Star property.  The shares were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving any public offering.

On November 17, 2004, we concluded a private placement of 2,700,000 units at a price of $0.40 per unit.  Each Unit consisted of one share of Common Stock and one warrant to purchase one share of our common stock.  Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $0.80 per whole share.  The gross proceeds of this offering were $2,700,000 and, after payment of sales commissions and finder’s fees in the amount of $89,000, we received net proceeds of $991,000. The units were offered and sold pursuant to exemptions from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act, as a transaction not involving any public offering.

On November 12, 2004, we issued 500,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock in connection with our entry into an option to lease all property and assets of the Mount Hope molybdenum property from Mt. Hope Mines, Inc.  On November 30, 2004, we paid a finders fee of 375,000 shares and 375,000 warrants, exercisable at a price of $0.80 per share for a period of two years, to a broker in connection with this transaction.  These securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving any public offering.

On May 24, 2004, we concluded a private placement of 2,563,333 units at a price of $0.15 per unit.  Each Unit consisted of one share of Common Stock and one warrant to purchase one share of our common stock.  Each whole warrant is exercisable for 24 months from the date of issuance and carries an exercise price of $0.40 per whole share.  The gross proceeds of this offering were $384,500 and, no sales commissions or selling concessions were paid in connection with the private placement. The units were offered and sold pursuant to exemptions from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act as a transaction not involving any public offering.

On December 20, 2004, we completed the acquisition from Barretta Mining Inc., Hansa Corporation and Americas Mining Corporation of the Turner Gold project consisting of 265 acres of private land and three unpatented claims in Josephine County, Oregon.  As partial consideration for the Turner Gold project, we issued 500,000 shares of our common stock and a warrant to purchase an additional 500,000 shares of our common stock at a price of $0.80 per share for a period of two years, which exercise period was subsequently extended for two additional years.  We also paid a finder’s fee to Lloyd Frizzell by issuing 25,000 shares of our common stock and a warrant to acquire an additional 25,000 shares of our common stock, which is exercisable at a price of $0.80 per share for a period of two years. The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving any public offering.

Since May 2003, we have granted options to employees (including officers), directors and consultants to purchase an aggregate of 7,407,222 shares of our common stock at exercise prices of between $0.11 and $3.22 per share.  In addition, we have issued an aggregate of 490,961 shares of our common stock to our directors and consultants.  These option grants and share issuances were made in consideration for services rendered or to be rendered by the respective employees, directors and consultants. The amount of options granted to employees has been determined by our board of directors in consultation with management taking into consideration the employee’s job description, tenure and level of service. The number of options and shares issued to directors and consultants has been determined by the board of directors taking into consideration the services rendered by such director or consultant. These stock option grants and issuances of shares were exempt under Section 4(2) as transactions by an issuer not involving any public offering under the Securities Act.

ITEM 27.    EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1(8)	Amended and Restated Articles of Incorporation filed November 4, 2004 and Articles of Amendment to the Amended and Restated Articles of Incorporation dated November 15, 2004
3.2(8)	Bylaws adopted September 15, 2004
4.1(8)	Shareholder s Rights Agreement dated September 22, 2005
4.2 (2)	First Amendment to Shareholders Rights Agreement dated February 14, 2006
4.3(2)	Form of Security Purchase Agreement in connection with the private placement completed February 15, 2006
4.4(2)	Form of Common Stock Purchase Warrant in connection with the private placement completed February 15, 2006
4.5(2)	Form of Common Stock Warrant Issued Pursuant to Placement Agent Agreement in connection with the private placement completed February 15, 2006
4.6(4)	Form of Subscription Agreement in connection with the private placement completed January 10, 2006
4.7(4)	Form of Subscription Agreement for Regulation S Offering in connection with the private placement completed January 10, 2006
4.8(4)	Form of Common Stock Purchase Warrant in connection with the private placement completed January 10, 2006
4.9(4)	Letter #1 to Investors regarding Registration Rights dated January 6, 2006 in connection with the private placement completed January 10, 2006
4.10(4)	Letter #2 to Investors regarding Registration Rights dated January 6, 2006 in connection with the private placement completed January 10, 2006
5.1(1)	Opinion of Hull & Branstetter Chartered.
10.1(5)	Lease Agreement dated October 17, 2005 between Idaho General Mines, Inc. and Mount Hope Mines, Inc.
10.2(6)	Option to Lease, dated November 12, 2004, between Idaho General Mines, Inc. and Mount Hope Mines, Inc.
10.3(6)	Margaret Purchase Agreement, dated September 28, 2004, between Idaho General Mines, Inc. and Jane Ellen Leigh
10.4(8)

Option to Purchase Agreement dated February 14, 2005 between Idaho General Mines, Inc. and High Desert Winds, LLC, Addendum to Option to Purchase Agreement dated June 15, 2005, Second Addendum to Option to Purchase Agreement dated January 4, 2006 and Third Addendum to Option to Purchase Agreement dated March 2006

10.5(7)	Employment Agreement dated March 31, 2005 between Idaho General Mines, Inc. and Robert L. Russell
10.6(7)	Employment Agreement dated March 31, 2005 between Idaho General Mines, Inc. and Robert L. Dumont
10.7(7)	Employment Agreement dated March 31, 2005 between Idaho General Mines, Inc. and Matthew F. Russell
10.8(3)	2003 Stock Option Plan of Idaho General Mines, Inc. dated December 13, 2003
10.9(3)	Form of Stock Option Agreement under 2003 Stock Option Plan of Idaho General Mines, Inc.
10.10(8)	Modification to Mount Hope Mines Lease Agreement dated January 26, 2006
10.11(9)	Employment Agreement dated April 21, 2006 between Idaho General Mines, Inc. and Henry A. Miller
21.1(8)	Subsidiaries of Idaho General Mines, Inc.
23.1(1)	Consent of Williams & Webster, P.S.
23.2(1)	Consent of Hull & Branstetter Chartered (included in Exhibit 5.1 attached hereto)
23.3 (1)	Consent of Independent Mining Consultants, Inc.
24.1(1)(10)	Power of Attorney (included on the signature page attached hereto).

(1)

Filed herewith.

(2)

Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on February 17, 2006.

(3)

Incorporated by reference to the General Form for Registration of Securities of Small Business Issuers on Form 10-SB/A filed by Idaho General Mines on May 14, 2004.

(4)

Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on January 17, 2006.

(5)

Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on January 23, 2006.

(6)

Incorporated by reference to the Annual Report on Form 10-KSB filed by Idaho General Mines, Inc. on April 6, 2005.

(7)

Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on April 25, 2005.

(8)

Incorporated by reference to the Annual Report on Form 10-KSB filed by Idaho General Mines, Inc. on March 31, 2006.

(9)

Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on April 24, 2006.

(10)

Previously filed with respect to Robert L. Russell, John B. Benjamin, Gene W. Pierson, Norman A. Radford, R. David Russell, Richard Nanna and Robert L. Chapman.

ITEM 28.    UNDERTAKINGS

        The Registrant hereby undertakes:

 (a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

 (i)  include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ;

 (ii)  reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (iii)  include any additional or changed material information or the plan of distribution.

 (b)   that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

 (c)

to file a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

 (d)  that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e)  that  for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)  any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

  (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

  (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

  (iv)  any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on June 15 , 2006.

IDAHO GENERAL MINES, INC.
By:	/s/ Robert L. Russell Robert L. Russell President and Chief Executive Officer

         In accordance with the requirements of the Securities Act, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities on June 15, 2006.

/s/  Robert L. Russell

President, Chief Executive Officer, Director

Robert L. Russell

(Principal Executive Officer)

/s/             *

Director

John B. Benjamin

/s/             *

Director

Gene W. Pierson

/s/             *

Director

Norman A. Radford

/s/             *

Director

R. David Russell

/s/             *

Director

Richard Nanna

/s/             *

Director

Robert L. Chapman

* By:

/s/              Robert L. Russell

Attorney-in-Fact

POWER OF ATTORNEY

         Know all persons by these presents that the individual whose signature appears below constitutes and appoints Robert L. Russell, Robert L. Dumont and Matthew F. Russell and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities set forth below on June 15, 2006.

/s/  Henry A. Miller

Chief Financial Officer, Vice-President Finance and Senior Counsel

Henry A. Miller

(Principal Financial Officer)

/s/   Kenneth Rux

Controller

Kenneth Rux